                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-23595


                                     LOGO


PROSPECTUS
                      PEGASUS COMMUNICATIONS CORPORATION
                    366,464 SHARES OF CLASS A COMMON STOCK
                                    ------

   This Prospectus relates to 366,464 shares (the "Shares") of Class A Common Stock, par value $.01 per share (the "Class A Common Stock") of Pegasus Communications Corporation ("Pegasus," and together with its direct and indirect subsidiaries, the "Company"), all of which may be sold by certain selling stockholders (the "Selling Stockholders") or for the account of Selling Stockholders by pledgees ("Pledgees") to whom Shares may be pledged by Selling Stockholders to secure loans. The Company will not receive any of the proceeds from the sale of the Shares.

   The distribution of the Shares covered by this Prospectus may be effected from time to time in one or more transactions (which may involve block transactions) in the Nasdaq National Market at prices prevailing at the time of sale, in negotiated transactions or a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of the sale, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchaser of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principals or both (which compensation to a particular broker-dealer may be more than or less than customary commissions). Under certain circumstances, the Selling Stockholders and any broker-dealers that act in connection with the sale of their Shares may be deemed to be "Underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") and any underwriting commissions received by them and any profit on the resale of Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

                                    ------

 See "Risk Factors" beginning on page 14 for a discussion of certain factors that should be considered by prospective purchasers of the Shares.

                                    ------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.


                                    ------



                 The date of this Prospectus is March 26, 1997.

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references herein to the "Company" refer to Pegasus Communications Corporation ("Pegasus") together with its direct and indirect subsidiaries. The historical financial and other data for the Company are presented herein on a consolidated basis. Unless otherwise indicated, the discussion below refers to and the information in this Prospectus gives effect to certain Completed Transactions. See "Glossary of Defined Terms," which begins on page 10 of this Prospectus Summary, for definitions of certain terms used in this Prospectus, including "Completed Transactions."


                                 THE COMPANY


   The Company is a diversified media and communications company operating in two business segments: multichannel television, consisting of direct broadcast satellite television ("DBS") and cable television ("Cable"), and broadcast television ("TV"). The Company has grown through the acquisition and operation of media and communications properties characterized by clearly identifiable "franchises" and significant operating leverage, which enables increases in revenues to be converted into disproportionately greater increases in Location Cash Flow. The Company's business segments are described below.

   Multichannel Television. The Company provides multichannel television to 92,000 subscribers in twelve states and Puerto Rico in franchise areas that include 1.5 million households and 149,000 businesses:

     DBS. The Company is an independent provider of DIRECTV(R)
   ("DIRECTV") services with an exclusive DIRECTV service territory that includes approximately 1,396,000 television households and 120,000 business locations in rural areas of Arkansas, Connecticut, Indiana, Massachusetts, Michigan, Mississippi, New Hampshire, New York, Ohio, Texas, Virginia and West Virginia. The Company has approximately 51,300 DIRECTV subscribers in territories that include approximately 1,396,000 television households and approximately 120,000 business locations or a household penetration rate of 3.7%. Although the Company's service territories are exclusive for DIRECTV, other DBS operators may compete with the Company in its service territories. See "Business -- Competition."

     Cable. The Company owns and operates cable systems in Puerto Rico and New England serving approximately 41,200 subscribers. The Company recently acquired a contiguous cable system in Puerto Rico (the "Cable Acquisition"), which will be interconnected with the Company's existing system. It is anticipated that as a result of the Cable Acquisition, the Company's Puerto Rico Cable system will serve approximately 26,200 subscribers in a franchise area comprising approximately 111,000 households from a single headend. The Company's New England Cable systems currently serve approximately 15,000 subscribers in a franchise area comprising approximately 22,900 households.

   Broadcast Television. The Company owns and operates five Fox affiliates in midsize television markets. The Company has entered into agreements to program additional television stations in two of these markets in 1997, which stations the Company anticipates will be affiliated with the United Paramount Network ("UPN"). The Company is awaiting certain FCC approvals in one of these markets.

   After giving effect to the Completed Transactions the Company would have had pro forma net revenues and Operating Cash Flow of $63.3 million and $18.6 million, respectively, for the year ended December 31, 1996. The Company's net revenues and Operating Cash Flow have increased at compound annual growth rates of 87% and 81%, respectively, from 1991 to 1996.


                               MARKET OVERVIEW

BROADCAST TELEVISION

                                                                          Number                        Ratings Rank
                   Acquisition      Station         Market                of TV                     --------------------    Oversell
Station                Date       Affiliation        Area        DMA  Households(1)  Competitors(2)  Prime(3)  Access(4)    Ratio(5)
 ---------------- --------------  ------------- ---------------  ----- ------------- --------------  --------- ---------    --------

Existing Stations:
WWLF-56/WILF-53/
  WOLF-38(6) ....May 1993             Fox      Northeastern PA    49     553,000           3           3 (tie)      2       169%
WPXT-51  ........January 1996         Fox      Portland, ME       79     344,000           3           3            4       127%
WDSI-61  ........May 1993             Fox      Chattanooga, TN    82     320,000           4           3            2(tie)  174%
WDBD-40  ........May 1993             Fox      Jackson, MS        91     287,000           3           1 (tie)      2       126%
WTLH-49  ........March 1996           Fox      Tallahassee, FL   116     210,000           3           2            2       122%
Additional Stations:
WOLF-38(6)  .....May 1993             UPN      Northeastern PA    49     553,000           3         N/A          N/A       N/A
WWLA-35(7)  .....May 1996             UPN      Portland, ME       79     344,000           3         N/A          N/A       N/A


DIRECT BROADCAST SATELLITE


                                          Homes                                                                          Average
                                           Not         Homes                                                             Monthly
                             Total       Passed        Passed                                 Penetration                Revenue
                           Homes in        by            by           Total        --------------------------------        Per
DIRECTV Territory          Territory     Cable(8)     Cable(9)    Subscribers(10)    Total     Uncabled     Cabled    Subscriber(11)
 ----------------------    -----------   ---------   ----------   ---------------    -------   ----------   --------   -------------
Owned:
Western New
 England  .............      288,273      41,465       246,808         6,969          2.4%       13.1%        0.6%
New Hampshire  ........      167,531      42,075       125,456         4,210          2.5%        8.1%        0.6%
Martha's Vineyard and
  Nantucket ...........       20,154       1,007        19,147           818          4.1%       61.4%        1.0%
Michigan  .............      241,713      61,774       179,939         7,326          3.0%        8.7%        1.1%
Texas  ................      149,530      54,504        95,026         5,735          3.8%        7.6%        1.7%
Ohio  .................      167,558      32,180       135,378         5,477          3.3%       12.1%        1.2%
Indiana  ..............      131,025      34,811        96,214         6,479          4.9%       12.6%        2.2%
Mississippi  ..........      101,799      38,797        63,002         6,705          6.6%       14.6%        1.6%
Arkansas  .............       36,458       2,408        34,050         1,734          4.8%       34.4%        2.7%
Virginia/West Virginia        92,097      10,015        82,082         5,830          6.3%       45.8%        1.5%
                          -----------   ---------    ----------   ---------------   -------   ----------    --------
  Total  ..............    1,396,138     319,036     1,077,102        51,283          3.7%       12.0%        1.2%       $41.45
                          ===========   =========    ==========   ===============   =======   ==========    ========   ==========

CABLE TELEVISION

                                                                                                     Average
                                                    Homes                                            Monthly
                                     Homes in       Passed                            Basic          Revenue
                        Channel      Franchise        by           Basic             Service           per
Cable Systems           Capacity     Area(12)     Cable(13)   Subscribers(14)    Penetration(15)    Subscriber
 -------------------   ----------   -----------    ---------   ---------------   ---------------   ------------
New England  .......      (16)         22,900       22,500         15,000              67%            $33.55
Mayaguez  ..........       62          38,300       34,000         10,400              31%            $31.55
San German(17)  ....       50(18)      72,400       47,700         15,800              33%            $30.40
                                    -----------    ---------   ---------------   ---------------   ------------
 Total Puerto Rico                    110,700       81,700         26,200              32%            $30.85
                                    -----------    ---------   ---------------   ---------------   ------------
  Total  ...........                  133,600      104,200         41,200              40%            $32.45
                                    ===========    =========   ===============   ===============   ============

                                         (See footnotes on the following page)

                           NOTES TO MARKET OVERVIEW

(1) Represents total homes in a DMA for each TV station as estimated by Broadcast Investment Analysts ("BIA").

(2) Commercial stations not owned by the Company which are licensed to and operating in the DMA.


(3) "Prime" represents local station rank in the 18 to 49 age category during "prime time" based on A.C. Nielsen Company ("Nielsen") estimates for November 1996.

(4) "Access" indicates local station rank in the 18 to 49 age category during "prime time access" (6:00 p.m. to 8:00 p.m.) based on Nielsen estimates for November 1996.



(5) The oversell ratio is the station's share of the television market net revenue divided by its in-market commercial audience share. The oversell ratio is calculated using estimated market data and 1996 Nielsen audience share data.


(6) WOLF, WILF and WWLF are currently simulcast. Pending receipt of certain FCC approvals and assuming no adverse regulatory requirements, the Company intends to separately program WOLF as an affiliate of UPN.

(7) The Company anticipates programming WWLA pursuant to an LMA as an affiliate of UPN assuming no adverse change in current FCC regulatory requirements.

(8) Based on NRTC estimates of primary residences derived from 1990 U.S. Census data and after giving effect to a 1% annual housing growth rate and seasonal residence data obtained from county offices. Does not include business locations. Includes approximately 24,400 seasonal residences.

(9) A home is deemed to be "passed" by cable if it can be connected to the distribution system without any further extension of the cable distribution plant. Based on NRTC estimates of primary residences derived from 1990 U.S. Census data and after giving effect to a 1% annual housing growth rate and seasonal residence data obtained from county offices. Does not include business locations. Includes approximately 92,400 seasonal residences.

(10) As of February 7, 1997.

(11) Based upon 1996 revenues and weighted average 1996 subscribers.

(12) Based on information obtained from municipal offices.

(13) These data are the Company's estimates as of December 31, 1996.

(14) A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts (such as motels or apartments) are included on a "subscriber equivalent" basis whereby the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area. This information is as of January 31, 1997.

(15) Basic subscribers as a percentage of homes passed by cable.

(16) The channel capacities of the New England Cable systems are 36 and 62 and represent 29% and 71% of the Company's New England Cable subscribers in Connecticut and Massachusetts, respectively.

(17) Acquired upon consummation of the Cable Acquisition in August 1996.

(18) After giving effect to certain system upgrades, this system will be capable of delivering 62 channels.

                      OPERATING AND ACQUISITION STRATEGY

   The Company's operating strategy is to generate consistent revenue growth and to convert this revenue growth into disproportionately greater increases in Location Cash Flow. The Company's acquisition strategy is to identify media and communications businesses in which significant increases in Location Cash Flow can be realized and where the ratio of required investment to potential Location Cash Flow is low.

MULTICHANNEL TELEVISION

   Direct Broadcast Satellite. The Company believes that DBS is the lowest cost medium for delivering high capacity, high quality, digital video, audio and data services to television households and commercial locations in rural areas and that DIRECTV offers superior video and audio quality and a substantially greater variety of programming than is available from other multichannel video services. DIRECTV initiated service to consumers in 1994 and, as of December 31, 1996, there were over 2.3 million DIRECTV subscribers. The introduction of DIRECTV is widely reported to be one of the most successful rollouts of a consumer service ever.

   As the exclusive provider of DIRECTV services in its purchased territories, the Company provides a full range of services, including installation, authorization and financing of equipment for new customers as well as billing, collections and customer service support for existing subscribers. The Company's business strategy in DBS is to (i) establish strong relationships with retailers, (ii) build its own direct sales and distribution channels, (iii) develop local and regional marketing and promotion to supplement DIRECTV's national advertising, and (iv) offer equipment rental, lease and purchase options.

   The Company anticipates continued growth in subscribers and operating profitability in DBS through increased penetration of DIRECTV territories it currently owns and will acquire. The Company's New England DBS Territory achieved positive Location Cash Flow in 1995, its first full year of operations. The Company's DIRECTV subscribers currently generate revenues of approximately $41 per month at an average gross margin of 34%. The Company's remaining expenses consist of marketing costs incurred to build its growing base of subscribers and overhead costs which are predominantly fixed. As a result, the Company believes that future increases in its DBS revenues will result in disproportionately greater increases in Location Cash Flow. For the twelve months ended December 31, 1996, the Company has added 5,809 new DIRECTV subscribers in its New England DBS Territory as compared to 3,895 for the same period in 1995.

   The Company also believes that there is an opportunity for additional growth through the acquisition of DIRECTV territories held by other NRTC members. NRTC members are the only independent providers of DIRECTV services. Approximately 220 NRTC members collectively own DIRECTV territories consisting of approximately 7.7 million television households in predominantly rural areas of the United States, which the Company believes are the most likely to subscribe to DBS services. These territories comprise 8% of United States television households, but represent approximately 23% of DIRECTV's existing subscriber base. As the only publicly held, independent provider of DIRECTV services, the Company believes that it is well positioned to achieve economies of scale through the acquisition of DIRECTV territories held by other NRTC members.

   Cable Television. The Company's business strategy in cable is to achieve revenue growth by (i) adding new subscribers through improved signal quality, increases in the quality and the quantity of programming, housing growth and line extensions, (ii) increasing revenues per subscriber through new program offerings and rate increases and (iii) consolidating its Puerto Rico Cable systems.

BROADCAST TELEVISION

   The Company's business strategy in broadcast television is to acquire and operate television stations whose revenues and market shares can be substantially improved with limited increases in fixed costs. The Company has focused upon midsize markets because it believes that they have exhibited consistent and stable increases in local advertising and that television stations in them have fewer and less aggressive direct competitors. The Company seeks to increase the audience ratings of its TV stations in key demographic segments and to capture a greater share of their markets' advertising revenues than their share of the local television audience. The Company accomplishes this by developing aggressive, opportunistic local sales forces and investing in a cost-effective manner in programming, promotion and technical facilities.

   The Company is actively seeking to acquire additional stations in new markets and to enter into LMAs with owners of stations or construction permits in markets where it currently owns and operates Fox affiliates. The Company has historically purchased Fox affiliates because (i) Fox affiliates generally have had lower ratings and revenue shares than stations affiliated with ABC, CBS and NBC, and, therefore, greater opportunities for improved performance, and (ii) Fox-affiliated stations retain a greater percentage of their inventory of advertising spots than do affiliates of ABC, CBS and NBC, thereby enabling these stations to retain a greater share of any increase in the value of their inventory. The Company is pursuing expansion in its existing markets through LMAs because second stations can be operated with limited additional fixed costs (resulting in high incremental operating margins) and can allow the Company to create more attractive packages for advertisers and program providers. The Company's ability to enter into future LMAs may be restricted by changes in FCC regulations.

                             RECENT TRANSACTIONS
COMPLETED ACQUISITIONS

   Since January 1, 1996, the Company has acquired the following media and communications properties:

   Television Station WPXT. The Company acquired WPXT, the Fox-affiliated television station serving the Portland, Maine DMA (the "Portland Acquisition").

   Television Station WTLH. The Company acquired WTLH, the Fox-affiliated television station serving the Tallahassee, Florida DMA (the "Tallahassee Acquisition").


   Television Station WWLA. The Company acquired an LMA with the holder of a construction permit for WWLA, a new television station authorized to operate UHF channel 35 in the Portland, Maine DMA (the "Portland LMA"). Under the Portland LMA, the Company will lease facilities and provide programming to WWLA. Construction of WWLA is expected to be completed in 1997.

   Cable Acquisition. In August 1996, the Company acquired substantially all of the assets of a cable system (the "San German Cable System"), serving ten communities contiguous to the Company's Mayaguez Cable system.

   Michigan/Texas DBS Acquisition. In October 1996, the Company acquired the DIRECTV distribution rights for portions of Texas and Michigan and related assets (the "Michigan/Texas DBS Acquisition").

   Ohio DBS Acquisition. In November 1996, the Company acquired the DIRECTV distribution rights for portions of Ohio and related assets (the "Ohio DBS Acquisition").

   Indiana DBS Acquisition. In January 1997, the Company acquired the DIRECTV distribution rights for portions of Indiana and related assets (the "Indiana DBS Acquisition").

   Mississippi DBS Acquisition. In February 1997, the Company acquired the DIRECTV distribution rights for portions of Mississippi and related assets (including receivables) (the "Mississippi DBS Acquisition").

   Arkansas DBS Acquisition. In March 1997, the Company acquired the DIRECTV distribution rights for portions of Arkansas and related assets (the "Arkansas DBS Acquisition").

   Virginia/West Virginia DBS Acquisition. In March 1997, the Company acquired the DIRECTV distribution rights for portions of Virginia and West Virginia and related assets (the "Virginia/West Virginia DBS
   Acquisition").

Recent Sale

   New Hampshire Cable Sale. In January 1997, the Company sold its New Hampshire Cable systems (the "New Hampshire Cable Sale"). The New Hampshire Cable Sale resulted in net proceeds to the Company of approximately $7.1 million.

                               PUBLIC OFFERINGS

INITIAL PUBLIC OFFERING

   Pegasus consummated the initial public offering of its Class A Common Stock on October 8, 1996 pursuant to an underwritten offering (the "Initial Public Offering"). The initial public offering price of the Class A Common Stock was $14.00 per share and resulted in net proceeds to the Company of approximately $38.1 million.

   The Company applied the net proceeds from the Initial Public Offering as follows: (i) $17.9 million for the payment of the cash portion of the purchase price of the Michigan/Texas DBS Acquisition, (ii) $12.0 million to the Ohio DBS Acquisition, (iii) $3.0 million to repay indebtedness under the New Credit Facility, (iv) $1.9 million to make a payment on account of the Portland Acquisition, (v) $1.5 million for the payment of the cash portion of the purchase price of the Management Agreement Acquisition, (vi) $1.4 million for the Towers Purchase and (vii) $444,000 for general corporate purposes.

REGISTERED EXCHANGE OFFER

   Purchasers of the Notes in PM&C's 1995 Notes offering held all of the PM&C Class B Shares. The Company through a registered exchange offer (the "Registered Exchange Offer") exchanged all of the PM&C Class B Shares for 191,775 shares in the aggregate of Class A Common Stock. The Registered Exchange Offer terminated on December 30, 1996. As a result of the Registered Exchange Offer, PM&C became a wholly owned subsidiary of Pegasus. This Prospectus gives effect to the exchange of all of the PM&C Class B Shares for Class A Common Stock pursuant to the Registered Exchange Offer.

UNIT OFFERING

   Pegasus consummated the Unit Offering on January 27, 1997. The Unit Offering resulted in net proceeds to the Company of approximately $96.0 million. The Company applied the net proceeds from the Unit Offering as follows: (i) $29.6 million to the repayment of indebtedness of PM&C under the New Credit Facility, which represented all indebtedness under the New Credit Facility at the time of the consummation of the Unit Offering, (ii) $15.0 million for the Mississippi DBS Acquisition, (iii) $8.8 million for the cash portion of the Indiana DBS Acquisition, (iv) $7.0 million for the cash portion of the purchase price of the Virginia/West Virginia DBS Acquisition,
(v) $2.4 million for the Arkansas DBS Acquisition and (vi) approximately $558,000 to the retirement of the Pegasus Credit Facility and expenses related thereto.

                                 RISK FACTORS

   Prospective purchasers of the Shares should consider carefully the information set forth under "Risk Factors," and all other information set forth in this Prospectus, in evaluating an investment in the Shares.

         SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

   The following table sets forth summary historical and pro forma consolidated financial data for the Company. This information should be read in conjunction with the Consolidated Financial Statements and the notes thereto "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical and Pro Forma Consolidated Financial Data" and "Pro Forma Consolidated Financial Information" included elsewhere herein.

         SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      Year Ended December 31,
                                         -------------------------------------------------
                                                                                   Pro
                                                                                  Forma
Income Statement Data:                      1994        1995         1996        1996 (1)
                                         ----------   ---------    ----------   -----------
   Net revenues:
     TV  .............................    $17,808      $19,973     $ 28,488      $ 29,156
     DBS  ............................        174        1,469        5,829        18,139
     Cable  ..........................     10,148       10,606       13,496        15,864
     Other  ..........................         61          100          116           116
                                         ----------   ---------    ----------   -----------
        Total net revenues ...........     28,191       32,148       47,929        63,275
                                         ----------   ---------    ----------   -----------
   Location operating expenses:
     TV  .............................     12,380       13,933       18,726        19,220
     DBS  ............................        210        1,379        4,958        15,433
     Cable  ..........................      5,545        5,791        7,192         8,473
     Other  ..........................         18           38           28            28
   Incentive compensation (2) ........        432          528          985           910
   Corporate expenses ................      1,506        1,364        1,429         1,543
   Depreciation and amortization .....      6,940        8,751       12,061        19,301
                                         ----------   ---------    ----------   -----------
   Income (loss) from operations .....      1,160          364        2,550        (1,633)
   Interest expense ..................     (5,973)      (8,817)     (12,455)      (10,904)
   Interest income ...................         --          370          232           232
   Other expense, net ................        (65)         (44)        (171)         (168)
   Provision (benefit) for taxes .....        140           30         (120)         (120)
   Extraordinary gain (loss) from
     extinguishment of debt  .........       (633)      10,211         (250)           --(3)
                                         ----------   ---------    ----------   -----------
   Net income (loss) .................    $(5,651)       2,054       (9,974)      (12,353)
                                         ==========   =========    ==========   ===========
   Dividends on Series A Preferred Stock                    --           --       (12,750)
                                                      ---------    ----------   -----------
   Net income (loss) applicable to
     common shares  ..................    $(5,651)     $ 2,054     $ (9,974)     $(25,103)
                                          =======      =======     ========      ========
   Net income (loss) per share .......    $ (1.12)     $  0.40     $  (1.60)     $  (2.58)
                                          =======      =======     ========      ========
   Weighted average shares
     outstanding (000's)  ............      5,044        5,140        6,240         9,712
                                          =======      =======     ========      ========

Other Data:
   Location Cash Flow (4) ............    $10,038      $11,007     $ 17,025      $ 20,121
   Operating Cash Flow (4) ...........      8,100        9,287       15,596        18,578
   Capital expenditures ..............      1,264        2,640        6,294         8,065


                                                    As of December 31, 1996
                                                    -----------------------
                                                                   Pro Forma
                                                  Actual              (1)
                                                ----------        ------------
Balance Sheet Data:
   Cash and cash equivalents ...                 $  8,582          $ 48,073
   Working capital .............                    6,747            47,238
   Total assets ................                  173,680           252,923
   Total debt (including current)                 115,575            85,976
   Total liabilities ...........                  133,354           108,604
   Redeemable preferred stock ..                       --            96,000
   Minority interest ...........                       --             3,000
   Total equity (5) ............                   40,326           149,169


                                         (see footnotes on the following page)

    Notes to Summary Historical and Pro Forma Consolidated Financial Data

(1) Pro forma income statement and other data for the year ended December 31, 1996 give effect to the Completed Transactions, including the Unit Offering and the use of proceeds thereof and the New Hampshire Cable Sale, as if such events had occurred at the beginning of such period. The pro forma balance sheet data as of December 31, 1996 give effect to the Completed Transactions that occurred after 1996 as if such events had occurred on such date. See "Pro Forma Combined Financial Data." The Company believes that the historical income statement and other data for the DBS Acquisitions in the aggregate would not materially impact the Company's historical and pro forma income statement data and other data.

(2) Incentive compensation represents compensation expenses pursuant to the Restricted Stock Plan and 401(k) Plans. See "Management and Certain Transactions -- Incentive Program."

(3) The pro forma income statement data for the year ended December 31, 1996 does not include the $251,000 writeoff of deferred financing costs that were incurred in 1995 in connection with the creation of the Old Credit Facility.

(4) Location Cash Flow is defined as net revenues less location operating expenses. Location operating expenses consist of programming, barter programming, general and administrative, technical and operations, marketing and selling expenses. Operating Cash Flow is defined as income
    (loss) from operations plus, (i) depreciation and amortization and (ii) non-cash incentive compensation. The difference between Location Cash Flow and Operating Cash Flow is that Operating Cash Flow includes cash incentive compensation and corporate expenses. Although Location Cash Flow and Operating Cash Flow are not measures of performance under generally accepted accounting principles, the Company believes that Location Cash Flow and Operating Cash Flow are accepted within the Company's business segments as generally recognized measures of performance and are used by analysts who report publicly on the performance of companies operating in such segments. Nevertheless, these measures should not be considered in isolation or as a substitute for income from operations, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with generally accepted accounting principles.

(5) The Company has not paid any cash dividends and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Payment of cash dividends on the Company's Common Stock are restricted by the terms of the Series A Preferred Stock and the Exchange Notes. The terms of the Series A Preferred Stock and the Exchange Notes permit the Company to pay dividends and interest thereon by issuance, in lieu of cash, of additional shares of Series A Preferred Stock and additional Exchange Notes, respectively.

                          GLOSSARY OF DEFINED TERMS

Arkansas DBS Acquisition         The acquisition of DIRECTV distribution rights for certain rural areas of Arkansas and related assets.
Cable Acquisition                The acquisition of the San German Cable System.
Class A Common Stock             Pegasus' Class A Common Stock, par value $.01 per share.
Class B Common Stock             Pegasus' Class B Common Stock, par value $.01 per share.
Common Stock                     The Class A Common Stock and the Class B Common Stock.
Company                          Pegasus and its direct and indirect subsidiaries (except that the "Company"
                                 refers to Pegasus only where indicated).
Completed Transactions           The Portland Acquisition, the Portland LMA, the Michigan/Texas DBS
                                 Acquisition, the Ohio DBS Acquisition, the Cable Acquisition, the Management
                                 Share Exchange, the Towers Purchase, the Management Agreement Acquisition,
                                 the Parent's contribution of the PM&C Class A Shares to Pegasus, the Initial
                                 Public Offering, the Registered Exchange Offer, the Unit Offering, the
                                 retirement of the Pegasus Credit Facility, the Indiana DBS Acquisition,
                                 the New Hampshire Cable Sale, the Mississippi DBS Acquisition, the Arkansas
                                 DBS Acquisition and the Virginia/West Virginia DBS Acquisition.
DBS                              Direct broadcast satellite television.
DBS Acquisitions                 The acquisitions of the Indiana, Mississippi, Arkansas and Virginia/West
                                 Virginia DBS territories.
DIRECTV                          The video, audio and data services provided via satellite by DIRECTV
                                 Enterprises, Inc. or the entity, as applicable.
DMA                              Designated Market Area. There are 211 DMAs in the United States with each county in the continental United States assigned uniquely to one DMA. Ranking of DMAs is based upon Nielsen estimates of the number of television households.
DSS                              Digital satellite system or DSS(R). DSS(R) is a registered trademark of
                                 DIRECTV Enterprises, Inc.
Exchange Note Indenture          The indenture between Pegasus and First Union National Bank, as trustee, governing the Exchange Notes.
Exchange Notes                   The 12 3/4% Senior Subordinated Exchange Notes due 2007, which are issuable upon exchange of the Series A Preferred Stock.
FCC                              Federal Communications Commission.
Fox                              Fox Broadcasting Company.
Fox Affiliation Agreements       The affiliation agreements between WOLF, WDSI, WDBD, WTLH, and WPXT and
                                 Fox.
Hughes                           Hughes Electronics Corporation or one of its subsidiaries, including DIRECTV
                                 Enterprises, Inc., as applicable.
Incentive Program                The Company's Restricted Stock Plan, 401(k) Plans and Stock Option Plan.
                                 See "Management and Certain Transactions -- Incentive Program."
Indenture                        The indenture dated July 7, 1995 by and among PM&C, certain of its subsidiaries and First Union National Bank, as trustee.
Indiana DBS Acquisition          The acquisition of DIRECTV distribution rights for certain rural areas of Indiana and related assets.
Initial Public Offering          Pegasus' initial public offering of 3,000,000 shares of Class A Common
                                 Stock, which was completed on October 8, 1996.

LMAs                             Local marketing agreements, program service agreements or time brokerage agreements between broadcasters and television station licensees pursuant to which broadcasters provide programming to and retain the advertising revenues of such stations in exchange for fees paid to television station licensees.
Location Cash Flow               Net revenues less location operating expenses, which consist of programming, barter programming, general and administrative, technical and operations, marketing and selling expenses. The difference between Location Cash Flow and Operating Cash Flow is that Operating Cash Flow includes corporate expenses and cash incentive compensation. Although Location Cash Flow is not a measure of performance under generally accepted accounting principles, the Company believes that Location Cash Flow is accepted within the Company's business segments as a generally recognized measure of performance and is used by analysts who report publicly on the performance of companies operating in such segments. Nevertheless, this measure should not be considered in isolation or as a substitute for income from operations, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with generally accepted accounting principles.
Management Agreement             The agreement between PM&C and its operating subsidiaries and the Management
                                 Company to provide management services.
Management Agreement             The acquisition of the Management Agreement by the Company, which occurred
  Acquisition                    concurrently with the consummation of the Initial Public Offering.
Management Company               Following the completion of the Initial Public Offering, Pegasus
                                 Communications Management Company, a subsidiary of Pegasus; prior thereto,
                                 BDI Associates L.P., an affiliate of the Company.
Management Share                 The exchange by certain members of the Company's management of Parent
  Exchange                       Non-Voting Stock for shares of Class A Common Stock, which occurred concurrently with the consummation of the Initial Public Offering.
Michigan/Texas DBS               The acquisition of DIRECTV distribution rights for certain rural areas
  Acquisition                    of Texas and Michigan and related assets.
Mississippi DBS                  The acquisition of DIRECTV distribution rights for certain rural areas
  Acquisition                    of Mississippi and related assets.
New Credit Facility              The Company's seven-year, senior collateralized credit facility. See
                                 "Description of Indebtedness -- New Credit Facility."
New England DBS                  The Company's DIRECTV service territories in Connecticut, Massachusetts,
  Territory                      New Hampshire and New York.
New Hampshire Cable Sale         The sale of the Company's New Hampshire Cable systems.
Notes                            PM&C's 12 1/2% Series B Senior Subordinated Notes due 2005 issued in an aggregate principal amount of $85.0 million.

NRTC                             The National Rural Telecommunications Cooperative, the only entity authorized to provide DIRECTV services that is independent of DIRECTV Enterprises,
                                 Inc. Approximately 220 NRTC members are authorized to provide DIRECTV services in exclusive territories granted to the NRTC by DIRECTV Enterprises, Inc.
Ohio DBS Acquisition             The acquisition of DIRECTV distribution rights for certain rural areas of Ohio and related assets.


Old Credit Facility              The Company's $10.0 million revolving credit facility that was retired concurrently with the entering into of the New Credit Facility.
Operating Cash Flow              Income (loss) from operations plus (i) depreciation and amortization and
                                 (ii) non-cash incentive compensation. Although Operating Cash Flow is not a measure of performance under generally accepted accounting principles, the Company believes that Operating Cash Flow is accepted within the Company's business segments as a generally recognized measure of performance and is used by analysts who report publicly on the performance of companies operating in such segments. Nevertheless, the measure should not be considered in isolation or as a substitute for income from operations, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with generally accepted accounting principles.
Parent                           Pegasus Communications Holdings, Inc., the direct parent of Pegasus.
Parent Non-Voting Stock          The Class B Non-Voting Stock of the Parent.
Pegasus                          Pegasus Communications Corporation.
Pegasus Credit Facility          Pegasus' $5.0 million credit facility which was retired concurrently with the completion of the Unit Offering.
PM&C                             Pegasus Media & Communications, Inc., which became a direct subsidiary of Pegasus upon completion of the Initial Public Offering and a wholly owned subsidiary upon completion of the Registered Exchange Offer.
PM&C Class A Shares              The Class A shares of PM&C which were transferred to Pegasus concurrently with the completion of the Initial Public Offering.
PM&C Class B Shares              The Class B shares of PM&C held by purchasers in the Notes offering, which were exchanged by Pegasus for shares of Class A Common Stock pursuant to the Registered Exchange Offer.
Portland Acquisition             The acquisition of WPXT.
Portland LMA                     The LMA relating to WWLA.
Registered Exchange Offer        Pegasus' registered exchange offer to holders of PM&C Class B Shares for
                                 191,775 shares in the aggregate of Class A Common Stock. The Registered
                                 Exchange Offer terminated on December 30, 1996 and was accepted by all holders of PM&C Class B Shares. This Prospectus gives effect to the exchange of all of the PM&C Class B Shares for Class A Common Stock.
Selling Stockholders             Certain members of the Company's management who are selling shares of Class
                                 A Common Stock pursuant to this Prospectus.
Series A Preferred Stock         The 12 3/4% Series A Cumulative Exchangeable Preferred Stock, which was offered in connection with the Unit Offering.
Shares                           The shares of Class A Common Stock being offered hereby, from time to time, by the Selling Stockholders.
Tallahassee Acquisition          The acquisition of WTLH.
Towers Purchase                  The acquisition of certain tower properties from Towers, an affiliate of the Company.
Towers                           Pegasus Towers, L.P.

Unit Offering                    Pegasus' public offering of 100,000 Units consisting of 100,000 shares of Series A Preferred Stock and 100,000 Warrants, which was completed on
                                 January 27, 1997.
Units                            The units consisting of Series A Preferred Stock and Warrants offered in the Unit Offering.
Virginia/West Virginia           The acquisition of DIRECTV distribution rights for certain rural areas
  DBS Acquisition                of Virginia and West Virginia and related assets.
Warrant Shares                   The 193,600 shares of Class A Common Stock, which were registered by the
                                 Company in February 1997, and are reserved for issuance in connection with the exercise of the Warrants.
Warrants                         The warrants to purchase shares of Class A Common Stock offered in connection with the Unit Offering.
WDBD                             Station WDBD-TV in the Jackson, Mississippi DMA.
WDSI                             Station WDSI-TV in the Chattanooga, Tennessee DMA.
WILF                             Station WILF-TV in the Northeastern Pennsylvania DMA.
WOLF                             Station WOLF-TV in the Northeastern Pennsylvania DMA.
WPXT                             Station WPXT-TV in the Portland, Maine DMA.
WTLH                             Station WTLH-TV in the Tallahassee, Florida DMA.
WWLA                             Station WWLA-TV to be constructed to serve the Portland, Maine DMA.
WWLF                             Station WWLF-TV in the Northeastern Pennsylvania DMA.

                                 RISK FACTORS


   Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus concerning the Company and its business, before purchasing the shares of Class A Common Stock offered hereby. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act that involve certain risk and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in the Prospectus generally. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the following risk factors and appearing elsewhere in this Prospectus. These forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

SUBSTANTIAL INDEBTEDNESS AND LEVERAGE

   The Company is highly leveraged. As of December 31, 1996, on a pro forma basis after giving effect to the Completed Transactions, the Company would have had indebtedness of $86.0 million, total stockholders' equity of $149.2 million including Preferred Stock of $96.0 million and, assuming certain conditions are met, $50.0 million available under the New Credit Facility. For the year ended December 31, 1996, on a pro forma basis after giving effect to the Completed Transactions, the Company's earnings would have been inadequate to cover its combined fixed charges and dividends on Series A Preferred Stock by approximately $25.2 million. The ability of Pegasus to repay its existing indebtedness and to pay dividends on the Series A Preferred Stock and to redeem the Series A Preferred Stock upon its maturity or to pay interest on the Exchange Notes, if issued, will depend upon future operating performance, which is subject to the success of the Company's business strategy, prevailing economic conditions, regulatory matters, levels of interest rates and financial, business and other factors, many of which are beyond the Company's control. There can be no assurance that the Company's growth strategy will be successful in generating the substantial increases in cash flow from operations that will be necessary for Pegasus to meet its obligations on the Series A Preferred Stock following January 1, 2002 when such obligations will be required to be paid in cash or, if the Exchange Notes are issued, to service its obligations under the Exchange Notes. The current and future leverage of the Company could have important consequences, including the following: (i) the ability of the Company to obtain additional financing for future working capital needs or financing for possible future acquisitions or other purposes may be limited, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to payment of the principal and interest on its indebtedness, and to payment of dividends on the Series A Preferred Stock or interest on the Exchange Notes, if issued, thereby reducing funds available for other purposes, and (iii) the Company will be more vulnerable to adverse economic conditions than some of its competitors and, thus, may be limited in its ability to withstand competitive pressures. The agreements with respect to the Company's indebtedness, the Certificate of Designation (as defined) and the Exchange Note Indenture contain numerous financial and operating covenants, including, among others, restrictions on the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends and to make certain other payments and investments, and to sell or otherwise dispose of assets or merge or consolidate with another entity. These covenants may have the effect of impeding the Company's growth opportunities, which may affect its cash flow and the value of the Class A Common Stock. There can be no assurance that future cash flows of the Company will be sufficient to meet all of the Company's obligations and commitments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" "Description of Unit Offering Securities" and "Description of Indebtedness."

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

   Pegasus has not paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings to use in its business and, therefore, does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. Under the terms of the Series A Preferred Stock, Pegasus' ability to pay dividends on the Class A Common Stock is subject to certain restrictions. Pegasus is a holding company, and its ability to pay dividends is dependent upon the receipt of dividends from its direct and indirect subsidiaries. PM&C and its subsidiaries are parties to the New Credit Facility and the Indenture each of which imposes substantial restrictions on PM&C's ability to pay dividends to Pegasus. See "Dividend Policy," "Description of Indebtedness," and "Description of Unit Offering Securities."

DEPENDENCE ON FOX NETWORK AFFILIATION

   Certain of the Company's TV stations are affiliated with the Fox Network, which provides the stations with up to 40 hours of programming time per week, including 15 hours of prime time programming, in return for the broadcasting of Fox-inserted commercials by the stations during such programming. As a result, the successful operation of the Company's TV stations is highly dependent on the Company's relationship with Fox and on Fox's success as a broadcast network. All of the Company's affiliation agreements with Fox expire on October 31, 1998 with the exception of the affiliation agreement with respect to WTLH, which expires on December 31, 2000. Thereafter, the affiliation agreements may be extended for additional two-year terms by Fox in its sole discretion. Fox has, in the past, changed affiliates in certain markets where it acquired a significant ownership position in a station in such market. In the event that Fox, directly or indirectly, acquires any significant ownership and/or controlling interest in any TV station licensed to any community within the Company's TV markets, Fox has the right to terminate the affiliation agreement of the Company's TV station serving that market. As a consequence, there is no assurance that Fox could not enter into such an arrangement in one of the Company's markets. There can also be no assurance that Fox programming will continue to be as successful as in the past or that Fox will continue to provide programming to its affiliates on the same basis as it currently does, all of which matters are beyond the Company's control. The non-renewal or termination of the Fox affiliation of one or more of the Company's stations could have a material adverse effect on the Company's operations. See "Business -- TV" and "Business -- Licenses, LMAs, DBS Agreements and Cable Franchises."

RELIANCE ON DBS TECHNOLOGY AND DIRECTV

   The Company's DBS business is a new business with unproven potential. There are numerous risks associated with DBS technology, in general, and DIRECTV, in particular. DBS technology is highly complex and requires the manufacture and integration of diverse and advanced components that may not function as expected. Although the DIRECTV satellites are estimated to have orbital lives at least through the year 2007, there can be no assurance as to the longevity of the satellites or that loss, damage or changes in the satellites as a result of acts of war, anti-satellite devices, electrostatic storms or collisions with space debris will not occur and have a material adverse effect on DIRECTV and the Company's DBS business. Furthermore, the digital compression technology used by DBS providers is not standardized and is undergoing rapid change. Since the Company serves as an intermediary for DIRECTV, the Company would be adversely affected by material adverse changes in DIRECTV's financial condition, programming, technological capabilities or services, and such effect could be material to the Company's prospects. There can also be no assurance that there will be sufficient demand for DIRECTV services since such demand depends upon consumer acceptance of DBS, the availability of equipment and related components required to access DIRECTV services and the competitive pricing of such equipment. See "Business -- DBS" and "Business -- Competition."

   The NRTC is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pursuant to agreements between Hughes and the NRTC (the "NRTC Agreement") and between the NRTC and participating NRTC members (the "Member Agreement" and, together with the NRTC Agreement, the "DBS Agreements"), participating NRTC members acquired the exclusive right to provide DIRECTV programming services to residential and commercial subscribers in certain service areas. The DBS Agreements authorize the NRTC and participating NRTC members to provide all commercial services offered by DIRECTV that are transmitted from the frequencies that the FCC has authorized for DIRECTV's use at its present orbital location for a term running through the life of the current satellites. The NRTC has advised the Company that the NRTC Agreement also provides the NRTC a right of first refusal to acquire comparable rights in the event that DIRECTV elects to launch successor satellites upon the removal of the present satellites from active service. The financial terms of any such purchase are likely to be the subject of negotiations. Any exercise of such right is uncertain and will depend, in part, on DIRECTV's costs of constructing, launching and placing in service such successor satellites. The Company is, therefore, unable to predict whether substantial additional expenditures by the NRTC and its members, including the Company, will be required in connection with the exercise of such right of first refusal.

RISKS ATTENDANT TO ACQUISITION STRATEGY

   The Company regularly considers the acquisition of media and communications properties and, at any given time, is in various stages of considering such opportunities. Since January 1, 1996, the Company has acquired or entered into agreements to acquire a number of properties. The Company sometimes structures its acquisitions, like the Indiana DBS Acquisition and the Virginia/West Virginia DBS Acquisition, to qualify for tax-free treatment. There is no assurance that such treatment will be respected by the Internal Revenue Service. There can also be no assurance that the anticipated benefits of any of the acquisitions described herein or future acquisitions will be realized. The process of integrating acquired operations into the Company's operations may result in unforeseen operating difficulties, could absorb significant management attention and may require significant financial resources that would otherwise be available for the ongoing development or expansion of the Company's existing operations. The Company's acquisition strategy may be unsuccessful since the Company may be unable to identify acquisitions in the future or, if identified, to arrive at prices and terms comparable to past acquisitions. The successful completion of an acquisition may depend on consents from third parties, including federal, state and local regulatory authorities or private parties such as Fox, the NRTC and Hughes, all of whose consents are beyond the Company's control. Possible future acquisitions by the Company could result in dilutive issuances of equity securities, the incurrence of additional debt and contingent liabilities, and additional amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's financial condition and operating results.

DISCRETION OF MANAGEMENT CONCERNING FUNDS

   A portion of the remaining net proceeds of the Unit Offering is anticipated to be contributed to current or future subsidiaries of Pegasus or to be used to fund acquisitions. It is anticipated that pending such use, such proceeds will be invested in certain short-term investments. Such funds, together with the Company's existing working capital, funds that may be available to the Company under the New Credit Facility and the net proceeds from the New Hampshire Cable Sale, will represent a significant amount of funds over which management will have substantial discretion as to their application. There can be no assurance the Company will deploy such funds in a manner that will enhance the financial condition of the Company.

INABILITY TO MANAGE GROWTH EFFECTIVELY

   The Company has experienced a period of rapid growth primarily as a result of its acquisition strategy. In order to achieve its business objectives, the Company expects to continue to expand largely through acquisitions, which could place a significant strain on its management, operating procedures, financial resources, employees and other resources. The Company's ability to manage its growth may require it to continue to improve its operational, financial and management information systems, and to motivate and effectively manage its employees. If the Company's management is unable to manage growth effectively, the Company's results of operations could be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

   The Company's future success may depend to a significant extent upon the performance of a number of the Company's key personnel, including Marshall W. Pagon, Pegasus' President and Chief Executive Officer. See "Management and Certain Transactions." The loss of Mr. Pagon or other key management personnel or the failure to recruit and retain personnel could have a material adverse effect on the Company's business. The Company does not maintain "key-man" insurance and has not entered into employment agreements with respect to any such individuals.

COMPETITION IN THE TV, DBS AND CABLE BUSINESSES

   Each of the markets in which the Company operates is highly competitive. Many of the Company's competitors have substantially greater resources than the Company and may be able to compete more effectively than the Company in the Company's markets. In addition, the markets in which the Company operates are in a constant state of change due to technological, economic and regulatory developments. The Company is unable to predict what forms of competition will develop in the future, the extent of such competition or its possible effects on the Company's businesses. The Company's TV stations compete for audience share, programming and advertising revenue with other television stations in their respective markets, and compete for advertising revenue with other advertising media, such as newspapers, radio, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. The Company's DBS business faces competition from other current or potential multichannel programming distributors, including other DBS operators, other direct to home ("DTH") providers, cable operators, wireless cable operators and local exchange and long-distance telephone companies, which may be able to offer more competitive packages or pricing than the Company or DIRECTV. The Company's Cable systems face competition from television stations, SMATV systems, wireless cable systems, DTH and DBS systems. See "Business -- Competition."

GOVERNMENT LEGISLATION, REGULATION, LICENSES AND FRANCHISES

   The Company's businesses are subject to extensive and changing laws and regulations, including those of the FCC and local regulatory bodies. Many of the Company's operations are subject to licensing and franchising requirements of federal, state and local law and are, therefore, subject to the risk that material licenses and franchises will not be obtained or renewed in the future. The United States Congress and the FCC have in the past, and may in the future, adopt new laws, regulations and policies regarding a wide variety of matters, including rulemakings arising as a result of the Telecommunications Act of 1996 (the "1996 Act"), that could, directly or indirectly, affect the operations of the Company's businesses. The business prospects of the Company could be materially adversely affected by the application of current FCC rules or policies in a manner leading to the denial of pending applications by the Company, by the adoption of new laws, policies and regulations, or changes in existing laws, policies and regulations, including changes to their interpretations or applications, that modify the present regulatory environment or by the failure of certain rules or policies to change in the manner anticipated by the Company. See "Business -- Licenses, LMAs, DBS Agreements and Cable Franchises" and "Business -- Legislation and Regulation."

   To the extent that the Company expects to program stations through the use of LMAs, there can be no assurance that the licensees of such stations will not unreasonably exercise rights to preempt the programming of the Company, or that the licensees of such stations will continue to maintain the transmission facilities of the stations in a manner sufficient to broadcast a high quality signal over the station. As the licensees must also maintain all of the qualifications necessary to be a licensee of the FCC, and as the principals of the licensees are not under the control of the Company, there can be no assurance that these licenses will be maintained by the entities which currently hold them.

   Pursuant to the 1996 Act, the continued performance of then existing LMAs was generally grandfathered. The Portland LMA has been entered into but its performance is currently pending completion of construction of the station. The FCC suggested in a recent rulemaking proposal that LMAs entered into after November 6, 1996 will not be grandfathered. The Company cannot predict if the Portland LMA will be grandfathered. Currently, television LMAs are not considered attributable interests under the FCC's multiple ownership rules. However, the FCC is considering proposals which would make such LMAs attributable, as they generally are in the radio broadcasting industry. If the FCC were to adopt a rule that makes such interests attributable, without modifying its current prohibitions against the ownership of more than one television station in a market, the Company could be prohibited from entering into such arrangements with other stations in markets in which it owns television stations and could be required to modify any then existing LMAs.

   Additionally, irrespective of the FCC rules, the Department of Justice and the Federal Trade Commission (the "Antitrust Agencies") have the authority to determine that a particular transaction presents antitrust concerns. The Antitrust Agencies have recently increased their scrutiny of the television and radio industry, and have indicated their intention to review matters related to the concentration of ownership within markets (including through LMAs) even when the ownership or LMA in question is permitted under the regulations of the FCC. There can be no assurance that future policy and rulemaking activities of the Antitrust Agencies will not affect the Company's operations (including existing stations or markets) or expansion strategy.

CONCENTRATION OF SHARE OWNERSHIP AND VOTING CONTROL BY MARSHALL W. PAGON


   Pegasus' Common Stock is divided into two classes with different voting rights. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders generally and holders of Class B Common Stock are entitled to ten votes per share. Both classes vote together as a single class on all matters except in connection with certain amendments to Pegasus' Amended and Restated Certificate of Incorporation, the authorization or issuance of additional shares of Class B Common Stock, and except where class voting is required under the Delaware General Corporation Law. See "Description of Capital Stock." As a result of his beneficial ownership of all the outstanding voting stock of the sole general partner of a limited partnership that indirectly controls the Parent and of his control of the only other holder of Class B Common Stock, Marshall W. Pagon, the President and Chief Executive Officer of Pegasus, beneficially owns all of the Class B Common Stock of Pegasus. After giving effect to the greater voting rights attached to the Class B Common Stock, Mr. Pagon will be able to effectively vote 89.9% of the combined voting power of the outstanding Common Stock and will have sufficient power (without the consent of the holders of the Class A Common Stock) to elect the entire Board of Directors of Pegasus and, in general, to determine the outcome of matters submitted to the stockholders for approval. See "Principal and Selling Stockholders" and "Description of Capital Stock -- Common Stock." Except as required under the Delaware General Corporation Law and the Certificate of Designation, holders of the Series A Preferred Stock will have no voting rights. See "Description of Unit Offering Securities -- Description of Series A Preferred Stock -- Voting Rights."

VOLATILITY OF STOCK PRICE

   There may be significant volatility in the market price of the Class A Common Stock due to factors that may or may not relate to the Company's performance. The market price of the Class A Common Stock may be significantly affected by various factors such as economic forecasts, financial market conditions, reorganizations and acquisitions and quarterly variations in the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL ANTI-TAKEOVER PROVISIONS; CHANGE OF CONTROL

   Pegasus' Amended and Restated Certificate of Incorporation contains, among other things, provisions authorizing the issuance of "blank check" preferred stock and two classes of Common Stock with different voting rights. See "Description of Capital Stock." In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. These provisions could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving the Company that some or a majority of the Company's stockholders might consider to be in their best interests, including tender offers or attempted takeovers that might otherwise result in such stockholders receiving a premium over the market price for the Class A Common Stock.

   Upon a Change of Control (as defined in the Certificate of Designation and Exchange Note Indenture, as applicable), Pegasus will be required to offer to purchase all of the shares of Series A Preferred Stock or Exchange Notes, as the case may be, then outstanding at 101% of, in the case of Series A Preferred Stock, the Liquidation Preference thereof plus, without duplication, accumulated and unpaid dividends to the repurchase date or, in the case of Exchange Notes, the aggregate principal amount, plus accrued and unpaid interest, if any. The repurchase price is payable in cash. There can be no assurance that, were a Change of Control to occur, Pegasus would have sufficient funds to pay the purchase price for all the shares of Series A Preferred Stock or Exchange Notes, as the case may be, which Pegasus might be required to purchase. There can also be no assurance that the subsidiaries of Pegasus would be permitted by the terms of their outstanding indebtedness, including pursuant to the Indenture and the New Credit Facility, to pay dividends to Pegasus to permit Pegasus to purchase shares of Series A Preferred Stock or Exchange Notes. Any such dividends are currently prohibited. See "Description of Indebtedness." In addition, any such Change of Control transaction may also be a change of control under the New Credit Facility and the Indenture, which would require PM&C to prepay all amounts owing under the New Credit Facility and to reduce the commitments thereunder to zero and to offer to purchase all outstanding Notes at a price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. In the event Pegasus does not have sufficient funds to pay the purchase price of the Series A Preferred Stock or the Exchange Notes, as the case may be, upon a Change of Control, Pegasus could be required to seek third party financing to the extent it did not have sufficient funds available to meet its purchase obligations, and there can be no assurance that Pegasus would be able to obtain such financing on favorable terms, if at all. See "Description of Indebtedness." In addition, any change of control would be subject to the prior approval of the FCC.

                               USE OF PROCEEDS

   The Company will not realize any of the proceeds of the Shares offered hereby. Any such proceeds will be paid to the Selling Stockholders or Pledgees.

                               DIVIDEND POLICY

   Pegasus has not paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings for use in its business and, therefore, does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. Under the terms of the Series A Preferred Stock, Pegasus's ability to pay dividends on the Class A Common Stock is subject to certain restrictions. The payment of future dividends, if any, will depend, among other things, on the Company's results of operations and financial condition, any restriction in the Company's loan agreements and on such other factors as Pegasus' Board of Directors may, in its discretion, consider relevant. Since Pegasus is a holding company, its ability to pay dividends is dependent upon the receipt of dividends from its direct and indirect subsidiaries. PM&C, which is a direct subsidiary of Pegasus, is a party to the New Credit Facility and the Indenture that restrict its ability to pay dividends. Under the terms of the Indenture, PM&C is prohibited from paying dividends prior to July 1, 1998. The payment of dividends by PM&C subsequent to July 1, 1998 will be subject to the satisfaction of certain financial conditions set forth in the Indenture and will also be subject to lender consent under the terms of the New Credit Facility. See "Risk Factors -- Dividend Policy; Restrictions on Payment of Dividends," "Description of Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                       CLASS A COMMON STOCK INFORMATION

   The Class A Common Stock is traded on the Nasdaq National Market under the symbol "PGTV." The following table sets forth the high and low sale prices per share of Class A Common Stock, as reported by Nasdaq for 1996 subsequent to Pegasus' Initial Public Offering on October 3, 1996 and for 1997. These quotations and sales prices do not include retail mark-ups, mark-downs or commissions.

 1996                                              High                 Low
 ----                                            --------             --------
Fourth Quarter  .....................             $16.00              $11.25
1997
----
First Quarter (through March 24,
  1997) .............................             $14.00              $10.75


   On March 24, 1997, the last reported sales price for the Class A Common Stock was $10.75 per share. As of March 24, 1997, Pegasus had approximately 103 holders of record (excluding holders whose securities were held in street or nominee name).

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company (i) as of December 31, 1996 and (ii) on a pro forma basis to reflect the Completed Transactions. See "Selected Historical and Pro Forma Consolidated Financial Data" and "Pro Forma Consolidated Financial Information." The table does not give pro forma effect to the exercise of the Warrants issued in the Unit Offering because the timing of any such exercise is uncertain.


                                                                       As of December 31, 1996
                                                                      -------------------------
                                                                         Actual      Pro Forma
                                                                       ----------   -----------
                                                                        (Dollars in thousands)
Cash and cash equivalents  .........................................    $  8,582     $ 48,073
                                                                       ==========   ===========
Total debt:
   New Credit Facility(1) ..........................................      29,600           --
   12 1/2% Series B Senior Subordinated Notes due 2005(2) .........       81,588       81,588
   Note payable due 1998, interest at 10% ..........................       3,050        3,050
   Capital leases and other ........................................       1,338        1,338
                                                                       ----------   -----------
    Total debt .....................................................     115,576       85,976
                                                                       ----------   -----------
Series A Preferred Stock, $1,000 liquidation preference per share;
   100,000 shares authorized and outstanding pro forma(3) ..........          --       96,000
Minority interest(4)  ..............................................          --        3,000
Total stockholders' equity:
   Class A Common Stock, $0.01 par value, 30,000,000 shares
     authorized; 5,129,879 shares issued and outstanding pro
     forma(5)  .....................................................          46           51
   Class B Common Stock, $0.01 par value, 15,000,000 shares
     authorized; 4,581,900 shares issued and outstanding pro forma            46           46
   Additional paid-in capital(5) ...................................      57,736       63,331
   Retained deficit ................................................     (17,502)     (13,259)
                                                                       ----------   -----------
    Total stockholders' equity .....................................      40,326       50,169
                                                                       ----------   -----------
Total capitalization  ..............................................    $155,902     $235,145
                                                                       ==========   ===========



------
(1) For a description of the New Credit Facility, see "Description of Indebtedness -- New Credit Facility."

(2) For a description of the principal terms of the Notes, see "Description of Indebtedness -- Notes."

(3) For a description of the principal terms of the Series A Preferred Stock and the Warrants, see "Description of Unit Offering Securities."

(4) Represents preferred stock of a subsidiary of Pegasus issued in connection with the Virginia/West Virginia DBS Acquisition.

(5) Pro forma shares issued and outstanding include the issuance of 466,667 shares of Class A Common Stock in connection with the Indiana DBS Acquisition.

                 PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

   Pro forma consolidated statement of operations and other data for the years ended December 31, 1995 and 1996 give effect to (i) the Portland Acquisition, which closed on January 29, 1996, (ii) the Tallahassee Acquisition, which closed on March 8, 1996, (iii) the Michigan/Texas DBS Acquisition, which closed on October 8, 1996, (iv) the Cable Acquisition, which closed on August 29, 1996, (v) the Ohio DBS Acquisition, which closed on November 8, 1996, (vi) the New Hampshire Cable Sale, which closed on January 31, 1997, (vii) the Initial Public Offering, which was consummated on October 8, 1996, (viii) the Unit Offering, which was consummated on January 27, 1997, and (ix) the DBS Acquisitions, which include the Indiana, Mississippi, Arkansas and Virginia/West Virginia DBS Acquisitions (which closed on or as of January 31, 1997, February 14, 1997, March 10, 1997 and March 10, 1997, respectively), all as if such events had occurred at the beginning of each period. The Company believes that the historical income statement data and other data for the DBS Acquisitions would not materially impact the Company's historical and pro forma income statement data and other data.

   The pro forma condensed consolidated balance sheet as of December 31, 1996 gives effect to (i) payments in connection with the Portland Acquisition which were made on October 8, 1996, (ii) the Michigan/Texas DBS Acquisition, which closed on October 8, 1996, (iii) the Ohio DBS Acquisition, which closed on November 8, 1996, (iv) the Registered Exchange Offer, which was completed on December 30, 1996, (v) the New Hampshire Cable Sale, which closed on January 31, 1997, (vi) the Initial Public Offering, which was consummated on October 8, 1996, (vii) the DBS Acquisitions, which include the Indiana, Mississippi, Arkansas, and Virginia/West Virginia DBS Acquisitions (which closed on or as of January 31, 1997, February 14, 1997, March 10, 1997 and March 10, 1997, respectively), and (viii) the Unit Offering, which was consummated on January 27, 1997, as if such events had occurred on such date.

   These acquisitions are accounted for using the purchase method of accounting. The total costs of such acquisitions are allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values. The allocation of the purchase price included in the pro forma financial statements is preliminary. The Company does not expect that the final allocation of the purchase price will materially differ from the preliminary allocation.

   The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The pro forma consolidated financial information should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto, as well as the financial statements and notes thereto of the acquisitions, included elsewhere in this Prospectus. The pro forma consolidated financial information is not necessarily indicative of the Company's future results of operations. See "Risk Factors -- Risks Attendant to Acquisition Strategy."

                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                        Acquisitions
                                                 ----------------------------------------------------------

                                                                               MI/TX                  OH
                                       Actual  Portland(1)  Tallahassee(2)    DBS(3)     Cable(4)   DBS(5)
                                      --------   ---------    ------------   ----------   -------   -------
Income Statement Data:

Net revenues

   TV .............................   $19,973     $ 4,409       $2,784        $    --     $   --     $  --
   DBS ............................     1,469          --           --          2,513         --       942
   Cable ..........................    10,606          --           --             --      5,777        --
   Other ..........................       100          --           --             --         --        --
                                      --------   ---------    ------------   ----------   -------   -------
    Total net revenues ............    32,148       4,409        2,784          2,513      5,777       942
Location operating expenses

   TV .............................    13,933       3,441        2,133             --         --        --

   DBS ............................     1,379          --           --          3,083         --       956
   Cable ..........................     5,791          --           --             --      3,353        --
   Other ..........................        38          --           --             --         --        --
Incentive compensation  ...........       528          --           --             --         --        --
Corporate expenses  ...............     1,364         147           40            139        132        --
Depreciation and amortization  ....     8,751         212          107            559        501       183
                                      --------   ---------    ------------   ----------   -------   -------
Income (loss) from operations  ....       364         609          504         (1,268)     1,791      (197)
Interest expense  .................    (8,817)     (1,138)        (163)          (631)      (850)       --
Interest income  ..................       370          --           --             --         --        --
Other income (expense), net  ......       (44)       (542)         (64)            --         50        --
Provision (benefit) for income
   taxes ..........................        30          --          105             --       (189)       --
                                      --------   ---------    ------------   ----------   -------   -------
Income (loss) before extraordinary
   items ..........................    (8,157)     (1,071)         172         (1,899)     1,180      (197)
Dividends on Series A Preferred
   Stock ..........................        --          --           --             --         --        --
                                      --------   ---------    ------------   ----------   -------   -------
Income (loss) applicable to
   common shares before
   extraordinary items ............   $(8,157)    $(1,071)      $  172        $(1,899)    $1,180     $(197)
                                      ========   =========    ============   ==========   =======   =======
Income (loss) per share:

   Loss before extraordinary items

   Weighted average shares
     outstanding  .................

Other Data:
Location Cash Flow (22)  ..........   $11,007     $   968       $  651        $   (570)   $2,424     $ (14)
Operating Cash Flow (22)  .........     9,287         821          611            (709)    2,292       (14)
Capital expenditures  .............     2,640         139           28              58       304        --

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                 NH
                                                       The                      Cable           DBS           Unit         Pro
                                      Adjustments      IPO       Sub-Total     Sale(6)    Acquisitions(23)   Offering      Forma
                                      -----------   ----------    ---------   -----------   --------------   ---------    ---------
Income Statement Data:

Net revenues

   TV .............................   $   139(7)    $   --        $ 27,305     $    --        $    --       $      --   $    27,305
   DBS ............................        --           --           4,924          --          3,899              --         8,823
   Cable ..........................        --           --          16,383      (1,464)            --              --        14,919
   Other ..........................        --           --             100          --             --              --           100
                                      -----------   ----------    ---------   -----------   -------------   ---------     ---------
    Total net revenues ............       139           --          48,712      (1,464)         3,899              --        51,147
Location operating expenses

   TV .............................      (186)(8)
                                         (111)(9)       --          19,210          --             --              --        19,210
   DBS ............................      (341)(10)      --           5,077          --          3,977              --         9,054
   Cable ..........................      (332)(11)      --           8,812        (768)            --              --         8,044
   Other ..........................        --           --              38          --             --              --            38
Incentive compensation  ...........        --           --             528         (17)            --              --           511
Corporate expenses  ...............      (458)(12)      --           1,364          --             --              --         1,364
Depreciation and amortization  ....     5,544 (13)     129 (18)     15,986        (618)         3,367              --        18,735
                                      -----------   ----------    ---------   -----------   -------------   ---------     ---------
Income (loss) from operations  ....    (3,977)        (129)         (2,303)        (61)        (3,445)             --        (5,809)
Interest expense  .................    (2,893)(14)   2,919 (19)    (11,573)         --             --           2,538(20)    (9,035)

Interest income  ..................      (241)(15)      --             129          --             --              --           129
Other income (expense), net  ......       542 (16)      --             (58)         --             --)             --           (58)
Provision (benefit) for income
   taxes ..........................        84 (17)      --              30          --             --              --            30
                                      -----------   ----------    ---------   -----------   -------------   ---------     ---------
Income (loss) before extraordinary
   items ..........................    (6,653)       2,790         (13,835)        (61)        (3,445)          2,538(21)   (14,803)
Dividends on Series A Preferred
   Stock ..........................        --           --              --          --             --         (12,750)      (12,750)
                                      -----------   ----------    ---------   -----------   -------------   ---------     ---------
Income (loss) applicable to
   common shares before
   extraordinary items ............   $(6,653)      $2,790        $(13,835)    $   (61)       $(3,445)      $ (10,212)  $   (27,553)
                                      ===========   ==========    =========   ===========   =============   =========   ===========
Income (loss) per share:

   Loss before extraordinary items                                                                                      $     (5.36)
                                                                                                                          =========
   Weighted average shares
     outstanding  .................                                                                                       5,139,937
                                                                                                                          =========
Other Data:
Location Cash Flow (22)  ..........   $ 1,109       $   --        $ 15,575     $  (696)       $   (78)      $      --   $    14,801
Operating Cash Flow (22)  .........     1,567           --          13,855        (696)           (78)             --        13,081
Capital expenditures  .............        --           --           3,169        (147)         1,852              --         4,874

                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       Acquisitions
                                                 ---------------------------------------------------------
                                                                               MI/TX                 OH
                                       Actual  Portland(1)  Tallahassee(2)    DBS(3)    Cable(4)   DBS(5)
                                      --------   ---------    ------------   ----------   ------   -------

Income Statement Data:
Net revenues
   TV .............................   $ 28,488     $ 247         $404         $   --      $   --   $   --
   DBS ............................      5,829        --           --          3,075          --    1,556
   Cable ..........................     13,496        --           --             --       4,056       --
   Other ..........................        116        --           --             --          --       --
                                      --------   ---------    ------------   ----------   ------   -------
    Total net revenues ............     47,929       247          404          3,075       4,056    1,556
Location operating expenses
   TV .............................     18,726       294          243             --                   --
                                                                                              --       --
   DBS ............................      4,958        --           --          2,769          --    1,525
   Cable ..........................      7,192        --           --             --       2,448       --
   Other ..........................         28        --           --             --          --       --
Incentive compensation  ...........        985        --           --             --          --       --
Corporate expenses  ...............      1,429        12           21            115          88       26
Depreciation and amortization  ....     12,061         6           11            449         365      163
                                      --------   ---------    ------------   ----------   ------   -------
Income (loss) from operations  ....      2,550       (65)         129           (258)      1,155     (158)
Interest expense  .................    (12,455)     (565)         (20)          (479)       (482)      --
Interest income  ..................        232        --           --             --          --       --
Other income (expense), net  ......       (171)       20          (17)            --          --       --
Provision (benefit) for income
   taxes ..........................       (120)       --           35             --          20       --
                                      --------   ---------    ------------   ----------   ------   -------
Income (loss) before extraordinary
   items ..........................     (9,724)     (610)          57           (737)        653     (158)
                                      --------   ---------    ------------   ----------   ------   -------
Dividends on Series A Preferred
   Stock ..........................         --        --           --             --          --       --
                                      --------   ---------    ------------   ----------   ------   -------
Income (loss) applicable to
   common shares before
   extraordinary items ............   $ (9,724)    $(610)        $ 57         $ (737)     $  653   $ (158)
                                      ========   =========    ============   ==========   ======   =======
Income (loss) per share:
 Loss before extraordinary items  .
 Weighted average shares
    outstanding ...................
Other Data:
Location Cash Flow (22)  ..........   $ 17,025     $ (47)        $161         $  306      $1,608   $   31
Operating Cash Flow (22)  .........     15,596       (59)         140            191       1,520        5
Capital expenditures  .............      6,294        --           --             --          96       --

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                 NH
                                                       The                     Cable            DBS           Unit         Pro
                                      Adjustments      IPO      Sub-Total     Sale(6)    Acquisitions(23)   Offering      Forma
                                      -----------   ---------    ---------   -----------   --------------   ---------    ---------

Income Statement Data:
Net revenues
   TV .............................     $    17(7)   $   --      $ 29,156     $    --         $    --       $     --    $   29,156
   DBS ............................          --          --        10,460          --           7,679             --        18,139
   Cable ..........................          --          --        17,552      (1,688)             --             --        15,864
   Other ..........................          --          --           116          --              --             --           116
                                      -----------   ---------    ---------   -----------   --------------   ---------    ---------
    Total net revenues ............          17          --        57,284      (1,688)          7,679             --        63,275
Location operating expenses
   TV .............................         (28)(8)
                                            (15)(9)      --        19,220          --              --             --        19,220
   DBS ............................        (297)(10)     --         8,955          --           6,478             --        15,433
   Cable ..........................        (249)(11)     --         9,391        (918)             --             --         8,473
   Other ..........................          --          --            28          --              --             --            28
Incentive compensation  ...........          --          --           985         (75)             --             --           910
Corporate expenses  ...............        (148)(12)     --         1,543          --              --             --         1,543
Depreciation and amortization  ....       3,401(13)      96(18)    16,552        (618)          3,367             --        19,301
                                      -----------   ---------    ---------   -----------   --------------   ---------    ---------
Income (loss) from operations  ....      (2,647)        (96)          610         (77)         (2,166)            --        (1,633)
Interest expense  .................      (1,631)(14)  2,190(19)   (13,442)         --              --          2,538(20)   (10,904)
Interest income  ..................          --          --           232          --              --             --           232
Other income (expense), net  ......          --          --          (168)         --              --             --          (168)
Provision (benefit) for income
   taxes ..........................         (55)(17)     --          (120)         --              --             --          (120)
                                      -----------   ---------    ---------   -----------   --------------   ---------    ---------
Income (loss) before extraordinary
   items ..........................      (4,223)      2,094       (12,648)        (77)         (2,166)         2,538(21)   (12,353)
                                      -----------   ---------    ---------   -----------   --------------   ---------    ---------
Dividends on Series A Preferred
   Stock ..........................          --          --            --          --              --        (12,750)      (12,750)
                                      -----------   ---------    ---------   -----------   --------------   ---------    ---------
Income (loss) applicable to
   common shares before
   extraordinary items ............     $(4,223)     $2,094      $(12,648)    $   (77)        $(2,166)      $(10,212)   $  (25,103)
                                      ===========   =========    =========   ===========   ==============   =========    =========
Income (loss) per share:
 Loss before extraordinary items  .                                                                                     $    (2.72)
                                                                                                                         =========
 Weighted average shares
    outstanding ...................                                                                                      9,711,779
                                                                                                                         =========
Other Data:
Location Cash Flow (22)  ..........     $   606      $   --      $ 19,690     $  (770)        $ 1,201       $     --    $   20,121
Operating Cash Flow (22)  .........         754          --        18,147        (770)          1,201             --        18,578
Capital expenditures  .............          --          --         6,390        (196)          1,871             --         8,065

           NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(1)  Financial results of Portland Broadcasting, Inc.
(2)  Financial results of WTLH, Inc.
(3)  Financial results of the DBS Operations of Harron Communications Corp.
(4)  Financial results of Dom's Tele Cable, Inc.
(5)  Financial results of the DBS Operations of the Chillicothe Telephone
     Company.
(6)  Financial results of the New Hampshire Operations of Pegasus Cable
     Television.
(7) To reduce the commissions paid by WPXT and WTLH to their national advertising sales representative to conform to the Company's contract.
(8) To eliminate payroll expense related to staff reductions implemented upon the consummation of the Portland Acquisition.
(9) To eliminate rent expenses incurred by WTLH, Inc. for the tower site acquired and office property to be acquired by the Company in connection with the Tallahassee Acquisition.
(10) To eliminate rent and other overhead expenses incurred by the prior owner that will not be incurred by the Company for certain office properties in connection with the Michigan/Texas DBS Acquisition.
(11) To reflect expense reductions, such as redundant staff, rent, professional fees and utilities to be implemented in connection with the Cable Acquisition and interconnection of its Puerto Rico Cable systems.
(12) To eliminate corporate expenses charged by prior owners.
(13) To record additional depreciation and amortization resulting from the purchase accounting treatment of the acquisitions outlined above. Such amounts are based on a preliminary allocation of the total consideration. The actual depreciation and amortization may change based upon the final allocation of the total consideration to be paid to the tangible and intangible assets acquired.
(14) To record the increase in net interest expense associated with the borrowings incurred in connection with the acquisitions described above.
(15) To eliminate interest income earned on funds escrowed and used for acquisitions.
(16) To eliminate certain nonrecurring expenses, primarily comprised of legal and professional expenses incurred by the prior owners of the businesses in connection with the acquisitions.
(17) To eliminate net tax benefit in connection with the acquisitions.
(18) To eliminate amortization of deferred costs related to the Old Credit Facility and record amortization of costs incurred in connection with the New Credit Facility.
(19) To remove interest expense on the debts retired with the proceeds of the Initial Public Offering.
(20) To remove interest expense on the debt retired with the proceeds of the Unit Offering.
(21) Upon the repurchase of outstanding notes in 1995, the Company recorded an extraordinary gain on the extinguishment of debt of $10.2 million, which is not included in these pro forma statements. Upon repayment of the Old Credit Facility, the Company incurred an extraordinary expense in connection with the write-down of deferred financing costs of approximately $251,000, which is not included in these pro forma statements. Upon consummation of the New Hampshire Cable Sale, the Company will recognize a one time gain of approximately $4.3 million, which is not included in these pro forma statements.
(22) Location Cash Flow is defined as net revenues less location operating expenses. Location operating expenses consist of programming, barter programming, general and administrative, technical and operations, marketing and selling expenses. Operating Cash Flow is defined as income
     (loss) from operations plus (i) depreciation and amortization and (ii) non-cash incentive compensation. The difference between Location Cash Flow and Operating Cash Flow is that Operating Cash Flow includes cash incentive compensation and corporate expenses. Although Location Cash Flow and Operating Cash Flow are not measures of performance under generally accepted accounting principles, the Company believes that Location Cash Flow and Operating Cash Flow are accepted within the Company's business segments as generally recognized measures of performance and are used by analysts who report publicly on the performance of companies operating in such segments. Nevertheless, these measures should not be considered in isolation or as a substitute for income from operations, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with generally accepted accounting principles.
(23) Proforma results of the Indiana, Mississippi, Arkansas, Virginia/West Virginia DBS territories.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                           AS OF DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)


                                                                      Acquisitions
                                                     ----------------------------------------------
                                            NH            MS        VA/WV        IN         AR         Unit
                              Actual   Cable Sale(1)    DBS(2)      DBS(3)     DBS(4)     DBS(5)    Offering(6)  Pro Forma
                            ---------- -------------  ----------- ----------  ---------- ---------- -----------  -----------
Assets:
   Cash and cash
     equivalents  .........  $  8,582     $ 7,122      $(15,000)   $(8,200)    $(8,400)   $(2,400)   $ 66,369     $ 48,073
   Accounts receivable, net     9,472          --         1,000         --          --         --          --       10,472
   Inventories ............       698          --            --         --          --         --          --          698
   Prepaid expenses and
     other current assets       3,431          --            --         --          --         --          --        3,431
   Property and equipment,
     net  .................    24,115      (1,888)           --         --          --         --          --       22,227
   Intangibles ............   126,236        (960)       14,000     11,200      14,000      2,400          --      166,876
   Other assets ...........     1,462          --            --         --          --         --          --        1,462
                            ---------- -------------  ----------- ----------  ---------- ---------- -----------  -----------
     Total assets .........  $173,680     $ 4,274      $     --    $ 3,000     $ 5,600    $    --    $ 66,369     $252,923
                            ========== =============  =========== ==========  ========== ========== ===========  ===========
Liabilities and Equity:
   Current liabilities ....  $  8,879     $    --            --         --          --         --    $     --     $  8,879
   Notes payable ..........        49          --            --         --          --         --          --           49
   Accrued interest .......     5,592          --                                                          --        5,592
   Current portion of
     long-term debt  ......       315          --                                                          --          315
   Current portion of
     program liabilities  .       601          --            --         --          --         --          --          601
   Long-term debt .........   115,212          --            --         --          --         --         526
                                                                                                      (30,126)      85,612
   Long-term program
     liabilities  .........     1,365          --            --         --          --         --          --        1,365
   Other long-term
     liabilities  .........     1,341          --            --         --          --         --          --        1,341
                            ---------- -------------  ----------- ----------  ---------- ---------- -----------  -----------
     Total liabilities  ...   133,354          --            --         --          --         --     (29,600)     103,754
Series A Preferred Stock  .        --          --            --         --          --         --      96,000       96,000
Minority interest(7)  .....        --          --            --      3,000          --         --          --        3,000
Class A Common Stock(8)  ..        46          --            --         --           5         --          --           51
Class B Common Stock  .....        46          --            --         --          --         --          --           46
Additional paid-in capital     57,736          --            --         --       5,595         --          --       63,331
Retained earnings
   (deficit) ..............   (17,502)      4,274            --         --          --         --         (31)     (13,259)
                            ---------- -------------  ----------- ----------  ---------- ---------- -----------  -----------
  Total equity  ...........    40,326       4,274            --      3,000       5,600         --      95,969      149,169
                            ---------- -------------  ----------- ----------  ---------- ---------- -----------  -----------
     Total liabilities and
        equity ............  $173,680     $ 4,274      $     --    $ 3,000     $ 5,600    $    --    $ 66,369     $252,923
                            ========== =============  =========== ==========  ========== ========== ===========  ===========

           NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(1) To record the New Hampshire Cable Sale for $7.1 million, net of commission.

(2) To record the Mississippi DBS Acquisition for $15.0 million, all of which is allocated to DBS rights.

(3) To record the Virginia/West Virginia DBS Acquisition for total consideration of approximately $10.0 million, consisting of $8.2 million in cash, $3.0 million of preferred stock of a subsidiary of Pegasus and warrants to purchase a total of 283,969 shares of Class A Common Stock, all of which is allocated to DBS rights.

(4) To record the Indiana DBS Acquisition for total consideration of approximately $14.4 million, consisting of $8.8 million in cash and 466,667 shares of Class A Common Stock with a value of $5.6 million upon issuance, all of which is allocated to DBS rights.

(5) To record the Arkansas DBS Acquisition for $2.4 million in cash, all of which is allocated to DBS rights.

(6) To record the net proceeds from the Unit Offering and the intended uses of such proceeds (dollars in thousands).


     Source of proceeds:
               Gross proceeds from the Unit Offering  ....................    $100,000
                                                                              =========
          Intended uses of proceeds:
               Repay indebtedness under the New Credit Facility  .........    $ 29,600
               General corporate purposes  ...............................      31,453
               Cash pending Mississippi DBS Acquisition  .................      15,000
               Cash pending Virginia/West Virginia DBS Acquisition  ......       8,189
               Cash pending Indiana DBS Acquisition  .....................       8,800
               Cash pending Arkansas DBS Acquisition  ....................       2,400
               Retirement of Pegasus Credit Facility and related expenses
                  thereto ................................................         558
               Underwriters' discount and transaction costs related to the
                  Unit Offering ..........................................       4,000
                                                                             ----------
                    Total intended uses of proceeds  .....................    $100,000
                                                                             ==========


(7) Represents preferred stock of a subsidiary of Pegasus to be issued in connection with the Virginia/West Virginia DBS Acquisition.

(8) Pegasus is a newly-formed subsidiary of the Parent that prior to the consummation of the Initial Public Offering had no material assets or operating history. Prior to the Initial Public Offering, PM&C conducted through subsidiaries the Company's operations as described herein. Simultaneously with the consummation of the Initial Public Offering, the Parent contributed to Pegasus all of its stock in PM&C, which consisted of 161,500 PM&C Class A Shares in exchange for 3,380,435 shares of Class B Common Stock.

        SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

   The selected historical consolidated financial data for the years ended December 31, 1992 and 1993 have been derived from the Company's audited Consolidated Financial Statements for such periods. The selected historical consolidated financial data for the years ended December 31, 1994, 1995 and 1996 have been derived from the Company's Consolidated Financial Statements for such periods, which have been audited by Coopers & Lybrand L.L.P., as indicated in their report included elsewhere herein. The information should be read in conjunction with the Consolidated Financial Statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Pro Forma Consolidated Financial Information," which are included elsewhere herein.

        SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               Year Ended December 31,
                                   -----------------------------------------------------------------------------
                                                                                                        Pro
                                                                                                       Forma
                                      1992       1993 (1)       1994         1995         1996        1996(2)
                                   ----------  ----------    ----------   ---------   ----------    -----------
Income Statement Data:
   Net revenues:
     TV  .......................    $    --      $10,307       $17,808     $19,973      $ 28,488      $ 29,156
     DBS  ......................         --           --           174       1,469         5,829        18,139
     Cable  ....................      5,279        9,134        10,148      10,606        13,496        15,864
     Other  ....................         40           46            61         100           116           116
                                   ---------    ----------    ----------   ---------   ----------    -----------
        Total net revenues .....      5,319       19,487        28,191      32,148        47,929        63,275
                                   ---------    ----------    ----------   ---------   ----------    -----------
   Location operating expenses:
     TV  .......................         --        7,564        12,380      13,933        18,726        19,220
     DBS  ......................         --           --           210       1,379         4,958        15,433
     Cable  ....................      2,669        4,655         5,545       5,791         7,192         8,473
     Other  ....................         12           16            18          38            28            28
   Incentive compensation (3) ..         36          192           432         528           985           910
   Corporate expenses ..........        471        1,265         1,506       1,364         1,429         1,543
   Depreciation and amortization      2,541        5,978         6,940       8,751        12,061        19,301
                                   ---------    ----------    ----------   ---------   ----------    -----------
   Income (loss) from operations       (410)        (183)        1,160         364         2,550        (1,633)
   Interest expense ............     (1,255)      (4,402)       (5,973)     (8,817)      (12,455)      (10,904)
   Interest income .............         --           --            --         370           232           232
   Other expense, net ..........        (21)        (220)          (65)        (44)         (171)         (168)
   Provision (benefit) for taxes         --           --           140          30          (120)         (120)
   Extraordinary gain (loss)
     from extinguishment of
     debt  .....................         --           --          (633)     10,211          (250)           --(4)
                                   ---------    ----------    ----------   ---------   ----------    -----------
   Net income (loss) ...........     (1,686)      (4,805)       (5,651)      2,054        (9,974)      (12,353)
   Dividends on Series A
     Preferred Stock  ..........         --           --            --          --            --       (12,750)
                                   ---------    ----------    ----------   ---------   ----------    -----------
   Net income (loss) applicable
     to common shares  .........    $(1,686)     $(4,805)      $(5,651)    $ 2,054      $ (9,974)     $(25,103)
                                   ==========    ==========   =========   ==========    ===========  ===========
Income (loss) per share:
   Loss before extraordinary
     item  .....................                               $ (0.99)    $ (1.59)     $  (1.56)     $  (2.58)
   Extraordinary item ..........                                 (0.13)       1.99          (.04)           --(4)
                                                               -------     -------      --------      ----------
   Net income (loss) per share .                               $ (1.12)    $  0.40      $  (1.60)     $  (2.58)
                                                               =======     =======      ========      ========
   Weighted average shares
     outstanding (000's)  ......                                 5.044       5,140         6,240         9,712
                                                               =======     =======      ========      ========

Other Data:
   Location Cash Flow (5) ......    $ 2,638      $ 7,252       $10,038     $11,007      $ 17,025      $ 20,121
   Operating Cash Flow (5) .....      2,131        5,795         8,100       9,287        15,596        18,578
   Capital expenditures ........        681          885         1,264       2,640         6,294         8,065
   Ratio of earnings to combined
     fixed charges and
     preferred stock dividends
     (6)  ......................         --           --            --          --            --            --



                                                       As of December 31,
                                    -----------------------------------------------------------   Pro Forma
                                     1992         1993         1994         1995        1996       1996 (2)
                                   ---------    ----------   ---------   ---------   ----------   ---------
Balance Sheet Data:
   Cash and cash equivalents ...   $   938     $ 1,506     $  1,380     $21,856     $  8,582     $ 48,073
   Working capital (deficiency)        (52)     (3,844)     (23,074)     17,566        6,747       47,238
   Total assets ................    17,418      76,386       75,394      95,770      173,680      252,923
   Total debt (including
     current)  .................    15,045      72,127       61,629      82,896      115,575       85,976
   Total liabilities ...........    16,417      78,954       68,452      95,521      133,354      108,604
   Redeemable preferred stock ..        --          --           --          --           --       96,000
   Minority interest ...........        --          --           --          --           --        3,000
   Total equity (deficit) (7) ..     1,001      (2,427)       6,942         249       40,326      149,169

                                       29
                                          (see footnotes  on the following page)

    NOTES TO SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

(1) The Company's operations began in 1991. The 1993 data include the results of the Mayaguez, Puerto Rico Cable system from March 1, 1993 and WOLF/WWLF/WILF, WDSI and WDBD from May 1, 1993.

(2) Pro forma income statement and other data for the year ended December 31, 1996 give effect to the Completed Transactions, including the Unit Offering and the use of proceeds thereof (except for the DBS Acquisitions) and the New Hampshire Cable Sale, as if such events had occurred in the beginning of such periods. The pro forma balance sheet data as of December 31, 1996 give effect to the Completed Transactions that occurred after December 31, 1996, as if such events had occurred on such date. See "Pro Forma Consolidated Financial Information." The Company believes that the historical income statement and other data for the DBS Acquisitions in the aggregate would not materially impact the Company's historical and pro forma income statement data and other data.

(3) Incentive compensation represents compensation expenses pursuant to the Restricted Stock Plan and 401(k) Plans. See "Management and Certain Transactions -- Incentive Program."

(4) The pro forma income statement data for the year ended December 31, 1996 does not include the $251,000 writeoff of deferred financing costs that were incurred in 1995 in connection with the creation of the Old Credit Facility.

(5) Location Cash Flow is defined as net revenues less location operating expenses. Location operating expenses consist of programming, barter programming, general and administrative, technical and operations, marketing and selling expenses. Operating Cash Flow is defined as income
    (loss) from operations plus (i) depreciation and amortization and (ii) non-cash incentive compensation. The difference between Location Cash Flow and Operating Cash Flow is that Operating Cash Flow includes cash incentive compensation and corporate expenses. Although Operating Cash Flow and Location Cash Flow are not measures of performance under generally accepted accounting principles, the Company believes that Location Cash Flow and Operating Cash Flow are accepted within the Company's business segments as generally recognized measures of performance and are used by analysts who report publicly on the performance of companies operating in such segments. Nevertheless, these measures should not be considered in isolation or as a substitute for income from operations, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with generally accepted accounting principles.

(6) For purposes of this calculation, earnings are defined as net income
    (loss) before income taxes and extraordinary items and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the component of operating lease expense which management believes represents an appropriate interest factor. Earnings were inadequate to cover combined fixed charges and preferred stock dividends by approximately $1.7 million, $4.8 million, $4.9 million, $8.1 million and $9.8 million, for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively. On a pro forma basis, earnings were insufficient to cover combined fixed charges and preferred stock dividends by approximately $25.2 million for the year ended December 31, 1996.

(7) The Company has not paid any cash dividends and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Payment of cash dividends on the Company's Common Stock are restricted by the terms of the Series A Preferred Stock and the Exchange Notes. The terms of the Series A Preferred Stock and the Exchange Notes permit the Company to pay dividends and interest thereon by issuance, in lieu of cash, of additional shares of Series A Preferred Stock and additional Exchange Notes, respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


   The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and related notes which are included elsewhere herein. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

COMPANY HISTORY

   The Company is a diversified media and communications company operating in two business segments: multichannel television and broadcast television. The day-to-day operations of WDBD, WDSI and the Mayaguez Cable system were managed by the Company prior to their acquisition by the Company. WOLF was managed by Guyon Turner from its sign-on in 1985 until its acquisition by the Company. Each of the following acquisitions was or will be accounted for using the purchase method of accounting. The following table presents information regarding completed acquisitions, pending acquisitions and the completed sale.

                                 Acquisitions
-----------------------------------------------------------------------------

                                                               Adjusted
                Property                   Date Acquired    Consideration(1)                 Form of Consideration
 --------------------------------------   ---------------   --------------    ------------------------------------------------
                                                    (Dollars in millions)
Completed acquisitions:
New England Cable systems  ............  June 1991(2)          $16.1(3)      $6.0 cash and $10.1 of assumed liabilities, net
Mayaguez, Puerto Rico Cable system  ...  March 1993(4)         $12.3(5)      $12.3 of assumed liabilities, net
WOLF/WILF/WWLF, WDSI and WDBD  ........  May 1993(6)           $24.2(7)      $24.2 of assumed liabilities, net
New England DIRECTV rights  ...........  June 1993(8)          $ 5.0         $5.0 cash
WPXT  .................................  January 1996(9)       $14.8         $12.2 cash, $0.4 assumed liabilities, $1.2 of Class
                                                                             A Common Stock and $1.0 of Class B Common Stock(10)
WTLH  .................................  March 1996            $ 8.1         $5.0 cash, $3.1 deferred obligation and warrants
                                                                             (which subsequently expired by  their terms)

Portland LMA  .........................  May 1996              $ 1.0         $1.0 of Class A Common Stock(10)
Cable Acquisition  ....................  August 1996           $26.0         $25.0 cash and $1.0 of assumed liabilities, net
Michigan/Texas DBS Acquisition  .......  October 1996          $29.8         $17.9 cash and $11.9 of Class A Common Stock(10)
Ohio DBS Acquisition  .................  November 1996         $12.0         $12.0 cash
Indiana DBS Acquisition  ..............  January 1997          $14.3         $8.7 cash and $5.6 of Class A Common Stock(11)
Mississippi DBS Acquisition  ..........  February 1997         $15.0         $15.0 cash
Arkansas DBS Acquisition  .............  March 1997            $ 2.4         $2.4 cash
Virginia/West Virginia DBS Acquisition   March 1997            $11.2         $8.2 cash, $3.0 of preferred stock of a subsidiary
                                                                             of Pegasus and warrants to purchase a total of  283,969
                                                                             shares of Class A Common Stock

Completed sale:
New Hampshire Cable Sale  .............    January 1997        $ 7.1         $7.1 cash

------
(1) Adjusted consideration equals total consideration reduced by the amount of current assets obtained in connection with the acquisition and discounts realized by the Company and its affiliates on liabilities assumed in connection with certain of the acquisitions. See footnotes
     (3), (5) and (7).
(2) The Connecticut and North Brookfield, Massachusetts Cable systems were acquired by the Company in August 1991 and July 1992, respectively.
(3) An affiliate of the Company acquired for $6.0 million certain credit facilities having a face amount of $8.5 million which were assumed by the Company in connection with these acquisitions and later satisfied in full by the Company. Proceeds realized by the affiliate were subsequently used to fund the purchase of New England DIRECTV rights which the affiliate contributed to the Company.
(4) This Cable system's day-to-day operations have been managed by the Company's executives since May 1, 1991.
(5) In July 1995, the Company realized a $12.6 million pre-tax gain upon the extinguishment of certain credit facilities that were assumed by the Company in connection with this acquisition.
(6) These television stations' day-to-day operations have been managed by the Company's executives since October 1991.
(7) An affiliate of the Company acquired for $18.5 million certain credit facilities which were assumed by the Company in connection with these acquisitions. Immediately subsequent to this transaction, the Company's indebtedness under these credit facilities of approximately $23.5 million was discharged for approximately $18.5 million of cash and $5.0 million of stock issued to the affiliate.
(8) The Company's rights purchases were initiated in June 1993 and completed in February 1995. The Company commenced DBS operations in October 1994.
(9) The Company acquired WPXT's FCC license and Fox Affiliation Agreement in October 1996.
(10) The number of shares of Common Stock issued in connection with these acquisitions was based on the $14.00 price per share in the Initial Public Offering.
(11) The 466,667 shares of Common Stock issued in connection with this acquisition was based on the market price of the Class A Common Stock.

CORPORATE STRUCTURE REORGANIZATION

   The Company's Consolidated Financial Statements include the accounts of PM&C, PM&C's subsidiaries, Towers and Pegasus Communications Management Company. Concurrently with the consummation of the Initial Public Offering, the Parent contributed all of the PM&C Class A Shares to Pegasus for 3,380,435 shares of Class B Common Stock. As a result of the Registered Exchange Offer, Pegasus obtained all 8,500 of the PM&C Class B Shares in exchange for 191,775 shares of Class A Common Stock in the aggregate. Upon consummation of the Initial Public Offering, the Company acquired the assets of Towers for $1.4 million in cash. The Company also acquired the Management Agreement together with certain net assets, including approximately $1.5 million of accrued management fees, for $19.6 million of Class B Common Stock (valued at the price to the public in the Initial Public Offering) and approximately $1.5 million in cash.

RESULTS OF OPERATIONS

   TV revenues are derived from the sale of broadcast air time to local and national advertisers. DBS revenues are derived from monthly customer subscriptions, pay-per-view services, DSS equipment rentals, leases and installation charges. Cable revenues are derived from monthly subscriptions, pay-per-view services, subscriber equipment rentals, home shopping commissions, advertising time sales and installation charges.

   The Company's location operating expenses consist of (i) programming expenses, (ii) marketing and selling costs, including advertising and promotion expenses, local sales commissions, and ratings and research expenditures, (iii) technical and operations costs, and (iv) general and administrative expenses. TV programming expenses include the amortization of long-term program rights purchases, music license costs and "barter" programming expenses which represent the value of broadcast air time provided to television program suppliers in lieu of cash. DBS programming expenses consist of amounts paid to program suppliers, DSS authorization charges and satellite control fees, each of which is paid on a per subscriber basis, and DIRECTV royalties which are equal to 5% of program service revenues. Cable programming expenses consist of amounts paid to program suppliers on a per subscriber basis.

                    SUMMARY CONSOLIDATED OPERATING RESULTS
                            (DOLLARS IN THOUSANDS)


                                                  Year Ended December 31,
                                             ----------------------------------
                                               1994        1995         1996
                                             --------    ---------    ---------
Net revenues:
     TV  .................................    $17,808     $19,973     $28,488
     DBS  ................................        174       1,469       5,829
     Cable:
        Puerto Rico Cable ................      3,842       4,007       6,033
        New England Cable ................      6,306       6,599       7,463
                                              -------     -------     -------
         Total Cable net revenues ........     10,148      10,606      13,496
                                              -------     -------     -------
     Other  ..............................         61         100         116
                                              -------     -------     -------
          Total  .........................     28,191      32,148      47,929
                                               ======      ======      ======
Location operating expenses:
     TV  .................................     12,380      13,933      18,726
     DBS  ................................        210       1,379       4,958
     Cable:
        Puerto Rico Cable ................      2,319       2,450       3,362
        New England Cable ................      3,226       3,341       3,830
                                              -------     -------     -------
       Total Cable location operating
        expenses .........................      5,545       5,791       7,192
                                              -------     -------     -------
     Other  ..............................         18          38          28
                                              -------     -------     -------
          Total  .........................     18,153      21,141      30,904
                                               ======      ======      ======
Location Cash Flow(1):
     TV  .................................      5,428       6,040       9,762
     DBS  ................................        (36)         90         871
     Cable:
        Puerto Rico Cable ................      1,523       1,557       2,671
        New England Cable ................      3,080       3,258       3,633
                                              -------     -------     -------
       Total Cable Location Cash Flow  ...      4,603       4,815       6,304
                                              -------     -------     -------
     Other  ..............................         43          62          88
                                              -------     -------     -------
          Total  .........................    $10,038     $11,007     $17,025
                                              =======     =======     =======
Other data:
     Growth in net revenues  .............         45%         14%         49%
     Growth in Location Cash Flow  .......         38%         10%         55%

------
(1) Location Cash Flow is defined as net revenues less location operating expenses. Location operating expenses consist of programming, barter programming, general and administrative, technical and operations, marketing and selling expenses. Although Location Cash Flow is not a measure of performance under generally accepted accounting principles, the Company believes that Location Cash Flow is accepted within the Company's business segments as a generally recognized measure of performance and is used by analysts who report publicly on the performance of companies operating in such segments. Nevertheless, this measure should not be considered in isolation or as a substitute for income from operations, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with generally accepted accounting principles.

 YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

   The Company's net revenues increased by approximately $15.8 million or 49% for the year ended December 31, 1996 as compared to the same period in 1995 as a result of (i) a $8.5 million or 43% increase in TV revenues of which $1.5 million or 17% was due to ratings growth which the Company was able to convert into higher revenues and $7.0 million or 83% was the result of acquisitions made in the first quarter of 1996, (ii) a $4.4 million or 297% increase in DBS revenues of which $2.7 million or 63% was due to the increased number of DBS subscribers and $1.7 million or 37% resulting from acquisitions made in the fourth quarter of 1996, (iii) a $2.0 million or 51% increase in Puerto Rico Cable revenues due primarily to acquisitions effective September 1, 1996, (iv) a $864,000 or 13% increase in New England Cable revenues due primarily to rate increases and new combined service packages, and (v) a $16,000 increase in Tower rental income.

   The Company's total location operating expenses increased by approximately $9.8 million or 46% for the year ended December 31, 1996 as compared to the same period in 1995 as a result of (i) a $4.8 million or 34% increase in TV operating expenses as the net result of a $115,000 or 1% decrease in same station direct operating expenses and a $4.9 million increase attributable to stations acquired in the first quarter of 1996, (ii) a $3.6 million or 260% increase in operating expenses generated by the Company's DBS operations due to an increase in programming costs of $1.4 million, royalty costs of $138,000, marketing expenses of $455,000, customer support charges of $199,000 and other DIRECTV costs such as security, authorization fees and telemetry and tracking charges totaling $237,000, all generated from the increased number of DBS subscribers, and a $1.1 million increase attributable to territories acquired in the fourth quarter of 1996, (iii) a $912,000 or 37% increase in Puerto Rico Cable operating expenses as the net result of a $64,000 or 3% decrease in same system direct operating expenses and a $976,000 increase attributable to the system acquired effective September 1, 1996, (iv) a $489,000 or 15% increase in New England Cable operating expenses due primarily to increases in programming costs associated with the new combined service packages, and (v) a $10,000 decrease in Tower administrative expenses.

   As a result of these factors, Location Cash Flow increased by $6.0 million or 55% for the year ended December 31, 1996 as compared to the same period in 1995 as a result of (i) a $3.7 million or 62% increase in TV Location Cash Flow of which $1.6 million or 42% was due to an increase in same station Location Cash Flow and $2.1 million or 58% was due to an increase attributable to stations acquired in the first quarter of 1996, (ii) a $781,000 or 868% increase in DBS Location Cash Flow of which $312,000 or 40% was due to an increase in same territory Location Cash Flow and $469,000 or 60% was due to an increase attributable to the territories acquired in the fourth quarter of 1996, , (iii) a $1.1 million or 72% increase in Puerto Rico Cable Location Cash Flow of which $126,000 or 11% was due to an increase in same system Location Cash Flow and $988,000 or 89% was due to the system acquired effective September 1, 1996, (iv) a $375,000 or 11% increase in New England Cable Location Cash Flow, and (v) a $26,000 increase in Tower Location Cash Flow.

   As a result of these factors, incentive compensation which is calculated from increases in Location Cash Flow increased by approximately $457,000 or 87% for the year ended December 31, 1996 as compared to the same period in 1995 due mainly to the increases in revenues.

   Corporate expenses increased by $65,000 or 5% for the year ended December 31, 1996 as compared to the same period in 1995 primarily due to the initiation of public reporting requirements for PM&C and Pegasus.

   Depreciation and amortization expense increased by approximately $3.3 million or 38% for the year ended December 31, 1996 as compared to the same period in 1995 as the Company increased its fixed and intangible assets as a result of five completed acquisitions during 1996.

   As a result of these factors, income from operations increased by approximately $2.2 million for the year ended December 31, 1996 as compared to the same period in 1995.

   Interest expense increased by approximately $3.7 million or 42% for the year ended December 31, 1996 as compared to the same period in 1995 as a result of a combination of the Company's issuance of Notes on July 7, 1995 and an increase in debt associated with the Company's 1996 acquisitions. A portion of the proceeds from the issuance of the Notes was used to retire floating debt on which the effective interest rate was lower than the 12.5% interest rate under the Notes, but having other less favorable terms.

   The Company reported a net loss of approximately $10.0 million for the year ended December 31, 1996 as compared to net income of approximately $2.0 million for the same period in 1995. The $12.0 million change was the net result of an increase in income from operations of approximately $2.2 million, an increase in interest expense of $3.6 million, a decrease in extraordinary items of $10.5 million from extinguishment of debt, a decrease in the provision for income taxes of $150,000 and an increase in other expenses of approximately $265,000.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

   The Company's net revenues increased by approximately $4.0 million or 14% in 1995 as compared to 1994 as a result of (i) a $2.2 million or 12% increase in TV revenues due to ratings growth and improved economic conditions, within the Company's markets, which the Company was able to convert into higher revenues, (ii) a $1.3 million increase in revenues from DBS operations which commenced in the fourth quarter of 1994, (iii) a $165,000 or 4% increase in Puerto Rico Cable revenues due primarily to a rate increase implemented in March 1995, (iv) a $293,000 or 5% increase in New England Cable revenues due to an increase in the number of subscribers and rate increases in the third quarter of 1995, and (v) a $39,000 increase in Tower rental income.

   The Company's location operating expenses increased by approximately $3.0 million or 16% in 1995 as compared to 1994 as a result of (i) a $1.6 million or 13% increase in TV operating expenses primarily due to increases in programming, sales and promotion expenses, (ii) a $1.2 million increase in DBS operating expenses primarily due to increases in programming costs which are payable based on revenues and the number of subscribers, (iii) a $131,000 or 6% increase in Puerto Rico Cable operating expenses due primarily to an increase in programming costs for existing channels, as well as increases in the number of Spanish language channels offered by the system, (iv) a $115,000 or 4% increase in New England Cable operating expenses due primarily to increases in programming costs, and (v) a $20,000 increase in Tower administrative expenses.

   As a result of these factors, Location Cash Flow increased by approximately $969,000 or 10% in 1995 as compared to 1994 as a result of (i) a $612,000 or 11% increase in TV Location Cash Flow, (ii) a $126,000 or 350% increase in DBS Location Cash Flow, (iii) a $34,000 or 2% increase in Puerto Rico Cable Location Cash Flow, (iv) a $178,000 or 6% increase in New England Cable Location Cash Flow, and (v) a $19,000 increase in Tower Location Cash Flow.

   As a result of the increase in Location Cash Flow, incentive compensation increased by approximately $96,000 or 22% in 1995 as compared to 1994.

   Corporate expenses decreased by approximately $142,000 or 9% in 1995 as compared to 1994 primarily as a result of the transfer of certain functions from corporate office staff to operating company staff.

   Depreciation and amortization expense increased by approximately $1.8 million or 26% in 1995 as compared to 1994 primarily as a result of the amortization of the Company's DBS rights and deferred financing costs.

   As a result of these factors, income from operations decreased by approximately $796,000 in 1995 as compared to 1994.

   Interest expense increased by approximately $2.8 million or 48% in 1995 as compared to 1994 as a result of the Company's issuance of the Notes on July 7, 1995. A portion of the proceeds from issuance of the Notes was used to retire floating rate debt on which the effective interest rate was lower than the 12.5% interest rate under the Notes.


   The Company's net income increased by approximately $7.7 million in 1995 as compared to 1994 as a net result of a decrease in income from operations of approximately $796,000, an increase in interest expense of $2.8 million, an increase in interest income of $370,000, a decrease in income taxes of $110,000, a decrease in other expenses of approximately $21,000 and an increase in extraordinary items of $10.8 million for the reasons described in "-- Liquidity and Capital Resources."

LIQUIDITY AND CAPITAL RESOURCES


   The Company's primary sources of liquidity have been the net cash provided by its TV and Cable operations and credit available under its credit facilities. Additionally, the Company had $9.9 million in a restricted cash account that was used to pay interest on the Company's Notes in January and July 1996. The Company's principal uses of its cash have been to fund acquisitions, to meet its debt service obligations, to fund investments in its TV and Cable technical facilities and to fund investments in Cable and DBS customer premises equipment that is rented or leased to subscribers.

   During the year ended December 31, 1996, net cash provided by operations was approximately $4.3 million which, together with $12.0 million of cash on hand, $9.9 million of restricted cash and $74.7 million of net cash provided by the Company's financing activities was used to fund investing activities of $82.5 million. Investment activities consisted of (i) the Portland Acquisition and the Tallahassee Acquisition for approximately $16.6 million,
(ii) the Cable Acquisition for approximately $26.0 million, (iii) the Michigan/Texas DBS Acquisition for approximately $17.9 million, (iv) the Ohio DBS Acquisition for approximately $12.0 million, (v) the purchase of the Pegasus Cable Television of Connecticut, Inc. ("PCT-CT") office facility and headend facility for $201,000, (vi) the fiber upgrade in the PCT-CT Cable system amounting to $323,000, (vii) the purchase of DSS units used as rental and lease units amounting to $832,000, (viii) payments of programming rights amounting to $1.8 million, and (ix) maintenance and other capital expenditures and intangibles totaling approximately $6.7 million. As of December 31, 1996, the Company's cash on hand approximated $8.6 million.

   During 1995, net cash provided by operations was approximately $6.2 million, which together with $1.4 million of cash on hand and $10.9 million of net cash provided by the Company's financing activities, was used to fund a $12.5 million distribution to the Parent and to fund investment activities totalling $6.5 million. Investment activities consisted of (i) the final payment of the deferred purchase price for the Company's New England DBS rights of approximately $1.9 million, (ii) the purchase of a new WDSI studio and office facility for $520,000, (iii) the purchase of a LIBOR cap for $300,000, (iv) the purchase of DSS units used as rental and lease units for $157,000, (v) payments of programming rights amounting to $1.2 million, and
(vi) maintenance and other capital expenditures totalling approximately $2.3 million.

   During 1994, net cash provided by operations amounted to $4.1 million, which together with cash on hand and borrowings of $35.0 million was used to fund capital expenditures of $1.3 million, to pay a portion of the deferred purchase price of the DBS rights for $943,000, to repay debt totalling $34.0 million, to fund debt issuance costs of $1.6 million and to pay programming rights of $1.3 million.

   On October 8, 1996, the Company completed the Initial Public Offering in which it sold 3,000,000 shares of its Class A Common Stock to the public at a price of $14.00 per share resulting in net proceeds to the Company of approximately $38.1 million. The Company applied the net proceeds from the Initial Public Offering as follows: (i) $17.9 million for the payment of the cash portion of the purchase price of the Michigan/Texas DBS Acquisition,
(ii) $12.0 million to the Ohio DBS Acquisition, (iii) $3.0 million to repay indebtedness under the New Credit Facility, (iv) $1.9 million to make a payment on account of the Portland Acquisition, (v) $1.5 million for the payment of the cash portion of the purchase price of the Management Agreement Acquisition, and (vi) $1.4 million for the Towers Purchase. The Management Agreement Acquisition and the Towers Purchase were accounted for using the pooling of interest method.

   On January 27, 1997, the Company completed the Unit Offering in which it sold 100,000 Units resulting in net proceeds to the Company of $96.0 million. The Company applied or intends to apply the net proceeds from the Unit Offering as follows: (i) $29.6 million to the repayment of indebtedness under the New Credit Facility, which represented all indebtedness under the New Credit Facility at the time of the consummation of the Unit Offering, (ii) $15.0 million for the Mississippi DBS Acquisition, (iii) $8.8 million for the cash portion of the Indiana DBS Acquisition, (iv) $7.0 million for the cash portion of the purchase price of the Virginia/West Virginia DBS Acquisition,
(v) $2.4 million for the Arkansas DBS Acquisition and (vi) approximately $558,000 to the retirement of the Pegasus Credit Facility and expenses related thereto. The remaining net proceeds together with available borrowings under the New Credit Facility and proceeds from the New Hampshire Cable Sale will be used for working capital, general corporate purposes and to finance future acquisitions. The Company engages in discussions with respect to acquisition opportunities in media and communications businesses on a regular basis. Although the Company is in various stages of discussions in connection with potential acqisitions, the Company has not entered into any definitive agreements with respect to any such acquisitions at this time. See "Risk Factors -- Risks Attendant to Acquisition Strategy" and "-- Discretion of Management Concerning Use of Proceeds." The Company intends to temporarily invest the net remaining proceeds of the Unit Offering in short-term, investment grade securities. The Company intends to use the net proceeds for working capital, general corporate purposes and to finance future acquisitions.

   The Company is highly leveraged. As of December 31, 1996, on a pro forma basis after giving effect to the Completed Transactions, the Company would have had Indebtedness of $86.0 million, total stockholders' equity of $149.2 million including Preferred Stock of $96.0 million and, assuming certain conditions are met, $50.0 million available under the New Credit Facility. For the year ended December 31, 1996, on a pro forma basis after giving effect to the Completed Transactions, the Company's earnings would have been inadequate to cover its combined fixed charges and Series A Preferred Stock dividends by approximately $25.2 million. The ability of the Company to repay its existing indebtedness and to pay dividends on the Series A Preferred Stock and to redeem the Series A Preferred Stock at maturity will depend upon future operating performance, which is subject to the success of the Company's business strategy, prevailing economic conditions, regulatory matters, levels of interest rates and financial, business and other factors, many of which are beyond the Company's control. See "Risk Factors -- Substantial Indebtedness and Leverage" and "Risk Factors -- Dividend Policy; Restrictions on Payment of Dividends."

   The Company completed the $85.0 million Notes offering on July 7, 1995. The Notes were issued pursuant to an Indenture between PM&C and First Union National Bank, as trustee. The Indenture restricts PM&C's ability to engage in certain types of transactions including debt incurrence, payment of dividends, investments in unrestricted subsidiaries and affiliate transactions. See "Description of Indebtedness."

   During July 1995, the Company entered into the Old Credit Facility in the amount of $10.0 million from which $6.0 million was drawn in connection with the Portland and Tallahassee Acquisitions in the first quarter of 1996 and $2.8 million was drawn to fund deposits in connection with the Cable Acquisition. The Old Credit Facility was retired in August 1996 from borrowings under the New Credit Facility.

   The New Credit Facility is a seven-year, senior collateralized revolving credit facility for $50.0 million. The amount of the New Credit Facility will reduce quarterly beginning March 31, 1998. As of December 31, 1996, $29.6 million had been drawn under the New Credit Facility in connection with the retirement of the Old Credit Facility and the consummation of the Cable Acquisition. The New Credit Facility is intended to be used for general corporate purposes and to fund possible future acquisitions. Borrowings under the New Credit Facility are subject to among other things, PM&C's ratio of total funded debt to adjusted operating cash flow. The Company repaid $3.0 million of indebtedness under the New Credit Facility with proceeds from the Initial Public Offering and subsequently borrowed an additional $1.0 million. The Company repaid $29.6 million, representing the outstanding balance under the New Credit Facility at the consummation of the Unit Offering, with proceeds of the Unit Offering. Currently, the Company is able to draw down $50.0 million from the New Credit Facility, subject to certain exceptions. See "Description of Indebtedness -- New Credit Facility."

   The Pegasus Credit Facility was entered into by Pegasus in January 1997 and retired concurrently with the consummation of the Unit Offering. Under the Pegasus Credit Facility, Pegasus was permitted to borrow up to $5.0 million in connection with the acquisition of DBS businesses until the consummation of the Unit Offering. Prior to the retirement of the Pegasus Credit Facility, $526,000 had been drawn under the Pegasus Credit Facility.

   The Company believes that it has adequate resources to meet its working capital, maintenance capital expenditure and debt service obligations. The Company believes that the remaining net proceeds of the Unit Offering together with available borrowings under the New Credit Facility and future indebtedness which may be incurred by the Company and its subsidiaries will give the Company the ability to fund acquisitions and other capital requirements in the future. However, there can be no assurance that the future cash flows of the Company will be sufficient to meet all of the Company's obligations and commitments. See "Risk Factors -- Substantial Indebtedness and Leverage."

   The Company closely monitors conditions in the capital markets to identify opportunities for the effective and prudent use of financial leverage. In financing its future expansion and acquisition requirements, the Company would expect to avail itself of such opportunities and thereby increase its indebtedness which could result in increased debt service requirements. There can be no assurance that such debt financing can be completed on terms satisfactory to the Company or at all. The Company may also issue additional equity to fund its future expansion and acquisition requirements.

CAPITAL EXPENDITURES


   The Company's capital expenditures aggregated $6.3 million in 1996 as compared to $2.6 million in 1995. The increase was primarily due to $3.1 million of nonrecurring expenditures relating to TV transmitter upgrades and Cable interconnections and fiber upgrades. The Company expects recurring renewal and refurbishment capital expenditures to total approximately $ 2.0 million per year. In addition to these maintenance capital expenditures, the Company's 1997 capital projects include (i) DBS expenditures of approximately $230 per new subscriber, (ii) Cable expenditures of approximately $1.0 million for the completion of the interconnection of the Puerto Rico Cable systems and fiber upgrades in Puerto Rico and New England, and (iii) approximately $6.5 to $7.5 million of TV expenditures for broadcast television transmitter, tower and facility constructions and upgrades. There can be no assurance that the Company's capital expenditure plans will not change in the future.


OTHER

   As a holding company, Pegasus' ability to pay dividends is dependent upon the receipt of dividends from its direct and indirect subsidiaries. Under the terms of the Indenture, PM&C is prohibited from paying dividends prior to July 1, 1998. The payment of dividends subsequent to July 1, 1998 will be subject to the satisfaction of certain financial conditions set forth in the Indenture, and will also be subject to lender consent under the terms of the New Credit Facility. See "Risk Factors -- Dividend Policy; Restrictions on Payment of Dividends."

   PM&C's ability to incur additional indebtedness is limited under the terms of the Indenture and the New Credit Facility. These limitations take the form of certain leverage ratios and are dependent upon certain measures of operating profitability. Under the terms of the New Credit Facility, capital expenditures and business acquisitions that do not meet certain criteria will require lender consent.

   The Company's revenues vary throughout the year. As is typical in the broadcast television industry, the Company's first quarter generally produces the lowest revenues for the year, and the fourth quarter generally produces the highest revenues for the year. The Company's operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not necessarily produce commensurate revenues in the short-term until the impact of such advertising and promotion is realized in future periods.

   The Company believes that inflation has not been a material factor affecting the Company's business. In general, the Company's revenues and expenses are impacted to the same extent by inflation. Substantially all of the Company's indebtedness bear interest at a fixed rate.

   The Company has reviewed the provisions of Statements of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the implementation of the above standards did not have any impact on the Company.

   In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share." This Statement establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This Statement is effective for financial statements issued for periods ending after December 15, 1997, earlier application is not permitted. This Statement requires restatement of all prior-period EPS data presented. The Company is currently evaluating the impact, if any, adoption of SFAS No. 128 will have on its financial statements.

                                    BUSINESS

GENERAL

   The Company is a diversified media and communications company operating in two business segments: multichannel television (DBS and Cable) and broadcast television (TV). The Company has grown through the acquisition and operation of media and communications properties characterized by clearly identifiable "franchises" and significant operating leverage, which enables increases in revenues to be converted into disproportionately greater increases in Location Cash Flow.

   Pegasus was incorporated under the laws of the State of Delaware in May 1996. In October 1994, the assets of various affiliates of Pegasus, principally limited partnerships that owned and operated the Company's TV and New England Cable operations, were transferred to subsidiaries of PM&C. In July 1995, the subsidiaries operating the Company's Mayaguez Cable systems and the Company's New England DBS business became wholly owned subsidiaries of PM&C. Upon consummation of the Initial Public Offering, PM&C became a subsidiary of Pegasus. Management's principal executive offices are located at Suite 454, 5 Radnor Corporate Center, 100 Matsonford Road, Radnor, Pennsylvania 19087. Its telephone number is (610) 341-1801.

OPERATING AND ACQUISITION STRATEGY

   The Company's operating strategy is to generate consistent revenue growth and to convert this revenue growth into disproportionately greater increases in Location Cash Flow. The Company seeks to achieve revenue growth (i) in TV by attracting a dominant share of the viewing of underserved demographic groups it believes to be attractive to advertisers and by developing aggressive sales forces capable of "overselling" its stations' share of those audiences, (ii) in DBS by identifying market segments in which DIRECTV programming will have strong appeal, developing marketing and promotion campaigns to increase consumer awareness of and demand for DIRECTV programming within those market segments and building distribution networks consisting of consumer electronics and satellite equipment dealers, programming sales agents and the Company's own direct sales force, and (iii) in Cable by increasing the number of its subscribers and revenue per subscriber through improvements in signal reception, the quality and quantity of its programming, line extensions and rate increases. The Company seeks to convert increases in revenues into disproportionately greater increases in Location Cash Flow through the use of incentive plans, which reward employees in proportion to annual increases in Location Cash Flow, coupled with rigorous budgeting and strict cost controls.

   The Company's acquisition strategy is to identify media and communications businesses in which significant increases in Location Cash Flow may be realized and where the ratio of required investment to potential Location Cash Flow is low. The Company seeks to acquire (i) new DIRECTV services territories in order to maintain its position as the largest independent provider of DIRECTV services and to capitalize on operating efficiencies and economies of scale and (ii) new television and cable properties at attractive prices for which the Company can improve its operating results. After giving effect to the Completed Transactions, the Company would have had pro forma net revenues and Operating Cash Flow of $63.3 million and $18.6 million, respectively, for the year ended December 31, 1996. The Company's net revenues and Operating Cash Flow have increased at a compound annual growth rate of 87% and 81%, respectively, from 1991 to 1996.

MULTICHANNEL TELEVISION

DBS -- DIRECTV

   DIRECTV is a multichannel DBS programming service initially introduced to United States television households in 1994. DIRECTV currently offers in excess of 175 channels of near laser disc quality video and CD quality audio programming and transmits via three high-power Ku band satellites, each containing 16 transponders. As of December 31, 1996, there were over 2.3 million DIRECTV subscribers. DIRECTV expects to have approximately ten million subscribers by the year 2000.

   The equipment required for reception of DIRECTV services (a DSS unit) includes an 18-inch satellite antenna, a digital receiver approximately the size of a standard VCR and a remote control, all of which are used with standard television sets. Each DSS receiver includes a "smart card" which is uniquely addressed to it. The smart card, which can be removed from the receiver, prevents unauthorized reception of DIRECTV services and retains billing information on pay-per-view usage, which information is sent at regular intervals from the DSS receiver telephonically to DIRECTV's authorization and billing system. DSS units also enable subscribers to receive United States Satellite Broadcasting Company, Inc. ("USSB") programming. USSB is a DBS service whose programming consists of 25 channels of video programming transmitted via five transponders it owns on DIRECTV's first satellite. USSB primarily offers Time Warner and Viacom satellite programming services, such as multiple channels of HBO and Showtime, which are not available through DIRECTV but which are generally complementary to DIRECTV programming.

   A license to manufacture DSS units was initially awarded by Hughes to Thomson Consumer Electronics, Inc., the manufacturer of RCA-branded products ("RCA/Thomson"). This license provided RCA/Thomson with an exclusivity period, which ended in April 1995, covering the first one million DSS units. RCA/Thomson's DSS units retail for as low as $349. Hughes awarded a second license to Sony which provided Sony joint exclusivity with RCA/Thomson until December 1995. Hughes has awarded additional licenses to Hughes Network Systems, Toshiba Consumer Electronics, Samsung Electronics America, Inc., Sanyo Fisher Corporation, Daewoo Electronics Corporation of America, Uniden Corporation and Philips Electronics, N.V., whose production and distribution have commenced or are expected to commence in 1996. At the end of 1995, more than 20,000 retailers were selling DSS equipment and DIRECTV programming packages.

   In September 1996, the price of DSS units offered by DIRECTV dropped to $399 with a $200 rebate toward the first year of service. The Company believes that this price reduction has helped increase the growth in subscribers of DIRECTV services. There can be no assurance that DIRECTV will continue this pricing program in the future.

   In January 1996, DIRECTV entered into a strategic relationship with AT&T that is designed to accelerate DIRECTV's market penetration. The agreement calls for AT&T to invest $137.5 million for a 2.5% equity interest in DIRECTV with rights to purchase up to 30% of DIRECTV based on subscriber acquisition performance. The agreement gives AT&T an exclusive right to market, except in NRTC territories, DIRECTV services to all residential customers. In May 1996, AT&T began to offer DIRECTV programming and DSS receiving equipment to its 90 million customers utilizing its Universal Card to provide financing and its True Rewards(R) frequent buyers program. Additionally, DIRECTV has recently announced a joint venture with Microsoft to offer interactive programming and data services to be introduced in 1997.

 THE COMPANY'S DBS OPERATIONS

   The Company owns, through agreements with the NRTC, the exclusive right to provide DIRECTV services in certain rural areas of Arkansas, Connecticut, Indiana, Massachusetts, Michigan, Mississippi, New Hampshire, New York, Ohio, Texas, Virginia and West Virginia. The Company is the largest independent provider of DIRECTV services not affiliated with Hughes. The Company's New England DBS service area encompasses all of its New England Cable systems except for its systems in central Massachusetts. Its Michigan DBS service area covers nine counties in the Flint, Saginaw and thumb regions of Michigan, its Texas DBS service area covers seven counties approximately 45 miles south of the Dallas/Fort Worth metroplex, its Ohio DBS service area covers 11 counties in southern Ohio, its Indiana DBS service area covers seven counties in Indiana, its Mississippi service area covers eight counties in Mississippi, its Arkansas service area covers Garland County in central Arkansas, and its Virginia/West Virginia service area covers five counties in southwestern Virginia and the southern portion of West Virginia.


                                      Homes                                                              Average
                                       Not        Homes                                                  Monthly
                           Total     Passed      Passed                           Penetration            Revenue
 DIRECTV                  Homes in      by         by         Total         -------------------------      Per
Territory                Territory   Cable(1)   Cable(2)    Subscribers(3)  Total   Uncabled   Cabled   Subscriber(4)
 ----------------------  ---------   --------   --------    --------------  -------  --------  ------   -------------
Owned:
Western New
 England  .............    288,273    41,465      246,808       6,969       2.4%      13.1%      0.6%
New Hampshire  ........    167,531    42,075      125,456       4,210       2.5%       8.1%      0.6%
Martha's Vineyard and
  Nantucket ...........     20,154     1,007       19,147         818       4.1%      61.4%      1.0%
Michigan  .............    241,713    61,774      179,939       7,326       3.0%       8.7%      1.1%
Texas  ................    149,530    54,504       95,026       5,735       3.8%       7.6%      1.7%
Ohio  .................    167,558    32,180      135,378       5,477       3.3%      12.1%      1.2%
Indiana  ..............    131,025    34,811       96,214       6,479       4.9%      12.6%      2.2%
Mississippi  ..........    101,799    38,797       63,002       6,705       6.6%      14.6%      1.6%
Arkansas  .............     36,458     2,408       34,050       1,734       4.8%      34.4%      2.7%
Virginia/West Virginia .    92,097    10,015       82,082       5,830       6.3%      45.8%      1.5%
                        ----------   -------    ---------      ------       ---       ----       ---
  Total  ..............  1,396,138   319,036    1,077,102      51,283       3.7%      12.0%      1.2%      $41.45
                        ==========   =======    =========      ======       ===       ====       ===       ------

------
(1) Based on NRTC estimates of primary residences derived from 1990 U.S. census data and after giving effect to a 1% annual housing growth rate and seasonal residence data obtained from county offices. Does not include business locations. Includes approximately 24,400 seasonal residences.

(2) Based on NRTC estimates of primary residences derived from 1990 U.S. census data and after giving effect to a 1% annual housing growth rate and seasonal residence data obtained from county offices. Does not include business locations. Includes approximately 92,400 seasonal residences.


(3) As of February 7, 1997.

(4) Based upon 1996 revenues and weighted average 1996 subscribers.


  BUSINESS STRATEGY

   As the exclusive provider of DIRECTV services in its purchased territories, the Company provides a full range of services, including installation, authorization and financing of equipment for new subscribers as well as billing, collections and customer service support for existing subscribers. The Company's operating strategy in DBS is to (i) establish strong relationships with retailers, (ii) build its own direct sales and distribution channels, (iii) develop local and regional marketing and promotion to supplement DIRECTV's national advertising, and (iv) offer equipment rental, lease and purchase options.

   The Company anticipates continued growth in subscribers and operating profitability in DBS through increased penetration of DIRECTV territories it currently owns and additional acquisitions. The Company's New England DBS Territory achieved positive Location Cash Flow in 1995, its first full year of operations. The Company's DIRECTV subscribers currently generate revenues of approximately $41 per month at an average gross margin of 34%. The Company's remaining expenses consist of marketing costs incurred to build its growing base of subscribers and overhead costs which are predominantly fixed. As a result, the Company believes that future increases in its DBS revenues will result in disproportionately greater increases in Location Cash Flow. For the twelve months ended December 31, 1996, the Company has added 5,809 new DIRECTV subscribers as compared to 3,895 for the same period in 1995 in its New England DBS Territory.

   The Company also believes that there is an opportunity for additional growth through the acquisition of DIRECTV territories held by other NRTC members. NRTC members are the only independent providers of DIRECTV services. Approximately 220 NRTC members collectively own DIRECTV territories consisting of approximately 7.7 million television households in predominantly rural areas of the United States, which the Company believes are among the most likely to subscribe to DBS services. These territories comprise 8% of United States television households, but represent approximately 23% of DIRECTV's existing subscriber base. As the only publicly held, independent provider of DIRECTV services, the Company believes that it is well positioned to achieve economies of scale through the acquisition of DIRECTV territories held by other NRTC members.

  DIRECTV PROGRAMMING

   DIRECTV programming includes (i) cable networks, broadcast networks and audio services available for purchase in tiers for a monthly subscription, (ii) premium services available a la carte or in tiers for a monthly subscription,
(iii) sports programming (including regional sports networks and seasonal college and major professional league sports packages) available for a yearly, seasonal or monthly subscription and (iv) movies and events available for purchase on a pay-per-view basis. Satellite and premium services available a la carte or for a monthly subscription are priced comparably to cable. Pay-per-view movies are generally $2.99 per movie. Movies recently released for pay-per-view are available for viewing on multiple channels at staggered starting times so that a viewer generally would not have to wait more than 30 minutes to view a particular pay-per-view movie. The following is a summary of some of the more popular programming packages currently available from the Company's DIRECTV operations:

    Plus DIRECTV: Package of 45 channels (including 29 CD audio channels) which retails for $14.95 per month and includes a $2.50 coupon for purchase of pay-per-view movies or events. Plus DIRECTV consists of channels not typically offered on most cable systems and is intended to be sold to existing cable subscribers to augment their cable satellite and basic services.

    Economy or Select Choice: Two packages of 19 to 33 channels which retail for between $16.95 and $19.95 per month and include a $2.50 coupon for purchase of pay-per-view movies or events. The Economy service is available only in DIRECTV territories held by NRTC members. Economy and Select Choice are often offered in conjunction with DSS rental or leasing options to create a total monthly payment comparable to the price of cable.

    Total Choice: Package of 74 channels (including 29 CD audio channels, two Disney channels, Encore Multiplex and an in-market regional sports network) which retails for $29.95 per month and includes a $2.50 coupon for purchase of pay-per-view movies or events. This is DIRECTV's flagship package.

    DIRECTV Limited: Package comprising Bloomberg Information Television and the DIRECTV Preview Channel which retails for $4.95 per month and includes a $2.50 coupon for purchase of pay-per-view movies or events. This is intended for subscribers who are principally interested in DIRECTV's pay-per-view movies, sports and events.

    Playboy: Adult service available monthly for $9.95 or 12 hours for $4.99.

    Encore Multiplex: Seven theme movie services (Love Stories, Westerns, Mystery, Action, True Stories, WAM! and Encore) for $5.95 per month (free with Total Choice).

    Networks: ABC (East and West), NBC (East and West), CBS (East and
    West), Fox and PBS available individually for $0.99 per month or together for $4.95 per month. (Available only to subscribers unable to receive networks over-the-air and who have not subscribed to cable in the last 90 days.)

    Sports Choice: Package of 24 channels (including 19 regional networks) and five general sports networks (the Golf channel, NewSport, Speedvision, Classic Sports Network and Outdoor Life) for $12.00 per month on a stand alone basis.

    NBA League Pass: Out-of-market NBA games for $149.00 per season.

    NHL Center Ice: Out-of-market NHL games for $119.00 per season.

    NFL Sunday Ticket: All out-of-market NFL Sunday games for $159.00 per season.

    MLB Extra Innings: Up to 1,000 out-of-market major league baseball games for $139.00 per season.

    DIRECT Ticket: Movies available for pay-per-view from all major Hollywood studios at $2.99 and special events at a range of $14.99 to $30.00.

    STARZ! Package: Package of 3 channels which include STARZ! (East and
    West) and the Independent Film Channel for $5.00 per month.

  DISTRIBUTION, MARKETING AND PROMOTION

   In general, subscriptions to DIRECTV programming are offered through commissioned sales representatives who are also authorized by the manufacturers to sell DSS units. DIRECTV programming is offered (i) directly through national retailers (e.g. Sears, Circuit City and Best Buy) selected by DIRECTV, (ii) through consumer electronics dealers authorized by DIRECTV to sell DIRECTV programming, (iii) through satellite dealers and consumer electronics dealers authorized by five regional sales management agents ("SMAs") selected by DIRECTV, (iv) through members of the NRTC who, like the Company, have agreements with the NRTC to provide DIRECTV services, and (v) by AT&T, which has the exclusive right to market, except in NRTC territories, DIRECTV services to all residential customers. All programming packages currently must be authorized by the Company in its service areas. See "Business -- Licenses, LMAs, DBS Agreements, and Cable Franchises."

   The Company markets DIRECTV programming services and DSS units in its distribution area in three separate but overlapping ways. In residential market segments where authorized DSS dealers offer the purchase, inventory and sale of the DSS unit, the Company seeks to develop close, cooperative relationships with these dealers and provides marketing, subscriber authorization, installation and customer service support. In these circumstances, the dealer earns a profit on the sale of the DSS unit and from a commission payable by the Company for the sale of DIRECTV programming, while the Company may receive a profit from a subscriber's initial installation and receives the programming service revenues payable by the subscriber. Many DSS dealers are also authorized to offer the Company's lease program.

   In addition, the Company has developed a network of its own sales agents ("Programming Sales Agents") from among local satellite dealers, utilities, cable installation companies, retailers and other contract sales people or organizations. Programming Sales Agents earn commissions on the lease or sale of DSS units, as well as on the sale of DIRECTV programming.

   The Company offers a lease program in which subscribers may lease DSS units for $15 per month. The initial lease term is 36 months, at the end of which the subscriber has the option to continue to pay $15 a month for an additional 12 months to purchase the unit or continue on a month-to-month basis. Subscribers that lease equipment must also select a monthly programming package from DIRECTV throughout the term of the lease. Additional receivers can be leased for an additional $15 per month. Programming authorizations for additional outlets are $1.95 per month. There is a one-time charge of $199 for standard installations. The lease program is available only to subscribers that reside in the Company's service area.

   The Company seeks to identify and target market segments within its service area in which it believes DIRECTV programming services will have strong appeal. Depending upon their individual circumstances, potential subscribers may subscribe to DIRECTV services as a source of multichannel television where no other source currently exists, as a substitute for existing cable service due to its high price or poor quality or as a source of programming which is not available via cable but which is purchased as a supplement to existing cable service. The Company seeks to develop promotional campaigns, marketing methods and distribution channels designed specifically for each market segment.

   The Company's primary target market consists of residences which are not passed by cable or which are passed by older cable systems with fewer than 40 channels. The Company estimates that its exclusive DIRECTV territories contain approximately 319,000 television households which are not passed by cable and approximately 649,000 television households which are passed by older cable systems with fewer than 40 channels. The Company actively markets DIRECTV services as a primary source of television programming to potential subscribers in this market segment since the Company believes that it will achieve its largest percentage penetration in this segment.

   The Company also targets potential subscribers who are likely to be attracted by specific DIRECTV programming services. This market segment includes (i) residences in which a high percentage of the viewing is devoted to movie rentals or sports, (ii) residences in which high fidelity audio or video systems have been installed and (iii) commercial locations (such as bars, restaurants, hotels and private offices) which currently subscribe to pay television or background music services. The Company estimates that its exclusive DIRECTV territories contain approximately 120,000 commercial locations.

   The Company also targets seasonal residences in which it believes that the capacity to start and discontinue DIRECTV programming seasonally or at the end of a rental term has significant appeal. These subscribers are easily accommodated on short notice without the requirement of a service call because DIRECTV programming is a fully "addressable" digital service. The Company estimates that its exclusive DIRECTV territories contain approximately 117,000 seasonal residences in this market segment.

   Additional target markets include apartment buildings, multiple dwelling units and private housing developments. RCA/Thomson has recently begun commercial sales of DSS units designed specifically for use in such locations.

   Finally, DIRECTV has announced its intention to utilize a portion of the additional capacity from its third satellite and improved compression to offer, in a joint venture with Microsoft, one or more data services to residences and businesses in 1997. When this occurs, the Company believes that additional market segments will develop for data services within its service areas.

   The Company benefits from national promotion expenditures incurred by DIRECTV, USSB and licensed manufacturers of DSS, such as RCA/Thomson and Sony, to increase consumer awareness and demand for DIRECTV programming and DSS units. The Company benefits as well from national, regional and local advertising placed by national retailers, satellite dealers and consumer electronics dealers authorized to sell DIRECTV programming and DSS units. The Company also undertakes advertising and promotion cooperatively with local dealers designed for specific market segments in its distribution area, which are placed through local newspapers, television, radio and yellow pages. The Company supplements its advertising and promotion campaigns with direct mail, telemarketing and door-to-door direct sales.

CABLE

BUSINESS STRATEGY

   The Company operates cable systems whose revenues and Location Cash Flow it believes can be increased with limited increases in fixed costs. In general, the Company's Cable systems (i) have the capacity to offer in excess of 50 channels of programming, (ii) are "addressable" and (iii) serve communities where off-air reception is poor. The Company's business strategy in cable is to achieve revenue growth by (i) adding new subscribers through improved signal quality, increases in the quality and the quantity of programming, housing growth and line extensions and (ii) increasing revenues per subscriber through new program offerings and rate increases. The Company emphasizes the development of strong engineering management and the delivery of a reliable, high-quality signal to subscribers. The Company adds new programming (including new cable services, premium services and pay-per-view movies and events) and invests in additional channel capacity, improved signal delivery and line extensions to the extent it believes that it can add subscribers at a low incremental fixed cost.

   The Company believes that significant opportunities for growth in revenues and Location Cash Flow exist in Puerto Rico from the delivery of traditional cable services. Cable penetration in Puerto Rico averages 34% (versus a United States average of 65% to 70%). The Company believes that this low penetration is due principally to the limited amount of Spanish language programming offered on Puerto Rico's cable systems. In contrast, Spanish language programming represents virtually all of the programming offered by television stations in Puerto Rico. The Company believes that cable penetration in its Puerto Rico Cable systems will increase over the next five years as it substitutes Spanish language programming for much of the English language cable programming currently offered. The Company may also selectively expand its presence in Puerto Rico.

THE CABLE SYSTEMS

   The following table sets forth general information for the Company's Cable systems.

                                                                                                     Average
                                                                                                     Monthly
                                     Homes in        Homes                            Basic          Revenue
                        Channel      Franchise       Passed          Basic           Service           per
Cable Systems           Capacity      Area(1)     by Cable(2)   Subscribers(3)    Penetration(4)    Subscriber
 -------------------   ----------   -----------    -----------   --------------   --------------   ------------
New England  .......         (5)       22,900        22,500         15,000              67%           $33.55
Mayaguez  ..........       62          38,300        34,000         10,400              31%           $31.55
San German(6)  .....       50(7)       72,400        47,700         15,800              33%           $30.40
                                    -----------    -----------   --------------   --------------   ------------
 Total Puerto Rico                    110,700        81,700         26,200              32%           $30.85
                                    -----------    -----------   --------------   --------------   ------------
  Total  ...........                  133,600       104,200         41,200              40%           $32.45
                                    ===========    ===========   ==============   ==============   ============

------
(1) Based on information obtained from municipal offices.
(2) A home is deemed to be "passed" by cable if it can be connected to the distribution system without any further extension of the cable distribution plant. These data are the Company's estimates as of December 31, 1996.
(3) A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts (such as motels or apartments) are included on a "subscriber equivalent" basis whereby the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area. This information is as of January 31, 1997.
(4) Basic subscribers as a percentage of homes passed by cable.
(5) The channel capacities of New England Cable systems are 36 and 62 and represent 29% and 71% of the Company's New England Cable subscribers in Connecticut and Massachusetts, respectively.
(6) The San German Cable System was acquired upon consummation of the Cable Acquisition in August 1996.
(7) After giving effect to certain system upgrades, this system will be capable of delivering 62 channels.

  PUERTO RICO CABLE SYSTEMS

   Mayaguez. The Mayaguez Cable system serves the port city of Mayaguez, Puerto Rico's third largest municipality and the economic hub of the western coast of Puerto Rico. The economy is based largely on pharmaceuticals, canning, textiles and electronics. Key employers include Eli Lilly, Bristol Laboratories, Bumble Bee, Neptune, Allergan, Hewlett-Packard, Digital Equipment, Wrangler and Levi Strauss. At Janaury 31. 1997, the system passed approximately 34,000 homes with 260 miles of plant and had 10,400 basic subscribers, representing a basic penetration rate of 31%. The system currently has a 62-channel capacity and offers 58 channels of programming. The system is fully addressable.

   San German. The San German Cable System serves a franchised area comprising ten communities and approximately 72,400 households. The system currently serves eight of these communities (two towns are unbuilt) with 480 miles of plant from two headends. At January 31, 1997, the system had 15,800 subscribers. The economy is based largely on tourism, light manufacturing, pharmaceuticals and electronics. Key employers include Baxter Laboratories, General Electric, OMJ Pharmaceuticals, White Westinghouse and Allergan Medical Optics. The system currently offers 45 channels of programming and has a 50 channel capacity. The system is fully addressable.

   Consolidation of Puerto Rico Systems. As a result of the Cable Acquisition, the Company serves contiguous franchise areas of approximately 111,000 households. The Company plans to increase the channel capacity of the San German Cable System to 62 channels and to consolidate the headends, offices, billing systems, channel lineup, and rates of the Mayaguez and San German Cable systems. The consolidated system will consist of one headend serving approximately 26,200 subscribers and passing approximately 82,000 homes with 740 miles of plant. The Company estimates that the consolidation will result in significant expense savings and will also enable it to increase revenues in the San German Cable System from the addition of pay-per-view movies, additional programming (including Spanish language channels) and improvements in picture quality. The Company also plans to expand the system to pass an additional 8,950 homes in the San German franchise.

  NEW ENGLAND CABLE SYSTEMS

   The Company's New England Cable systems consist of five headends serving 13 towns in Connecticut and Massachusetts. At January 31, 1997, these systems had approximately 15,000 basic subscribers. New England Cable systems historically have had higher than national average basic penetration rates due to the region's higher household income levels and poor off air reception. The Company's systems offer addressable converters to all premium and pay-per-view customers, which allow the Company to activate these services without the requirement of a service call. The Massachusetts system was acquired in June 1991 (with the exception of the North Brookfield, Massachusetts Cable system, which was acquired in July
1992), and the Connecticut system was acquired in August 1991.

   In January 1997, the Company consummated the New Hampshire Cable Sale, which resulted in net proceeds to the Company of approximately $7.1 million. The Company's New Hampshire Cable systems consisted of two headends serving six towns. At January 31, 1997, these systems had approximately 3,600 basic subscribers.

TV

BUSINESS STRATEGY

   The Company's operating strategy in TV is focused on (i) developing strong local sales forces and sales management to maximize the value of its stations' inventory of advertising spots, (ii) improving the stations' programming, promotion and technical facilities in order to maximize their ratings in a cost-effective manner and (iii) maintaining strict control over operating costs while motivating employees through the use of incentive plans, which rewards Company employees in proportion to annual increases in Location Cash Flow.

   The Company seeks to maximize demand for each station's advertising inventory and thereby increase its revenue per spot. Each station's local sales force is incentivized to attract first-time television advertisers as well as provide a high level of service to existing advertisers. Sales management seeks to "oversell" the Company's share of the local audience. A television station oversells its audience share if its share of its market's television revenues exceeds its share of the viewing devoted to all stations in the market. Historically, the Company's stations have achieved oversell ratios ranging from 120% to 200%. The Company recruits and develops sales managers and salespeople who are aggressive, opportunistic and highly motivated.

   In addition, the Company seeks to make cost-effective improvements in its programming, promotion and transmitting and studio equipment in order to enable its stations to increase audience ratings in its targeted demographic segments. In purchasing programming, the Company seeks to avoid competitive program purchases and to take advantage of group purchasing efficiencies resulting from the Company's ownership of multiple stations. The Company also seeks to counter-program its local competitors in order to target specific audience segments which it believes are underserved.

   The Company utilizes its own market research together with national audience research from its national advertising sales representative and program sources to select programming that is consistent with the demographic appeal of the Fox network, the tastes and lifestyles characteristic of the Company's markets and the counter-programming opportunities it has identified. Examples of programs purchased by the Company's stations include "Home Improvement," "Seinfeld," "The Simpsons," "Mad About You," and "Frazier" (off-network); "Star Trek: The Next Generation" and "Baywatch" (syndication); and "Jenny Jones," "Rosie O'Donnell," and various game shows (first run). In addition, the Company's stations purchase children's programs to complement the Fox Children's Network's Monday through Saturday programs. Each of the Company's stations is its market leader in children's viewing audiences, with popular syndicated programming such as Disney's "Aladdin" and "Gargoyles" complementing Fox programs such as the "Mighty Morphin Power Rangers" and "R.L. Stine's Goosebumps."

   The Company's acquisition strategy in TV seeks to identify stations in markets of between 200,000 and 600,000 television households (DMAs 40 to 120) which have no more than four competitive commercial television stations licensed to them and which have a stable and diversified economic base. The Company has focused upon these markets because it believes that they have exhibited consistent and stable increases in local advertising and that television stations in them have fewer and less aggressive direct competitors. In these markets, the Company seeks television stations whose revenues and market revenue share can be substantially improved with limited increases in their fixed costs.

   The Company is actively seeking to acquire additional stations in new markets and to enter into LMAs with owners of stations or construction permits in markets where it currently owns and operates Fox affiliates. The Company has historically purchased Fox affiliates because (i) Fox affiliates generally have had lower ratings and revenue shares than stations affiliated with ABC, CBS and NBC and, therefore, greater opportunities for improved performance, and (ii) Fox affiliated stations retain a greater share of their inventory of advertising spots than do stations affiliated with ABC, CBS or NBC, thereby enabling these stations to retain a greater share of any increase in the value of their inventory. The Company is pursuing expansion in its existing markets through LMAs because second stations can be operated with limited additional fixed costs (resulting in high incremental operating margins) and can allow the Company to create more attractive packages for advertisers and program providers.

THE STATIONS

   The following table sets forth general information for each of the Company's stations.

                                                                          Number                       Ratings Rank
                   Acquisition        Station      Market               of TV                     -------------------  Oversell
Station               Date          Affiliation     Area         DMA  Households(1) Competitors(2)  Prime(3) Access(4)  Ratio(5)
 ----------------  -----------      ----------- ---------------  --- -------------  -------------- --------- ---------  --------

Existing Stations:
WWLF-56/WILF-53/
  WOLF-38(6) .... May 1993             Fox      Northeastern PA   49    553,000           3         3 (tie)     2        169%
WPXT-51  ........ January 1996         Fox      Portland, ME      79    344,000           3         3           4        127%
WDSI-61  ........ May 1993             Fox      Chattanooga, TN   82    320,000           4         3           2(tie)   174%
WDBD-40  ........ May 1993             Fox      Jackson, MS       91    287,000           3         1 (tie)     2        126%
WTLH-49  ........ March 1996           Fox      Tallahassee, FL  116    210,000           3         2           2        122%


Additional Stations:
WOLF-38(6)  ..... May 1993             UPN      Northeastern PA   49    553,000           3         N/A         N/A       N/A
WWLA-35(7)  ..... May 1996             UPN      Portland, ME      79    344,000           3         N/A         N/A       N/A


(1)  Represents total homes in a DMA for each TV station as estimated by BIA.
(2) Commercial stations not owned by the Company which are licensed to and operating in the DMA.
(3) "Prime" represents local station rank in the 18 to 49 age category during "prime time" based on Nielsen estimates for November 1996.
(4) "Access" indicates local station rank in the 18 to 49 age category during "prime time access" (6:00 p.m. to 8:00 p.m.) based on Nielsen estimates for November 1996.
(5) The oversell ratio is the station's share of the television market net revenue divided by its in-market commercial audience share. The oversell ratio is calculated using estimated market data and 1996 Nielsen audience share data.
(6) WOLF, WILF and WWLF are currently simulcast. Pending receipt of certain FCC approvals and assuming no adverse change in current FCC regulatory requirements, the Company intends to separately program WOLF as an affiliate of UPN.
(7) The Company anticipates programming WWLA pursuant to an LMA as an affiliate of UPN assuming no adverse change in current FCC regulatory requirements.

  NORTHEASTERN PENNSYLVANIA

   Northeastern Pennsylvania is the 49th largest DMA in the United States comprising 17 counties in Pennsylvania with a total of 553,000 television households and a population of 1,465,000. In the past, the economy was primarily based on steel and coal mining, but in recent years has diversified to emphasize manufacturing, health services and tourism. In 1995, annual retail sales in this market totaled approximately $11.4 billion and total television advertising revenues in the Northeastern Pennsylvania DMA increased 3.5% from approximately $42.5 million to approximately $44.0 million. Northeastern Pennsylvania is the only one among the top 50 DMAs in the country in which all TV stations licensed to it are UHF. In addition to WOLF, WWLF and WILF, which are licensed to Scranton, Hazelton and Williamsport, respectively, there are three commercial stations and one educational station operating in the Northeastern Pennsylvania DMA. The Northeastern Pennsylvania DMA also has an allocation for an additional channel, which is not operational.

                                             Northeastern Pennsylvania DMA Statistics
                                        --------------------------------------------------
                                         1992      1993       1994      1995      1996(1)
                                        -------   -------    -------   -------   ---------
Market Revenues (dollars in
  millions) .........................   $35.0     $ 37.1    $ 42.5    $ 44.0     $ 46.6
Market Growth  ......................      --        6.0%     14.6%      3.5%       6.0%
Station Revenue Growth  .............      --       10.0%     18.4%     11.9%      12.0%
Prime Rank (18-49)  .................       4          4         4         4        3 (tie)
Access Rank (18-49)  ................       4          4         4         3        1
Oversell Ratio  .....................     196%       176%      166%      166%       169%

----------
(1) Prime and access ratings ranks based on Nielson estimates for May 1996; market revenue, market growth and oversell ratio based on estimated market data for 1996.

   The Company acquired WOLF and WWLF in May 1993 from a partnership of which Guyon W. Turner was the managing general partner, and also acquired WILF at the same time from a partnership unaffiliated with Mr. Turner. Mr. Turner is a Vice President of Pegasus and President of the subsidiary that operates the

Company's TV stations. He has been employed by the Company since it acquired WOLF and WWLF. Historically, WOLF, WWLF and WILF have been commonly programmed with WWLF and WILF operated as satellites of WOLF. However, the Company believes that it can achieve over the air coverage of the Northeastern Pennsylvania DMA comparable to that currently provided by WOLF, WWLF and WILF together by moving WWLF to a tower site occupied by the other stations in the market and by increasing the authorized power of WILF. The Company has filed an application with the FCC, which if granted, will enable the Company to accomplish this objective. This application is currently pending. A competing station has filed a letter with the FCC objecting to this application. If the Company's application is granted by the FCC, the Company intends to relocate WWLF's transmitter and tower, to increase the power of WILF and to separately program WOLF as an affiliate of UPN. The continued ownership of WOLF by the Company following relocation of the WWLF tower may depend on changes in the FCC's ownership rules. The ability of the Company to program WOLF if a divestiture is necessary may also depend on no adverse change in current FCC regulatory requirements regarding the attribution of LMAs. See "-- Licenses, LMAs, DBS Agreements and Cable Franchises" and "Risk Factors -- Government Legislation, Regulation, Licenses and Franchises."

  PORTLAND, MAINE

   Portland is the 79th largest DMA in the United States, comprising 12 counties in Maine, New Hampshire and Vermont with a total of 344,000 television households and a population of 902,000. Portland's economy is based on financial services, lumber, tourism, and its status as a transportation and distribution gateway for central and northern Maine. In 1995, annual retail sales in the Portland market totaled approximately $8.9 billion and the total television revenues in this market increased 4.0% from approximately $40.0 million to approximately $41.6 million. In addition to WPXT, there are four VHF and two UHF stations authorized in the Portland DMA, including one VHF and two UHF educational stations. The Portland DMA has allocations for five other UHF stations, four of which are educational.

                                                  Portland, Maine DMA Statistics
                                         -------------------------------------------------
                                          1992      1993       1994      1995      1996(1)
                                         ------    ------     ------    ------    --------
Market Revenues (dollars in millions) .  $ 32.3    $ 34.3     $ 40.0    $ 41.6     $ 41.1
Market Growth  .......................       --       6.2%      16.6%      4.0%      (1.2%)
Station Revenue Growth  ..............       --       9.1%      18.0%      2.0%      (0.5%)
Prime Rank (18-49)  ..................        4         4          4         2          2
Access Rank (18-49)  .................        4         4          4         3          4
Oversell Ratio  ......................      140%      144%       139%      122 %      127%

         ------
         (1) Prime and access ratings ranks based on Nielson estimates for May 1996; market revenue, market growth and oversell ratio based on estimated market data for 1996.

   In the Portland Acquisition, the Company acquired television station WPXT, the Fox-affiliated television station serving the Portland DMA. The Company entered into the Portland LMA with the holder of a construction permit for WWLA, a new TV station to operate UHF channel 35 in the Portland market. Under the Portland LMA, the Company will lease facilities and provide programming to WWLA, retain all revenues generated from advertising, and make payments of $52,000 per year to the FCC license holder in addition to reimbursement of certain expenses. Construction of WWLA is expected to be completed in 1997. WWLA's offices, studio and transmission facilities will be co-located with WPXT. In November 1996, the FCC granted an application to increase significantly WWLA's authorized power and antenna height in order to expand its potential audience coverage. See "Risk Factors -- Government Legislation, Regulation, Licenses and Franchises."

  CHATTANOOGA, TENNESSEE

   Chattanooga is the 82nd largest DMA in the United States, comprising 18 counties in Tennessee, Georgia, North Carolina and Alabama with a total of 320,000 television households and a population of 842,000. Chattanooga's economy is based on insurance and financial services in addition to manufacturing and tourism. In 1995, annual retail sales in the Chattanooga market totaled approximately $7.1 billion and total television revenues in this market increased 2.4% from approximately $37.6 million to approximately $38.5 million. In addition to WDSI, there are three VHF and four UHF stations operating in the Chattanooga DMA, including one religious and two educational stations. The Company acquired WDSI in May 1993. From October 1991 through April 1993, the station was managed by the Company. See "Management and Certain Transactions."

                                              Chattanooga, Tennessee DMA Statisitics
                                         ------------------------------------------------
                                          1992      1993       1994      1995     1996(1)
                                         -------   -------    -------   -------   -------
Market Revenues (dollars in millions) .  $ 29.8    $ 31.0     $ 37.6    $ 38.5    $ 40.8
Market Growth  .......................       --       4.0%      21.3%      2.4%      6.0%
Station Revenue Growth  ..............       --       7.7%      38.6%      9.1%      4.2%
Prime Rank (18-49)  ..................        4         4          4         4         4
Access Rank (18-49)  .................        3         4          4         4         3
Oversell Ratio  ......................      132%      119%       129%      125%      174%

         ------
         (1) Prime and access ratings ranks based on Nielson estimates for May 1996; market revenue, market growth and oversell ratio based on estimated market data for 1996.

  JACKSON, MISSISSIPPI

   Jackson is the 91st largest DMA in the United States, comprising 24 counties in central Mississippi with a total of 287,000 television households and a population of 819,000. Jackson is the capital of Mississippi and its economy reflects the state and local government presence as well as agriculture and service industries. Because of its central location, it is also a major transportation and distribution center. In 1995, annual retail sales in the greater Jackson market totaled approximately $6.1 billion and total television revenues in the market increased 10.8% from approximately $32.5 million to approximately $36.0 million. In addition to WDBD, there are two VHF and two UHF television stations operating in the Jackson DMA, including one educational station. The Jackson DMA also has an allocation for an additional television channel which is not operational. The Company acquired WDBD in May 1993. From October 1991 through April 1993, the station was managed by the Company. See "Management and Certain Transactions."

                                                Jackson, Mississippi DMA Statistics
                                         --------------------------------------------------
                                          1992      1993       1994      1995      1996(1)
                                         -------   -------    -------   -------   ---------
Market Revenues (dollars in millions)    $ 26.3    $ 28.4     $ 32.5    $ 36.0     $38.3
Market Growth  .......................       --       8.0%      14.4%     10.8%      6.4%
Station Revenue Growth  ..............       --      21.8%      17.2%     15.9%      8.5%
Prime Rank (18-49)  ..................        3         3          3         3       2 (tie)
Access Rank (18-49)  .................        4         4          3         3       2
Oversell Ratio  ......................      132%      119%       125%      114%      126%

         ------
         (1) Prime and access ratings ranks based on Nielson estimates for May 1996; market revenue, market growth and oversell ratio based on estimated market data for 1996.

  TALLAHASSEE, FLORIDA

   The Tallahassee DMA is the 116th largest in the United States comprising 18 counties in northern Florida and southern Georgia with a total of 210,000 television households and a population of 578,000. Tallahassee is the state capital of Florida and its major industries include state and local government as well as firms providing commercial service to North Florida's cattle, lumber, tobacco and farming industries. In 1995, annual retail sales in this market totaled $4.4 billion and total television advertising revenues increased 5.3% from approximately $18.9 million in 1994 to approximately $19.9 million. In addition to WTLH, there are two VHF and two UHF television stations operating in the Tallahassee DMA, including one educational VHF station. An additional station licensed to Valdosta, Georgia broadcasts from a transmission facility located in the Albany, Georgia DMA. The Tallahassee DMA has allocations for four UHF stations that are not operational, one of which is educational.

                                               Tallahassee, Florida DMA Statistics
                                         ------------------------------------------------
                                          1992      1993       1994      1995     1996(1)
                                         -------   -------    -------   -------   -------
Market Revenues (dollars in millions).  $ 16.6    $ 17.2     $ 18.9    $ 19.9     $20.0
Market Growth  .......................      --       3.6%       9.9%      5.3%      0.5%
Station Revenue Growth  ..............      --       2.4%      31.7%      8.5%      7.8%
Prime Rank (18-49)  ..................       4         3          3         2         2
Access Rank (18-49)  .................       3         3          2         3         2
Oversell Ratio  ......................     118%      100%       117%      100%      122%


         ------
         (1) Prime and access ratings ranks based on Nielson estimates for May 1996; market revenue, market growth and oversell ratio based on estimated market data for 1996.

   In March 1996, the Company acquired the principal tangible assets of WTLH and in August 1996, the Company acquired WTLH's FCC licenses and its Fox Affiliation Agreements. The FCC recently granted an application which will enable the Company to move WTLH's tower and transmitter facilities to a site approximately ten miles closer to Tallahassee and to increase its tower height and power. The Company anticipates relocating WTLH's transmitter and tower in 1997 to increase its audience coverage in the Tallahassee market. In August 1996, the Company also acquired the license for translator station W53HI, Valdosta, Georgia. In October 1996, the FCC consented to the assignment of the construction permit for translator station W13BO, Valdosta, Georgia. Special temporary authorities have been granted by the FCC for continued operation of both translators at relocated facilities, W13BO until May 7, 1997 and W53HI until June 4, 1997.

COMPETITION

   The Company's TV stations compete for audience share, programming and advertising revenue with other television stations in their respective markets, and compete for advertising revenue with other advertising media, such as newspapers, radio, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. Competition for audience share is primarily based on program popularity, which has a direct effect on advertising rates. Advertising rates are based upon the size of the market in which the station operates, a program's popularity among the viewers that an advertiser wishes to attract, the number of advertisers competing for the available time, the demographic composition of the market served by the station, the availability of alternative advertising media in the market area, aggressive and knowledgeable sales forces and the development of projects, features and programs that tie advertiser messages to programming. The Company believes that its focus on a limited number of markets and the strength of its programming allows it to compete effectively for advertising within its markets.

   Cable operators face competition from television stations, private satellite master antenna television ("SMATV") systems that serve condominiums, apartment complexes and other private residential developments, wireless cable, direct-to-home ("DTH") and DBS systems. As a result of the passage of the 1996 Act, electric utilities and telephone companies will be allowed to compete directly with cable operators both inside and outside of their telephone service areas. In September 1996, an affiliate of Southern New England Telephone Company, which is the dominant provider of local telephone service in Connecticut, was granted a non-exclusive franchise to provide cable television service throughout Connecticut. Currently, there is only limited competition from SMATV, wireless cable, DTH and DBS systems in the Company's franchise areas. The only DTH and DBS systems with which the Company's cable systems currently compete are DIRECTV, USSB, EchoStar Communications Corp. ("EchoStar"), PrimeStar Partners ("PrimeStar") and AlphaStar Digital Television. The Company is the exclusive provider of DIRECTV services to areas encompassing over 60% of its cable subscribers in New England. However, the Company cannot predict whether additional competition will develop in its service areas in the future. Additionally, cable systems generally operate pursuant to franchises granted on a non-exclusive basis and, thus, more than one applicant could secure a cable franchise for an area at any time. It is possible that a franchising authority might grant a second franchise to another cable company containing terms and conditions more favorable than those afforded the Company. Although the potential for "overbuilds" exists, there are presently no overbuilds in any of the Company's franchise areas and, except as noted above with respect to its Connecticut franchise, the Company is not aware of any other company that is actively seeking franchises for areas currently served by the Company.

   Both the television and cable industries are continuously faced with technological change and innovation, the possible rise in popularity of competing entertainment and communications media, and governmental restrictions or actions of federal regulatory bodies, including the FCC, any of which could possibly have a material effect on the Company's operations and results.

   DIRECTV faces competition from cable (including in New England, the Company's Cable systems), wireless cable and other microwave systems and other DTH and DBS operators. Cable currently possesses certain advantages over DIRECTV in that cable is an established provider of programming, offers local programming and does not require that its subscribers purchase receiving equipment in order to begin receiving cable services. DIRECTV, however, offers significantly expanded service compared to most cable systems. Additionally, upgrading cable companies' coaxial systems to offer expanded digital video and audio programming similar to that offered by DIRECTV will be costly. While local programming is not currently available through DIRECTV directly, DIRECTV provides programming from affiliates of national broadcast networks to subscribers who are unable to receive networks over-the-air and who have not subscribed to cable. DIRECTV faces additional competition from wireless cable systems such as multichannel multipoint distribution systems ("MMDS") which use microwave frequencies to transmit video programming over the air from a tower to specially equipped homes within the line of sight of the tower. The Company is unable to predict whether wireless video services, such as MMDS, will continue to develop in the future or whether such competition will have a material impact on the operations of the Company.


   DIRECTV also faces competition from other providers and potential providers of DBS services. Of the eight orbital locations within the BSS band allocated for United States licensees, three orbital positions enable full coverage of the contiguous United States. The remaining orbital positions are situated to provide coverage to either the eastern or western United States, but cannot provide full coverage of the contiguous United States. This provides companies licensed to the three orbital locations with full coverage a significant advantage in providing DBS service to the entire United States, as they must place satellites in service at only one and not two orbital locations. The orbital location licensed to DIRECTV and USSB is generally recognized as the most centrally located for coverage of the contiguous United States; however, News Corp, Echostar (which has over 430,000 DBS subscribers) and MCI have recently announced a joint venture to pool much of their U.S. satellite capacity and licenses for U.S. orbital slots to create a DBS service under the trade name "Sky." This DBS service is expected to be launched later this year. One of its reported advantages will be the eventual satellite transmission of local broadcast signals to over 75% of the country and the offering of 500 channels. Additional details are unknown at this time.

   Two other entities plan to initiate DBS service within the next few years, in competition with DIRECTV, Continental Satellite Corporation ("CSC") has been assigned a total of 22 DBS channels. Eleven of these DBS channels can serve the eastern and central United States, and the other eleven can serve the western and central United States. Dominion Video Satellite, Inc. ("Dominion") has been assigned eight DBS channels that can be used to serve the eastern and central United States, and eight DBS channels that can be used to serve the western and central United States.

   In addition, two entities, Western Tele-Communications, Inc., a wholly-owned subsidiary of Tele-Communications, Inc. ("TCI"), and another company, TeleQuest Ventures, L.L.C., applied for authority from the FCC to operate earth stations that would be used to communicate with Canadian DBS satellites that have service coverage of the United States. This application was recently denied by the FCC and the denial was upheld on appeal. If these entities ultimately obtain the necessary authorizations, they could enter the United States multichannel television programming distribution market and compete with DIRECTV.

   The Company also competes with PrimeStar, owned primarily by a consortium of cable companies, including TCI, that currently offers medium-power Ku-band programming service to customers using dishes approximately three feet in diameter. The other current DBS competitors to DIRECTV are USSB, EchoStar and AlphaStar.

INDUSTRY BACKGROUND

TV

   Commercial television began in the United States on a regular basis in the 1940s. Initially, television stations operated only in the larger cities on a portion of the broadcast spectrum commonly known as the "VHF" band. Additional television channels were subsequently assigned to cities throughout the country for use on the "UHF" band. There are 12 channels in the VHF band, numbered 2 through 13, and 56 channels in the UHF band, numbered 14 through 69. UHF band channels differ from VHF channels in that UHF channels broadcast at higher frequencies and thus are more affected by terrain and obstructions to line-of-sight transmission. There are only a limited number of channels available for broadcasting in any one geographic area, with the license to operate a station being granted by the FCC.

   The majority of commercial television stations in the United States are affiliated with the major national networks (ABC, CBS, NBC, and Fox). Two newer networks, UPN and the Warner Brothers Network ("WB"), are affiliated with many of the remainder. Stations that operate without network affiliations are commonly referred to as "independent" stations. Each national network offers its affiliates a wide variety of television programs in exchange for the right to retain a significant portion of the available advertising time during its network programs. ABC, CBS and NBC currently offer more than 12 hours of programming a day on average, which represents approximately two-thirds of the typical broadcasting day. UPN and WB program up to six hours per week in prime time. Since its inception in 1986, Fox has increased the amount of programming available to its affiliates. Fox currently provides its affiliates with six hours of programming a day on average. The Fox network currently consists of 173 primary affiliates, and Fox programming is available in more than 94% of the television households in the United States.

  Advertising and Ratings

   Most television station revenues are derived from the sale of time to national, regional and local advertisers for commercials which are inserted in or adjacent to the programming shown on the station. These commercials are commonly referred to as "spot" advertising. Network-affiliated stations are required to carry the advertising sold by the network during the network programming broadcast by the station. This reduces the amount of spot advertising available for sale by the station. The networks generally compensate their affiliates for network carriage according to a formula based on coverage as well as other qualitative factors. Independent stations retain all of the revenues received from the sale of advertising time.

   The advertising sales market consists of national network advertising, national spot advertising and local spot advertising. An advertiser wishing to reach a nationwide audience usually purchases advertising time directly from the major networks, including Fox, or nationwide ad hoc networks (groups of otherwise unrelated stations that combine to show a particular program or series of programs). A national advertiser wishing to reach a particular regional or local audience usually buys advertising time directly from local stations through national advertising sales representative firms. Local businesses purchase advertising directly from the stations' local sales staffs. In addition, television stations derive significant revenues from the sale of time (usually in the early morning time blocks) for the broadcast of "infomercials" and other programs supplied by advertisers.

   Programming that is not supplied to stations by a network is acquired from programming syndicators either for cash, in exchange for advertising time ("barter") or a combination of cash and barter. Typically, television stations acquiring syndicated programs are given the exclusive right to show the program in the station's market for the number of times and during the period of time agreed upon by the station and the syndicator. Over the last several years, there has been an increase in programming available through barter or a combination of cash and barter and a decrease in cash transactions in the syndication market.

   Nielsen periodically publishes data on estimated audiences for television stations in all DMAs throughout the United States. The estimates are expressed in terms of the station's share of the total potential audience in the market (the station's "rating") and of the audience actually watching television (the station's "share"). The ratings service provides such data on the basis of total television households and of selected demographic groupings in the market. Nielsen uses one of two methods to measure the station's actual viewership. In larger markets, ratings are determined by a combination of meters connected directly to selected television sets (the results of which are reported on a daily basis) and periodic surveys of television viewing (diaries), while in smaller markets only periodic surveys are conducted. Generally, ratings for Fox affiliates and independent stations are lower in diary (non-metered) markets than in metered markets. Most analysts believe that this is a result of the greater accuracy of measurement that meters allow.

DBS

   The widespread use of satellites for television developed in the 1970s, as a means to distribute news and entertainment programming to and from broadcast television stations and to the headends of cable systems. The use of satellites by cable systems permitted low cost networking of cable systems, thereby promoting the growth of satellite-delivered pay channel services (such as HBO and Showtime) and enhanced basic services (such as CNN, ESPN and C-SPAN).

   The DTH satellite market developed as consumers in rural markets without access to cable or broadcast television programming purchased home satellite television receive only ("TVRO") products to receive programming directed towards broadcast television stations and cable headends. The DTH business has grown as satellite-delivered services have been developed and marketed specifically for TVRO system owners. Currently, there are estimated to be approximately 2.3 million TVRO systems authorized to receive DTH programming in the United States.

   Until recently, most satellite applications for television were within the C band radio frequencies allocated by the FCC for fixed satellite service ("FSS"). Most TVRO systems are designed to receive the signals of C band satellites and require antennas ranging from six to 12 feet in diameter. Newer DTH services may be transmitted using Ku band satellites, the signals of which can be received with antennas ranging from three to six feet in diameter.

   In the 1980s, the FCC began licensing additional radio spectrum within a portion of the Ku band for broadcast satellite service ("BSS") or DBS service. Unlike traditional FSS satellites, BSS satellites are designed specifically for transmitting television signals directly to consumers. These satellites have significantly higher effective radiated power, operate at higher frequencies and are deployed at wider orbital spacing than FSS satellites. As a result, they allow for reception using antennas as small as 18 inches in diameter.

   Pursuant to international agreements governing the use of the radio spectrum, there are eight orbital positions allocated for use by the United States within the BSS band with 32 frequencies licensed to each orbital position. The FCC initially awarded frequencies at these eight orbital locations to nine companies, including Hughes and USSB. See "Business -- Competition."

   Of the eight orbital locations for United States-licensed DBS satellites, only three enable full coverage of the contiguous United States. The remaining orbital positions are situated to provide coverage to either the eastern or western United States, but not to both. The orbital location used by DIRECTV is one of the three locations with full coverage and is considered to be the most centrally located. Companies awarded frequencies at the three locations with full coverage have a significant competitive advantage in providing nationwide service.

CABLE

   A cable system receives television, radio and data signals that are transmitted to the system's headend site by means of off-air antennas, microwave relay systems and satellite earth stations. These signals are then modulated, amplified and distributed, through coaxial and fiber optic cable, to customers who pay a fee for this service. Cable systems may also originate their own television programming and other information services. Cable systems generally are constructed and operated pursuant to non-exclusive franchises or similar licenses granted by local governmental authorities for a specified term.

   The cable industry developed in the United States in the late 1940s and 1950s in response to the needs of residents in predominantly rural and mountainous areas of the country where the quality of off-air television reception was inadequate due to factors such as topography and remoteness from television broadcast towers. In the 1960s and 1970s, cable systems also developed in small and medium-sized cities and suburban areas that had a limited availability of clear off-air television station signals. All of these markets are regarded within the cable industry as "classic" cable system markets. In the 1980s, cable systems were constructed in large cities and nearby suburban areas, where good off-air reception from multiple television stations usually was already available, in order to offer satellite-delivered channels which were not available via broadcast television reception.

   Cable systems offer customers multiple channels of television entertainment and information. The selection of programming varies from system to system due to differences in channel capacity and customer interest. Cable systems typically offer a "broadcast basic" service consisting of local broadcast stations, local origination channels and public, educational and governmental ("PEG") access channels and an "enhanced basic service" or satellite service consisting of satellite delivered non-broadcast cable networks (such as CNN, MTV, USA, ESPN and TNT) as well as satellite-delivered signals from broadcast "superstations" (such as

WTBS, WGN and WWOR). For an extra monthly charge, cable systems also generally offer premium television services to their customers. These services (such as Home Box Office, Showtime, The Disney Channel and regional sports networks) are satellite-delivered channels consisting principally of feature films, live sports events, concerts and other special entertainment features, usually presented without commercial interruption. In addition to customer revenues from these services, cable systems generate revenues from additional fees paid by customers for pay-per-view programming of movies, concerts, sporting and special events and from the sale of available advertising spots on advertiser-supported programming and on locally generated programming. Cable systems also frequently offer to their customers home shopping services, which pay the systems a share of revenues from sales of products in the systems' service areas. Lastly, cable systems may charge subscribers for services such as installations, reconnections, and service calls and the monthly rental of equipment such as converters and remote controls.

LICENSES, LMAS, DBS AGREEMENTS AND CABLE FRANCHISES

TV

   FCC Licensing. The broadcast television industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). Approval by the FCC is required for the issuance, renewal, transfer and assignment of broadcast station operating licenses. Under the 1996 Act, the FCC has been authorized to renew television station licenses for a term of up to eight years. The FCC adopted a Report and Order on January 24, 1997 extending television license terms to the eight-year maximum provided in the 1996 Act, reserving the right to renew licenses for shorter terms. The effective date for this change is March 7, 1997. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that the Company's licenses will be renewed at their expiration dates or that such renewals will be for full terms. The Company's licenses with respect to TV stations WOLF/WWLF/WILF, WDSI and WDBD are scheduled to expire on August 1, 1999, August 1, 1997 and June 1, 1997, respectively. In addition, the licenses with respect to stations WTLH and WPXT are scheduled to expire on April 1, 1997 and April 1, 1999, respectively. Application has been filed with the FCC for renewal of the WTLH license. See "Business -- TV."

   Fox Affiliation Agreement. Each of the Company's TV stations which are affiliated with Fox is a party to a substantially identical station affiliation agreement with Fox (as amended, the "Fox Affiliation Agreements"). Each Fox Affiliation Agreement provides the Company's Fox-affiliated stations with the right to broadcast all programs transmitted by Fox, on behalf of itself and its wholly-owned subsidiary, the Fox Children's Network, Inc. ("FCN"), which include programming from Fox as well as from FCN. In exchange, Fox has the right to sell a substantial portion of the advertising time associated with such programs and to retain the revenue from the advertising it has sold. The stations are entitled to sell the remainder of the advertising time and retain the associated advertising revenue. The stations are also compensated by Fox according to a ratings-based formula for Fox programming and a share of the programming net profits of FCN programming, as specified in the Fox Affiliation Agreements.

   Each Fox Affiliation Agreement is for a term ending October 31, 1998 with the exception of the WTLH Fox Affiliation Agreement, which expires on December 31, 2000. The Fox Affiliation Agreements are renewable for a two-year extension, at the discretion of Fox and upon acceptance by the Company. The Fox Affiliation Agreements may be terminated generally (a) by Fox upon (i) a material change in the station's transmitter location, power, frequency, programming format or hours of operation, with 30 days' written notice, (ii) acquisition by Fox, directly or indirectly, of a significant ownership and/or controlling interest in any television station in the same market, with 60 days' written notice,
(iii) assignment or attempted assignment by the Company of the Fox Affiliation Agreements, with 30 days written notice, (iv) three or more unauthorized preemptions of Fox programming within a 12-month period, with 30 days written notice, or (b) by either Fox or the affiliate station upon occurrence of a force majeure event which substantially interrupts Fox's ability to provide programming or the station's ability to broadcast the programming. The Company's Fox Affiliation Agreements have been renewed in the past. The Company believes that it enjoys good relations with Fox.

   Each Fox Affiliation Agreement provides the Company's Fox-affiliated stations with all programming which Fox and FCN make available for broadcasting in the community to which the station is licensed by the FCC. Fox has committed to supply approximately six hours of programming per day during specified time periods. Each of the Company's stations have agreed to broadcast all such Fox programs in their entirety, including all commercial announcements. In return for a station's full performance of its obligations under its respective affiliation agreement, Fox will pay such station compensation determined in accordance with Fox's current, standard, performance-based station compensation formula.

   As part of the agreement with Fox to extend the stations' Fox Affiliation Agreements, each of the stations granted Fox the right to negotiate with the cable operators in their respective markets for retransmission consent agreements. Under the Fox "Win/Win Plan," the cable operators received the right to retransmit the programming of the Company's TV stations in exchange for the carriage by the cable operators of a new cable channel owned by Fox. The Company's TV stations are to receive consideration from Fox based on the number of subscribers carrying the new Fox channel within the stations' market. Fox has reached agreements in principle with most of the largest cable operators in the country.

   LMAs. Current FCC rules preclude the ownership of more than one television station in a market, unless such stations are operated as a satellite of a primary station, initially duplicating the programming of the primary station for a significant portion of their broadcast day. WWLF and WILF are currently authorized as satellites of WOLF. In recent years, in a number of markets across the country, certain television owners have entered into arrangements to provide the bulk of the broadcast programming on stations owned by other licensees, and to retain the advertising revenues generated from such programming.

   When operating pursuant to an LMA, while the bulk of the programming is provided by someone other than the licensee of the station, the station licensee must retain control of the station for FCC purposes. Thus, the licensee has the ultimate responsibility for the programming broadcast on the station and for the station's compliance with all FCC rules, regulations, and policies. The licensee must retain the right to preempt programming supplied pursuant to the LMA where the licensee determines, in its sole discretion, that the programming does not promote the public interest or where the licensee believes that the substitution of other programming would better serve the public interest. The licensee must also have the primary operational control over the transmission facilities of the station.

   The Company expects to program television stations through the use of LMAs, but there can be no assurance that the licensee of such stations will not unreasonably exercise its right to preempt the programming of the Company, or that the licensees of such stations will continue to maintain the transmission facilities of the stations in a manner sufficient to broadcast a high quality signal over the station. As the licensee must also maintain all of the qualifications necessary to be a licensee of the FCC, and as the principals of the licensee are not under the control of the Company, there can be no assurances that these licenses will be maintained by the entities which currently hold them.

   Pursuant to the 1996 Act, the continued performance of then existing LMAs was generally grandfathered. The Portland LMA has been entered into but its performance is pending completion of construction of the station. The FCC suggested in a recent rulemaking proposal that LMAs entered into after November 6, 1996 will not be grandfathered. The Company cannot predict whether the Portland LMA will be grandfathered. Currently, television LMAs are not considered attributable interests under the FCC's multiple ownership rules. However, the FCC is considering proposals which would make LMAs attributable, as they generally are in the radio broadcasting industry. If the FCC were to adopt a rulemaking that makes such interests attributable, without modifying its current prohibitions against the ownership of more than one television station in a market, the Company could be prohibited from entering into such arrangements with other stations in markets in which it owns television stations and could be required to modify existing LMA arrangements.

DBS AGREEMENTS

   Prior to the launch of the first DIRECTV satellite in 1993, Hughes entered into various agreements intended to assist it in the introduction of DIRECTV services, including agreements with RCA/Thomson for the development and manufacture of DSS units and with USSB for the sale of five transponders on the first satellite. At this time, Hughes also offered the NRTC and its members the opportunity to become the exclusive providers of DIRECTV services in rural areas of the United States in which an NRTC member purchased such a right. The NRTC is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pursuant to the DBS

Agreements, participating NRTC members acquired the exclusive right to provide DIRECTV programming services to residential and commercial subscribers in certain service areas. Service areas purchased by participating NRTC members comprise approximately 7.7 million television households and were acquired for aggregate purchase payments exceeding $100 million.

   The DBS Agreements provide the NRTC and participating NRTC members in their service areas substantially all of the rights and benefits otherwise retained by DIRECTV in other areas, including the right to set pricing (subject to certain obligations to honor national pricing on subscriptions sold by national retailers), to bill subscribers and retain all subscription remittances and to appoint sales agents within their distribution areas (subject to certain obligations to honor sales agents appointed by DIRECTV and its regional SMAs). In exchange, the NRTC and participating NRTC members paid to DIRECTV a one-time purchase price. In addition to the purchase price, NRTC members are required to reimburse DIRECTV for the allocable share of certain common expenses (such as programming, satellite-specific costs and expenses associated with the billing and authorization systems) and to remit to DIRECTV a 5% royalty on subscription revenues.

   The DBS Agreements authorize the NRTC and participating NRTC members to provide all commercial services offered by DIRECTV that are transmitted from the frequencies that the FCC has authorized for DIRECTV's use at its present orbital location for a term running through the life of DIRECTV's current satellites. The NRTC has advised the Company that the NRTC Agreement also provides the NRTC a right of first refusal to acquire comparable rights in the event that DIRECTV elects to launch successor satellites upon the removal of the present satellites from active service. The financial terms of any such purchase are likely to be the subject of negotiation and the Company is unable to predict whether substantial additional expenditures of the NRTC will be required in connection with the exercise of such right of first refusal. Finally, under a separate agreement with Hughes (the "Dealer Agreement"), the Company is an authorized agent for sale of DIRECTV programming services to subscribers outside of its service area on terms comparable to those of DIRECTV's other authorized sales agents.

   The Member Agreement terminates when the DIRECTV satellites are removed from their orbital location, although under the Dealer Agreement the right of the Company to serve as a DIRECTV sales agent outside of its designated territories may be terminated upon 60 days' notice by either party. If the satellites are removed earlier than June 2004, the tenth anniversary of the commencement of DIRECTV services, the Company will receive a prorated refund of its original purchase price for the DIRECTV rights. The Member Agreement may be terminated prior to the expiration of its term as follows: (a) if the NRTC Agreement is terminated because of a breach by DIRECTV, the NRTC may terminate the Member Agreement, but the NRTC will be responsible for paying to the Company its pro rata portion of any refunds that the NRTC receives from DIRECTV, (b) if the Company fails to make any payment due to the NRTC or otherwise breaches a material obligation of the Member Agreement, the NRTC may terminate the Member Agreement in addition to exercising other rights and remedies against the Company and (c) if the NRTC Agreement is terminated because of a breach by the NRTC, DIRECTV is obligated to continue to provide DIRECTV services to the Company (i) by assuming the NRTC's rights and obligations under the Member Agreement or (ii) under a new agreement containing substantially the same terms and conditions as the Member Agreement.

   The Company is not permitted under the Member Agreement or the Dealer Agreement to assign or transfer, directly or indirectly, its rights under these agreements without the prior written consent of the NRTC and Hughes, which consent cannot be unreasonably withheld.


   The NRTC has informed the Company that it has adopted a policy requiring, in certain circumstances, any party acquiring DIRECTV distribution rights from an NRTC member of affiliate to post a letter of credit to secure payment of NRTC's billings. Although the policy has not been communicated to the Company in writing, the Company understands from discussions with NRTC representatives that one circumstance in which a letter of credit will be required is that of an acquiring person whose monthly payments to the NRTC (including payments on account of the acquired territory) exceeds a specified amount. It appears from what the Company has been told that the new policy will require the Company to post a letter of credit of approximately $3.3 million in connection with the Indiana, Mississippi, Arkansas and Virginia/West Virginia DBS Acquisitions, and that the required amount will be subject to increase in the future based on increases in NRTC billings and on acquisitions of additional DIRECTV territories by the Company. Although this requirement can be expected to reduce somewhat the Company's acquisition capacity inasmuch as it ties up capital that could otherwise be used to make acquisitions, the Company expects this reduction to be manageable. There can be no assurance, however, that the NRTC will not in the future seek to institute other policies, or to change this policy, in ways that would be material to the Company.

CABLE FRANCHISES

   Cable systems are generally constructed and operated under non-exclusive franchises granted by state or local governmental authorities. The franchise agreements may contain many conditions, such as the payment of franchise fees; time limitations on commencement and completion of construction; conditions of service, including the number of channels, the carriage of public, educational and governmental access channels, the carriage of broad categories of programming agreed to by the cable operator, and the provision of free service to schools and certain other public institutions; and the maintenance of insurance and indemnity bonds. Certain provisions of local franchises are subject to limitations under the 1992 Cable Act.

   The Company currently holds 11 cable franchises, all of which are non-exclusive. The Cable Communications Policy Act of 1984 (the "1984 Cable Act") prohibits franchising authorities from imposing annual franchise fees in excess of 5% of gross revenues and permits the cable system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances.

   The table below groups the Company's franchises by date of expiration and presents the number of franchises per group and the approximate number and percent of basic subscribers of the Company in each group as of January 31, 1997, after giving effect to the New Hampshire Cable Sale.

                                                       Number of Basic   Percent of Basic
Year of Franchise Expiration    Number of Franchises     Subscribers        Subscribers
 ----------------------------   --------------------   ---------------    ----------------
1996-1998  ..................             1                 2,800                 7%
1999-2002  ..................             2                 9,700                23%
2003 and thereafter  ........             8                28,700                70%
                                --------------------   ---------------    ----------------
  Total  ....................            11                41,200               100%

   The Company has never had a franchise revoked. All of the franchises of the systems eligible for renewal have been renewed or extended at or prior to their stated expirations. The 1992 Cable Act provides, among other things, for an orderly franchise renewal process in which renewal will not be unreasonably withheld. In addition, the 1992 Cable Act establishes comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merit and not as part of a comparative process with competing applications. The Company believes that it has good relations with its franchising authorities.

LEGISLATION AND REGULATION

   On February 1, 1996, the Congress passed the 1996 Act. On February 8, 1996, President Clinton signed it into law. This new law will alter federal, state and local laws and regulations regarding telecommunications providers and services, including the Company and the cable television and other telecommunications services provided by the Company. There are numerous rulemakings undertaken and to be undertaken by the FCC which will interpret and implement the provisions of the 1996 Act. It is not possible at this time to predict the outcome of such rulemakings.


TV

   The ownership, operation and sale of television stations, including those licensed to subsidiaries of the Company, are subject to the jurisdiction of the FCC under authority granted it pursuant to the Communications Act. Matters subject to FCC oversight include, but are not limited to, the assignment of frequency bands for broadcast television; the approval of a television station's frequency, location and operating power; the issuance, renewal, revocation or modification of a television station's FCC license; the approval of changes in the ownership or control of a television station's licensee; the regulation of equipment used by television stations; and the adoption and implementation of regulations and policies concerning the ownership, operation and employment practices of television stations. The FCC has the power to impose penalties, including fines or license revocations, upon a licensee of a television station for violations of the FCC's rules and regulations.

   The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies affecting broadcast television. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of FCC regulation of broadcast television stations.

   License Renewal. Under law in effect prior to the 1996 Act, television station licenses were granted for a maximum allowable period of five years and were renewable thereafter for additional five year periods. The 1996 Act, however, authorizes the FCC to grant television broadcast licenses, and renewals thereof, for terms of up to eight years. The FCC adopted a Report and Order on January 24, 1997 extending television license terms to the eight-year maximum provided in the 1996 Act, reserving the right to renew licenses for shorter terms. The effective date for this change is March 7, 1997. The FCC may revoke or deny licenses, after a hearing, for serious violations of its regulations. Petitions to deny renewal of a license may be filed on or before the first day of the last month of a license term. Generally, however, in the absence of serious violations of FCC rules or policies, license renewal is expected in the ordinary course. The 1996 Act prohibits the FCC from considering competing applications for the frequency used by the renewal applicant if the FCC finds that the station seeking renewal has served the public interest, convenience and necessity, that there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC, and that there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC that, when taken together, would constitute a pattern of abuse. The Company's licenses with respect to TV stations WOLF/WWLF/WILF, WDSI and WDBD are scheduled to expire on August 1, 1999, August 1, 1997 and June 1, 1997, respectively. In addition, the licenses with respect to television stations WTLH and WPXT are scheduled to expire on April 1, 1997 and April 1, 1999, respectively. Applications for renewal of the WTLH and WDBD licenses are on file with the FCC. The Company is not aware of any facts or circumstances that might reasonably be expected to prevent any of its stations from having its current license renewed at the end of its respective term.

   Ownership Matters. The Communications Act contains a number of restrictions on the ownership and control of broadcast licenses. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. The Communications Act and the FCC's rules also place limitations on alien ownership; common ownership of broadcast, cable and newspaper properties; ownership by those not having the requisite "character" qualifications and those persons holding "attributable" interests in the licensee.

   Attribution Rules. The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding (or through subsidiaries controlling) broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's stock (or 10% or more of such stock in the case of insurance companies, investment companies and bank trust departments that are passive investors) are generally attributable, except that, in general, no minority voting stock interest will be attributable if there is a single holder of more than 50% of the outstanding voting power of the corporation. The FCC has outstanding a notice of proposed rulemaking that, among other things, seeks comment on whether the FCC should modify its attribution rules by (i) restricting the availability of the single majority shareholder exemption and
(ii) attributing under certain circumstances certain interests such as non-voting stock or debt. The Company cannot predict the outcome of this proceeding or how it will affect the Company's business.

   Alien Ownership Restrictions. The Communications Act restricts the ability of foreign entities to own or hold interests in broadcast licenses. Foreign governments, representatives of foreign governments, non-citizens and representatives of non-citizens, corporations and partnerships organized under the laws of a foreign nation are barred from holding broadcast licenses. Non-citizens, foreign governments, foreign corporations and representatives of any of the foregoing, collectively, may directly or indirectly own or vote up to 20% of the capital stock of a broadcast licensee. In addition, a broadcast license may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by non-citizens or their representatives, by foreign governments or their representatives, or by non-United States corporations, if the FCC finds that the public interest will be served by the refusal or the revocation of such license. The FCC has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such corporation. To the Company's knowledge, the Commission has made such a finding in only one case involving a broadcast licensee. Because of these provisions, Pegasus may be prohibited from having more than one-fourth of its stock owned or voted directly or indirectly by non-citizens, foreign governments, foreign corporations or representatives of any of the foregoing.

   Multiple Ownership Rules. FCC rules limit the number of television stations any one entity can acquire or own. The FCC's television national multiple ownership rule limits the combined audience of television stations in which an entity may hold an attributable interest to 35% of total United States audience reach. The FCC's television multiple ownership local contour overlap rule generally prohibits ownership of attributable interests by a single entity in two or more television stations which serve the same geographic market; however, changes in these rules are under consideration, but the Company cannot predict the outcome of the proceeding in which such changes are being considered.

   Cross-Ownership Rules. FCC rules have generally prohibited or restricted the cross-ownership, operation or control of a radio station and a television station serving the same geographic market, of a television station and a cable system serving the same geographic market, and of a television station and a daily newspaper serving the same geographic market. As required by the 1996 Act, the FCC has amended its rules to allow a person or entity to own or control a network of broadcast stations and a cable system. In addition, the 1996 Act eliminates the statutory prohibition against the ownership of television stations and cable systems in the same geographic market, although FCC rules prohibiting such ownership are still in place. The 1996 Act also directs the FCC to presumptively waive, in the top 50 markets, its prohibition on ownership of television and radio stations in the same geographic market. Under these rules, absent waivers, the Company would not be permitted to acquire any daily newspaper, radio broadcast station or cable system in a geographic market in which it now owns or controls any TV properties. The FCC is currently considering a rulemaking to change the radio/television cross-ownership restrictions. The Company cannot predict the outcome of that rulemaking.

   Programming and Operation. The Communications Act requires broadcasters to serve the "public interest." Since the late 1970s, the FCC gradually has relaxed or eliminated many of the formal procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. However, broadcast station licensees continue to be required to present programming that is responsive to local community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from viewers concerning a station's programming often will be considered by the FCC when it evaluates license renewal applications, although such complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisements of contests and lotteries, programming directed to children, obscene and indecent broadcasts and technical operations, including limits on radio frequency radiation. In August 1996, the FCC adopted new children's television rules mandating, among other things, that as of January 1, 1997 stations must identify and provide information concerning children's programming to publishers of program guides and listings and as of September 1, 1997 stations must broadcast three hours each week of educational and informational programming directed to children. The 1996 Act contains a number of provisions relating to television violence, which, among other things, direct the television industry or the FCC to develop a television ratings system and require commercial television stations to report on complaints concerning violent programming in their license renewal applications. In addition, most broadcast licensees, including the Company's licensees, must develop and implement affirmative action programs designed to promote equal employment opportunities and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a license renewal application.

   Must Carry and Retransmission Consent. The 1992 Cable Act requires each television broadcaster to make an election to exercise either certain "must carry" or, alternatively, "retransmission consent" rights in connection with its carriage by cable systems in the station's local market. If a broadcaster chooses to exercise its must carry rights, it may demand carriage on a specified channel on cable systems within its defined market. Must carry rights are not absolute, and their exercise is dependent on variables such as the number of activated channels on, and the location and size of, the cable system and the amount of duplicative programming on a broadcast station. Under certain circumstances, a cable system may decline carriage of a given station. If a broadcaster chooses to exercise its retransmission consent rights, it may prohibit cable systems from carrying its signal, or permit carriage under a negotiated compensation arrangement. The FCC's must carry requirements took effect on June 2, 1993; however, stations had until June 17, 1993 to make their must carry/retransmission consent elections. Under the Company's Fox Affiliation Agreements, the Company appointed Fox as its irrevocable agent to negotiate such retransmission consents with the major cable operators in the Company's respective markets. Fox exercised the Company's stations' retransmission consent rights. Television stations must make a new election between must carry and retransmission consent rights every three years. The last required election date was October 1, 1996. Although the Company expects the current retransmission consent agreements to be renewed upon their expiration, there can be no assurance that such renewals will be obtained.

   In April 1993, the United States District Court for the District of Columbia upheld the constitutionality of the legislative must carry provision. This decision was vacated by the United States Supreme Court in June 1994, and remanded to the District Court for further development of a factual record. The District Court has again upheld the must carry rules, and the matter is currently being considered by the Supreme Court. The Company cannot predict the outcome of the case. In the meantime, the must carry provisions and the FCC's regulations implementing those provisions are in effect.

   Pending or Proposed Legislation and FCC Rulemakings. The FCC has proposed rules for implementing advanced (including high-definition) television ("ATV") service in the United States. Implementation of ATV is intended to improve the technical quality of television. Under certain circumstances, however, conversion to ATV operations may reduce a station's coverage area. The FCC is considering an implementation proposal that would allot a second broadcast channel to each full-power commercial television station for ATV operation. Under the proposal, stations would be required to phase in their ATV operations on the second channel at some point after the ATV operations have commenced. Recently, there has been consideration by the FCC of shortening further this transition period. In August 1995, the FCC commenced a further rulemaking proceeding to address ATV transition issues. In August 1996, the FCC adopted a further notice of proposed rulemaking presenting a proposed table of allotments for television stations for ATV operations. The table is only a draft proposal and may differ significantly from the final table. Implementation of ATV service may impose additional costs on television stations providing the new service, due to increased equipment costs, and may affect the competitive nature of the markets in which the Company operates if competing stations adopt and implement the new technology before the Company's stations. Various proposals have been put forth in Congress to auction the new ATV channels, which could preclude the Company from obtaining such channels if better financed companies were to participate in such auction. The FCC's current proposal that television stations obtain ATV channels and subsequently surrender their existing channels appears to have stalled the auction effort, although the Company cannot predict the ultimate outcome of the legislative consideration of these matters.

   The FCC is now conducting a rulemaking proceeding to consider changes to the multiple ownership rules that could, under certain limited circumstances, permit common ownership of television stations with overlapping service areas, while imposing restrictions on television LMAs. Certain of these changes, if adopted, could allow owners of television stations who currently cannot buy a television station or an additional television station in the Company's markets to acquire television properties in such markets. This may increase competition in such markets, but may also work to the Company's advantage by permitting it to acquire additional stations in its present markets and by enhancing the value of the Company's stations by increasing the number of potential buyers. Alternatively, if no changes are made in the multiple ownership rules relating to local ownership, and LMAs are made attributable, certain plans of the Company may be prohibited. Proposed changes in the FCC's "attribution" rules may also limit the ability of certain investors to invest in the Company. The FCC also is conducting a rulemaking proceeding to consider the adoption of more restrictive standards for the exposure of the public and workers to potentially harmful radio frequency radiation emitted by broadcast station transmitting facilities. Other matters which could affect the Company's broadcast properties include technological innovations affecting the mass communications industry and technical allocation matters, including assignment by the FCC of channels for additional broadcast stations, low-power television stations and wireless cable systems and their relationship to and competition with full power television service, as well as possible spectrum fees or other changes imposed on broadcasters for the use of their channels. The ultimate outcome of these pending proceedings cannot be predicted at this time.

   The FCC has initiated a Notice of Inquiry proceeding seeking comment on whether the public interest would be served by establishing limits on the amount of commercial matter broadcast by television stations. No prediction can be made at this time as to whether the FCC will impose any commercial limits at the conclusion of its deliberations. The Company is unable to determine what effect, if any, the imposition of limits on the commercial matter broadcast by television stations would have upon the Company's operations.

   The FCC recently lifted its financial interest/syndication ("FIN/SYN") rules that prohibited ABC, CBS and NBC from engaging in syndication for the sale, licensing, or distribution of television programs for non-network broadcast exhibition in the United States. Further, these rules prohibited networks from sharing profits from any syndication and from acquiring any new financial or proprietary interest in programs of which they were not the sole producer. The Company cannot predict the effect of the elimination of the FIN/SYN rules on the Company's ability to acquire desirable programming at reasonable prices.

   The FCC also recently eliminated the prime time access rule ("PTAR"), effective August 30, 1996. PTAR limited a station's ability to broadcast network programming (including syndicated programming previously broadcast over a network) during prime time hours. The elimination of PTAR could increase the amount of network programming broadcast over a station affiliated with ABC, CBS or NBC. Such elimination also could result in (i) an increase in the compensation paid by the network (due to the additional prime time hours during which network programming could be aired by a network-affiliated station) and
(ii) increased competition for syndicated network programming that previously was unavailable for broadcast by network affiliates during prime time. For purposes of PTAR, the FCC defines "network" to include those entities that deliver more than 15 hours of "prime time programming" (a term defined in those rules) to affiliates reaching 75% of the nation's television homes. Neither Fox nor its affiliates, including the Company's TV stations, are subject to the prime time access rule. The Company cannot predict the effect that the repeal many ultimately have on the market for syndicated programming.

   The Congress and the FCC have considered in the past and may consider and adopt in the future, (i) other changes to existing laws, regulations and policies or (ii) new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership, and profitability of the Company's broadcast stations, result in the loss of audience share and advertising revenues for these stations or affect the ability of the Company to acquire additional broadcast stations or finance such acquisitions.

   Additionally, irrespective of the FCC rules, the Antitrust Agencies have the authority to determine that a particular transaction presents antitrust concerns. The Antitrust Agencies have recently increased their scrutiny of the television and radio industries, and have indicated their intention to review matters related to the concentration of ownership within markets (including
LMAs) even when the ownership or LMA in question is permitted under the regulations of the FCC. There can be no assurance that future policy and rulemaking activities of the Antitrust Agencies will not impact the Company's operations (including existing stations or markets) or expansion strategy.

DBS

   Unlike a common carrier, such as a telephone company, or a cable operator, DBS operators such as DIRECTV are free to set prices and serve customers according to their business judgment, without rate of return or other regulation or the obligation not to discriminate among customers. However, there are laws and regulations that affect DIRECTV and, therefore, affect the Company. As an operator of a privately owned United States satellite system, DIRECTV is subject to the regulatory jurisdiction of the FCC, primarily with respect to (i) the licensing of individual satellites (i.e., the requirement that DIRECTV meet minimum financial, legal and technical standards), (ii) avoidance of interference with radio stations and (iii) compliance with rules that the FCC has established specifically for DBS satellite licenses. As a distributor of television programming, DIRECTV is also affected by numerous other laws and regulations, including in particular the 1992 Cable Act's program access and exclusivity provisions. In addition to regulating pricing practices and competition within the cable television industry, the 1992 Cable Act is intended to establish and support alternative multichannel video distribution services, such as wireless cable and DBS. The United States Court of Appeals for the District of Columbia Circuit recently upheld a provision of the 1992 Cable Act requiring DBS providers to reserve not less than four nor more than seven percent of their channel capacity exclusively for noncommercial programming of an educational or informational nature. A rulemaking is pending to implement this requirement.

   State and local authorities in some jurisdictions restrict or prohibit the use of satellite dishes pursuant to zoning and other regulations. The FCC has recently adopted new rules that preempt state and local regulations that affect receive-only satellite dishes that are two meters or less in diameter, in any area where commercial or industrial uses are generally permitted by local land use regulation, or that are one meter or less in diameter in any area. Satellite dishes for the reception of DIRECTV's services are less than one meter in diameter, and thus the FCC's rules are expected to ease local regulatory burdens on the use of those dishes. On August 6, 1996, the FCC released a Further Notice of Proposed Rulemaking to determine whether to prohibit restrictions against the placement on rental property of DBS dishes and devices used for reception of over-the-air broadcast and MMDS services.

CABLE

   1984 Cable Act and 1992 Cable Act. The Cable Communications Policy Act of 1984 (the "1984 Cable Act") created uniform national standards and guidelines for the regulation of cable systems. Among other things, the 1984 Cable Act generally preempted local control over cable rates in most areas. In addition, the 1984 Cable Act affirmed the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions. It also prohibited non-grandfathered cable systems from operating without a franchise in such jurisdictions.

   The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") amended the 1984 Cable Act in many respects and significantly changed the legislative and regulatory environment in which the cable industry operates. The 1992 Cable Act allows for a greater degree of regulation with respect to, among other things, cable system rates for both basic and certain nonbasic services; programming access and exclusivity arrangements; access to cable channels by unaffiliated programming services; leased access terms and conditions; horizontal and vertical ownership of cable systems; customer service requirements; franchise renewals; television broadcast signal carriage and retransmission consent; technical standards; subscriber privacy; consumer protection issues; cable equipment compatibility; obscene or indecent programming; and cable system requirements that subscribers subscribe to tiers of service other than basic service as a condition of purchasing premium services. Additionally, the legislation encourages competition with existing cable systems by allowing municipalities to own and operate their own cable systems without having to obtain a franchise; preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area; and prohibiting the common ownership of cable systems and co-located wireless systems known as MMDS and private SMATV.

   The 1992 Cable Act also precludes video programmers affiliated with cable television companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision may limit the ability of cable program suppliers to offer exclusive programming arrangements to cable television companies. The FCC, the principal federal regulatory agency with jurisdiction over cable television, has adopted many regulations to implement the provisions of the 1992 Cable Act.

   The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate transmission facilities often used in connection with cable operations.

   Cable Rate Regulation. In June 1995, the FCC adopted rules which provide significant rate relief for small cable operators, which include operators the size of the Company. The Company's current rates are below the maximum presumed reasonable under the FCC's rules for small operators, and the Company may use this new rate relief to justify current rates, rates already subject to pending rate proceedings and new rates. The 1996 Act eliminates cable programming service tier ("CPST") rate regulation effective March 31, 1999, for all cable operators. In the interim, CPST rate regulation can be triggered only by a local unit of government (commonly referred to as local franchising authorities or "LFA") complaint to the FCC. Since the Company is a small cable operator within the meaning of the 1996 Act, CPST rate regulation for the Company ended upon the enactment of the 1996 Act. The Company's status as a small cable operator may be affected by future acquisitions. The 1996 Act does not disturb existing rate determinations of the FCC. The Company's basic tier of cable service ("BST") rates remain subject to LFA regulation under the 1996 Act.

   Rate regulation is precluded wherever a cable operator faces "effective competition." The 1996 Act expands the definition of effective competition to include any franchise area where a local exchange carrier ("LEC") (or affiliate) provides video programming services to subscribers by any means other than through DBS. There is no penetration minimum for the local exchange carrier to qualify as an effective competitor, but it must provide "comparable" programming services in the franchise area.

   Under the 1996 Act, the Company will be allowed to aggregate, on a franchise, system, regional or company level, its equipment costs into broad categories, such as converter boxes, regardless of the varying levels of functionality of the equipment within each such broad category. The 1996 Act will allow the Company to average together costs of different types of converters (including non-addressable, addressable, and digital). The statutory changes will also facilitate the rationalizing of equipment rates across jurisdictional boundaries. These favorable cost-aggregation rules do not apply to the limited equipment used by "BST-only" subscribers.

   Anti-Buy Through Provisions. In March 1993, the FCC adopted regulations pursuant to the 1992 Cable Act which require cable systems to permit customers to purchase video programming on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the cable system is technically incapable of doing so. Generally, this exemption from compliance with the statute for cable systems that do not have such technical capability is available until a cable system obtains the capability, but not later than December 2002. The Company's systems have the necessary technical capability and have complied with this regulation.

   Indecent Programming on Leased Access Channels. FCC regulations pursuant to the 1992 Cable Act permit cable operators to restrict or refuse the carriage of indecent programming on so-called "leased access" channels, i.e., channels the operator must set aside for commercial use by persons unaffiliated with the operator. Operators were also permitted to prohibit indecent programming on public access channels. In June 1996, the Supreme Court ruled unconstitutional the indecency prohibitions on public access programming as well as the "segregate and block" restriction on indecent leased access programming.

   Scrambling. The 1996 Act requires that upon the request of a cable subscriber, the cable operator must, free of charge, fully scramble or otherwise fully block the audio and video programming of each channel carrying adult programming so that a non-subscriber does not receive it.

   Cable operators must also fully scramble or otherwise fully block the video and audio portion of sexually explicit or other programming that is indecent on any programming channel that is primarily dedicated to sexually oriented programming so that a non-subscriber to such channel may not receive it. Until full scrambling or blocking occurs, cable operators must limit the carriage of such programming to hours when a significant number of children are not likely to view the programming. The Company's systems do not presently have the necessary technical capability to comply with the scrambling requirement. However, the effective date of these requirements has been stayed by the United States District Court for the District of Delaware.

   Cable Entry Into Telecommunications. The 1996 Act declares that no state or local laws or regulations may prohibit or have the effect of prohibiting the ability of any entity to provide any interstate or intrastate telecommunications service. States are authorized to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. The 1996 Act further provides that cable operators and affiliates providing telecommunications services are not required to obtain a separate franchise from LFAs for such services. The 1996 Act prohibits LFAs from requiring cable operators to provide telecommunications service or facilities as a condition of a grant of a franchise, franchise renewal, or franchise transfer, except that LFAs can seek "institutional networks" as part of franchise negotiations.

   The 1996 Act clarifies that traditional cable franchise fees may only be based on revenues related to the provision of cable television services. However, when cable operators provide telecommunications services, LFAs may require reasonable, competitively neutral compensation for management of the public rights-of-way.

   Interconnection and Other Telecommunications Carrier Obligations. To facilitate the entry of new telecommunications providers including cable operators, the 1996 Act imposes interconnection obligations on all telecommunications carriers. All carriers must interconnect their networks with other carriers and may not deploy network features and functions that interfere with interoperability. On August 8, 1996, the FCC released its first Report and Order to implement the interconnection provisions of the 1996 Act. Several parties have sought reconsideration of the order by the FCC, and a number of parties also have petitioned for review of the order in several federal courts of appeal. Those petitions have been consolidated before the United States Court of Appeals for the Eighth Circuit, which on October 15, 1996 stayed substantial portions of the FCC order pending judicial review. On November 1, 1996, the Eighth Circuit modified the stay to exclude certain non-pricing portions of the rules that primarily relate to wireless telecommunications providers. One Justice of the U.S. Supreme Court rejected requests to vacate the stay, and the parties that sought to have the stay lifted sought review by other Justices. On November 12, 1996, the Supreme Court denied the application to lift the stay.

   Telephone Company Entry Into Cable Television. The 1996 Act allows telephone companies to compete directly with cable operators by repealing the telephone company-cable cross-ownership ban and the FCC's video dialtone regulations. This will allow LECs, including the Bell Operating Companies, to compete with cable both inside and outside their telephone service areas.

   The 1996 Act replaces the FCC's video dialtone rules with an "open video system" ("OVS") plan by which LECs can provide cable service in their telephone service area. LECs complying with FCC OVS regulations will receive relaxed oversight. Only the program access, negative option billing prohibition, subscriber privacy, Equal Employment Opportunity, PEG, must-carry and retransmission consent provisions of the Communications Act will apply to LECs providing OVS. Franchising, rate regulation, consumer service provisions, leased access and equipment compatibility will not apply. Cable copyright provisions will apply to programmers using OVS. LFAs may require OVS operators to pay "franchise fees" only to the extent that the OVS provider or its affiliates provide cable services over the OVS. OVS operators will be subject to LFA general right-of-way management regulations. Such fees may not exceed the franchise fees charged to cable operators in the area, and the OVS provider may pass through the fees as a separate subscriber bill item.

   As required by the 1996 Act, the FCC has adopted regulations prohibiting an OVS operator from discriminating among programmers, and ensuring that OVS rates, terms, and conditions for service are reasonable and nondiscriminatory. Further, the FCC has adopted regulations prohibiting a LEC-OVS operator, or its affiliates, from occupying more than one-third of a system's activated channels when demand for channels exceeds supply, although there are no numeric limits. The FCC also has adopted OVS regulations governing channel sharing; extending the FCC's sports exclusivity, network nonduplication, and syndex regulations; and controlling the positioning of programmers on menus and program guides. The 1996 Act does not require LECs to use separate subsidiaries to provide incidental inter Local Access and Transport Area ("interLATA") video or audio programming services to subscribers or for their own programming ventures.

   Cable and Broadcast Television Cross-Ownership. As required by the 1996 Act, the FCC has amended its rules to allow a person or entity to own or control a network of broadcast stations and a cable system. In addition, the 1996 Act eliminates the statutory prohibition against the ownership of cable systems and television stations in the same geographic market, although FCC rules prohibiting such ownership are still in place.

   Signal Carriage. The 1992 Cable Act imposed obligations and restrictions on cable operator carriage of non-satellite delivered television stations. Under the must-carry provision of the 1992 Cable Act, a cable operator, subject to certain restrictions, must carry, upon request by the station, all commercial television stations with adequate signals which are licensed to the same market as the cable system. Cable operators are also obligated to carry all local non-commercial stations. If a non-satellite delivered commercial broadcast station does not request carriage under the must-carry provisions of the 1992 Cable Act, a cable operator may not carry that station without that station's explicit written consent for the cable operator to retransmit its programming. The Company is carrying all television stations that have made legitimate requests for carriage. All other television stations are carried pursuant to written retransmission consent agreements.

   Copyright Licensing. Cable systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a blanket license to retransmit broadcast signals. Bills have been introduced in Congress over the past several years that would eliminate or modify the cable compulsory license. The 1992 Cable Act's retransmission consent provisions expressly provide that retransmission consent agreements between television stations and cable operators do not obviate the need for cable operators to obtain a copyright license for the programming carried on each broadcaster's signal.

   Electric Utility Entry Into Telecommunications. The 1996 Act provides that registered utility holding companies and subsidiaries may provide telecommunications services (including cable) notwithstanding the Public Utility Holding Company Act. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the FCC for operating authority. It is anticipated that large utility holding companies will become significant competitors to both cable television and other telecommunications providers.

   State and Local Regulation. Because a cable system uses streets and rights-of-way, cable systems are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials are usually involved in franchisee selection, system design and construction, safety, consumer relations, billing practices and community-related programming and services among other matters. Cable systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions. The 1992 Cable Act prohibits the award of exclusive franchises and allows franchising authorities to exercise greater control over the operation of franchised cable systems, especially in the area of customer service and rate regulation. The 1992 Cable Act also allows franchising authorities to operate their own multichannel video distribution system without having to obtain a franchise and permits states or LFAs to adopt certain restrictions on the ownership of cable systems. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments. Under certain circumstances, LFAs may become certified to regulate basic cable service rates.

   The specific terms and conditions of a franchise and the laws and regulations under which it was granted directly affect the profitability of the cable system. Cable franchises generally contain provisions governing fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable services provided.

   Although federal law has established certain procedural safeguards to protect incumbent cable television franchisees against arbitrary denials of renewal, the renewal of a franchise cannot be assured unless the franchisee has met certain statutory standards. Moreover, even if a franchise is renewed, a franchising authority may impose new and stricter requirements, such as the upgrading of facilities and equipment or higher franchise fees (subject, however, to limits set by federal law). To date, however, no request of the Company for franchise renewals or extensions has been denied. Despite favorable legislation and good relationships with its franchising authorities, there can be no assurance that franchises will be renewed or extended.

   Various proposals have been introduced at the state and local levels with regard to the regulation of cable systems, and several states have adopted legislation subjecting cable systems to the jurisdiction of centralized state governmental agencies, some that impose regulation similar to that of a public utility. Attempts in other states to regulate cable systems are continuing and can be expected to increase. Such proposals and legislation may be preempted by federal statute and/or FCC regulation. Massachusetts and Connecticut have adopted state level regulation.

   The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable systems operate. Neither the outcome of these proceedings nor the impact upon the cable industry or the Company's Cable systems can be predicted at this time.

PROPERTIES

   The Company's TV stations own and lease studio, tower, transmitter and antenna facilities and the Company's Cable systems own and lease studio, parking, storage, headend, tower, earth station and office facilities in the localities in which they operate. The Company leases office space in Marlboro, Massachusetts for its DBS operations. The television transmitter and antenna sites are generally located so as to provide optimum market coverage. The cable headend and tower sites are located at strategic points within the cable system franchise area to support the distribution system. The Company believes that its facilities are in good operating condition and are satisfactory for their present and intended uses. The following table contains certain information describing the general character of the Company's properties:

                                                                                                       Expiration of Lease
Location and Type of Property                 Owned or Leased        Approximate Size                   or Renewal Options
--------------------------------------------  -------------------    -------------------------------   --------------------

Corporate Office
          Radnor, Pennsylvania (office)       Leased                 4,848 square feet                  3/31/98
TV Stations
          Jackson, MS (TV transmitting        Leased                 1,125 foot tower                   2/28/04
             equipment)
          Jackson, MS (television station     Lease-Purchase (1)     5,600 square foot building;        N/A
             and transmitter building)                               900 square foot building
          West Mountain, PA (tower and        Leased                 9.6 acres                          1/31/00
             transmitter)
          916 Oak Street, Scranton, PA        Leased                 8,600 square feet                  4/30/00
             (television station)
          Bald Eagle Mountain, PA             Leased                 400 square feet                    9/30/97
             (transmitting)                                         (Williamsport Tower)
          Nescopec Mountain, PA               Owned                  400 foot tower                     N/A
             (transmitting)
          Williamsport, PA (tower)            Owned                  175 foot tower                     N/A
          Chattanooga, TN (transmitting)      Owned                  577 foot tower                     N/A
          1201 East Main St., Chattanooga,    Owned                  16,240 square foot building        N/A
             TN (present television station)                         on 3.17 acres

          2320 Congress Street, Portland, ME  Leased                 8,000 square feet                  12/31/97
             (television station)
          Gray, ME (tower)                    Owned                  18.6 acres                         N/A
          1203 Governor's Square,             Leased                 5,012 square feet                  9/30/97
             Tallahassee, FL
             (television station)
          Leon County, FL                     Leased(2)              30 acres                           2/28/98
          Nickleville, GA (tower)             Owned                  22.5 acres                         N/A
DBS Systems
          Marlboro, MA (office)               Leased                 1,310 square feet                  7/31/99
          Charlton, MA (warehouse)            Leased                 1,750 square foot area             monthly
Cable Systems
          Winchester, CT (headend)            Owned                  15.22 acres                        N/A
          140 Willow Street, Winsted, CT      Owned                  1,900 square feet                  N/A
             (office)
          Charlton, MA (office, headend       Leased                 38,223 square feet                 5/9/99
             site)
          Hinsdale, MA (headend site)         Leased                 30,590 square feet                 2/1/04
          Lanesboro, MA (headend site)        Leased                 62,500 square feet                 4/13/97
          West Stockbridge, MA (headend       Leased                 1.59 acres                         4/4/05
             site)
          Route #2, Puerto Rico (office)      Leased                 2,520 square foot building         8/30/98
          Mayaguez, Puerto Rico (headend)     Leased                 530 square foot building           8/30/98
          Mayaguez, Puerto Rico (warehouse)   Leased                 1,750 square foot area             monthly
          San German, Puerto Rico (headend    Owned                  1,200 square feet; 200 foot tower  N/A
             site)
          San German, Puerto Rico (tower and   Owned                 60 foot tower; 192 square meters   N/A
             transmitter)
          San German, Puerto Rico (office)    Leased                 2,928 square feet                  2/1/01
          Anasco, Puerto Rico (office)        Leased                 500 square feet                    2/28/99

          Anasco, Puerto Rico (headend site)   Leased                1,200 square meters                monthly

          Anasco, Puerto Rico (headend)       Owned                  59 foot tower                      N/A
          Guanica, Puerto Rico (headend       Leased                 40 foot tower; 121 square meters   2/28/04
             site)
          Cabo Rojo, Puerto Rico (headend     Leased                 40 foot tower; 121 square meters   11/10/04
             site)
          Hormigueros, Puerto Rico            Leased                 2,000 square feet                  monthly
             (warehouse)

------
(1) The Company entered into a lease/purchase agreement in July 1993 which calls for 60 monthly payments of $4,500 at the end of which the property is conveyed to the Company.
(2) The Company holds an option to purchase this site for $150,000.

EMPLOYEES

   As of December 31, 1996, the Company had 271 full-time and 34 part-time employees. The Company is not a party to any collective bargaining agreement and considers its relations with its employees to be good.

LEGAL AND OTHER PROCEEDINGS

   Pursuant to the 1992 Cable Act and related regulations and orders, the Connecticut Department of Public Utility Control (the "DPUC") initiated proceedings in 1994 to review the basic service rates and certain related charges of certain cable systems in Connecticut, including those of the Company. In addition, pursuant to complaints received in accordance with the 1992 Cable Act and related regulations and orders, the FCC initiated a review of rates for CPST services (comprising traditional cable networks) provided by certain of the Company's New England Cable systems. In connection with the state and FCC proceedings, the Company has made filings to justify its existing service rates and to request further rate increases. In March and April 1996, the FCC approved the CPST rates that had been in effect for the Company's Connecticut Cable system, and in July 1996, the final rate complaint affecting the Company's Massachusetts Cable System was dismissed.

   The Connecticut DPUC issued two adverse rate orders on November 28, 1994 concerning the cost-of-service rate justification filed by the Company, requiring the Company to issue refunds for two different time periods. The first order ("Phase One") covers the period September 1, 1993 through May 14, 1994. The second order ("Phase Two") covers the period after May 14, 1994. In its rate orders, the Connecticut DPUC ordered refunds of basic service and equipment charges totalling $90,000 and $51,000 as of December 31, 1994 for the Phase One and Phase Two periods, respectively. The Company appealed the Connecticut DPUC order to the FCC arguing that in ordering refunds, the Connecticut DPUC misapplied its own and the FCC's cost-of-service standards by ignoring past precedent, by failing to consider the Company's unique circumstances and by failing to make appropriate exceptions to cost-of-service presumptions. The FCC has stayed the Connecticut DPUC orders. To date, the FCC has not yet issued sufficient rulings to predict how it will decide the issues raised by the Company on appeal. Although no decision with respect to the Company's Connecticut DPUC appeal has been reached, in the event the FCC issues an adverse ruling, the Company expects to make refunds in kind rather than in cash.

   The 1996 Act immediately eliminates rate regulation for CPST for small cable operators, such as the Company. Pursuant to the 1996 Act, a small cable operator is one that directly or through an affiliate serves in the aggregate less than one percent of the subscribers in the United States and is not affiliated with any entity or entities whose gross annual revenues in the aggregate exceeds $250,000,000. In June 1995 the FCC released an order providing rate regulation relief to small cable operators which serve 400,000 or fewer subscribers in any system with 15,000 or fewer subscribers. As a result of this order, such small cable operators are now eligible to justify their basic rates based on a four-element rate calculation. If the per channel rate resulting from this calculation is $1.24 or less, the rate is presumed reasonable. If the rate is higher than $1.24, the cable operator bears the burden of justifying the higher rate. The current per channel rate for each of the Company's Cable systems is less than $1.24. This new rate regulation option is available regardless of whether the operator has used another option previously. If a small system is later acquired by a larger company, the system will continue to have this regulatory option. In addition, small systems, as defined by this ruling, are now permitted to use all previously available small system and small operator relief, which includes the ability to pass through certain headend upgrade costs, and the ability to enter into alternative rate regulation agreements with franchising authorities.

   Acting pursuant to the FCC's June 1995 order with respect to small cable systems, in early 1996, the Company filed with the Massachusetts Community Antenna Television Commission (the "Massachusetts Cable Commission") and the Connecticut DPUC proposed new rates for the Company's revised basic service for its Massachusetts and Connecticut cable systems. In March 1996, the Massachusetts Cable Commission approved the proposed higher rates for the Massachusetts systems, and those rates went into effect on April 1, 1996. On December 31, 1996, the Connecticut DPUC issued a decision approving the new rates.

                       MANAGEMENT AND CERTAIN TRANSACTIONS

EXECUTIVE OFFICERS AND DIRECTORS

   Set forth below is certain information concerning the executive officers and directors of Pegasus.

 Name                        Age   Position
 ------------------------   -----   -------------------------------------------
Marshall W. Pagon.  .....    41    Chairman of the Board, President,
                                   Chief Executive Officer and Treasurer
Robert N. Verdecchio.  ..    40    Senior Vice President, Chief Financial
                                   Officer and Assistant Secretary
Ted S. Lodge  ...........    40    Senior Vice President, General Counsel,
                                   Chief Administrative Officer and Assistant
                                   Secretary
Howard E. Verlin  .......    35    Vice President and Secretary
Guyon W. Turner  ........    55    Vice President
James J. McEntee, III(1)     39    Director
Mary C. Metzger(2)  .....    51    Director
Donald W. Weber(1)(2)  ..    60    Director

------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

   Marshall W. Pagon has served as President, Chief Executive Officer, Treasurer and Chairman of the Board of Pegasus since its incorporation. Mr. Pagon also serves as Chief Executive Officer and Director of each of Pegasus' subsidiaries. From 1991 to October 1994, when the assets of various affiliates of PM&C, principally limited partnerships that owned and operated the Company's TV and Cable operations, were transferred to PM&C's subsidiaries, Mr. Pagon or entities controlled or affiliated with Mr. Pagon served as the general partner of these partnerships and conducted the business of the Company. Mr. Pagon's background includes over 15 years of experience in the media and communications industry.

   Robert N. Verdecchio has served as Pegasus' Senior Vice President, Chief Financial Officer and Assistant Secretary since its inception. He has also served similar functions for PM&C's affiliates and predecessors in interest since 1990. Mr. Verdecchio is a certified public accountant and has over ten years of experience in the media and communications industry.

   Ted S. Lodge has served as Senior Vice President, General Counsel, Chief Administrative Officer and Assistant Secretary of Pegasus since July 1, 1996. From June 1992 through May 1996, Mr. Lodge practiced law with the law firm of Lodge & Company. During such period, Mr. Lodge was engaged by the Company as its outside legal counsel in connection with several of the Company's acquisitions. Prior to founding Lodge & Company, Mr. Lodge served as Vice President, Legal Department of SEI Corporation from May 1991 to June 1992 and as Vice President, General Counsel of Vik Brothers Insurance, Inc. from March 1989 to May 1991.

   Howard E. Verlin is a Vice President and Secretary of Pegasus and is responsible for operating activities of the Company's Cable and DBS subsidiaries, including supervision of their general managers. Mr. Verlin has served similar functions with respect to the Company's predecessors in interest and affiliates since 1987 and has over 14 years of experience in the media and communications industry.

   Guyon W. Turner is a Vice President of Pegasus and is responsible for the Company's broadcast television subsidiary. From 1984 to 1993, Mr. Turner was the managing general partner of Scranton TV Partners, Ltd., from which the Company acquired WOLF and WWLF in 1993. Mr. Turner was also chairman and director of Empire Radio Partners, Ltd. from March 1991 to December 1993.
In November 1992, Empire filed for protection under Chapter 11 of the Bankruptcy Code. Mr. Turner's background includes over 20 years of experience in the media and communications industry.

   James J. McEntee, III has been a Director of Pegasus since October 8, 1996. Mr. McEntee has been a member of the law firm of Lamb, Windle & McErlane, P.C. for the past five years and a principal of that law firm for the past three years.

   Mary C. Metzger has been a Director of Pegasus since November 14, 1996. Ms. Metzger has been Chairman of Personalized Media Communications L.L.C. and its predecessor company, Personalized Media Communications Corp. since February 1989. Ms. Metzger has also been Managing Director of Video Technologies International, Inc. since June 1986.

   Donald W. Weber has been a Director of Pegasus since its incorporation and a director of PM&C since November 1995. Mr. Weber has been the President and Chief Executive Officer of Viewstar Entertainment Services, Inc., an NRTC member that distributes DIRECTV services in North Georgia, since August 1993. From November 1991 through August 1993, Mr. Weber was a private investor and consultant to various communication companies. Prior to that time, Mr. Weber was President and Chief Operating Officer of Contel Corporation until its merger with GTE Corporation in 1991. Mr. Weber is currently a member of the boards of directors of InterCel, Inc. and Healthdyne Information Enterprises, Inc., which are publicly-traded companies.

   In connection with the Michigan/Texas DBS Acquisition, the Parent agreed to nominate a designee of Harron as a member of Pegasus' Board of Directors. Effective October 8, 1996, James J. McEntee, III was appointed to Pegasus' Board of Directors as Harron's designee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Prior to the Initial Public Offering, Pegasus did not have a compensation committee or any other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers were made by the Board of Directors, which included Mr. Pagon, the President and Chief Executive Officer of Pegasus. Pegasus' compensation committee currently consists of Messrs. McEntee and Weber.

COMPENSATION OF DIRECTORS

   Under Pegasus' By-laws, each director is entitled to receive such compensation, if any, as may from time to time be fixed by the Board of Directors. Pegasus currently pays its directors who are not employees or officers of Pegasus an annual retainer of $5,000 plus $500 for each Board meeting attended in person and $250 for each Board meeting held by telephone. Pegasus also reimburses each director for all reasonable expenses incurred in traveling to and from the place of each meeting of the Board or committee of the Board.

   As additional remuneration for joining the Board, Mr. Weber was granted in April 1996 an option to purchase 3,385 shares of Class A Common Stock at an exercise price of $14.00 per share. Mr. Weber's option vested upon issuance, is exercisable until November 2000 and, at the time of grant, was issued at an exercise price equal to fair market value at the time Mr. Weber was elected a director.

MANAGEMENT AGREEMENT

   The Management Company performed various management and accounting services for the Company pursuant to the Management Agreement between the Management Company and the Company. Mr. Pagon controls and is the majority owner of the Management Company. Upon the consummation of the Initial Public Offering, the Management Agreement was transferred to the Company, and the employees of the Management Company became employees of the Company. In consideration for the transfer of this agreement together with certain net assets, including approximately $1.5 million of accrued management fees, the Management Company received $19.6 million of Class B Common Stock (1,400,000 shares of Class B Common Stock) and approximately $1.5 million in cash. Of the 1,400,000 shares, 182,652 were exchanged for an equal number of shares of Class A Common Stock and transferred to certain members of management who were participants in the Management Share Exchange. The fair market value of the Management Agreement was determined by Kane Reece Associates, Inc. ("Kane Reece"), an independent appraiser, based upon a discounted cash flow approach using historical financial results and management's financial projections. In return for Kane Reece's services, the Company incurred a fee of approximately $15,000 plus expenses.

   Under the Management Agreement, the Management Company provided specified executive, administrative and management services to PM&C and its operating subsidiaries. These services included: (i) selection of personnel; (ii) review, supervision and control of accounting, bookkeeping, recordkeeping, reporting and revenue collection; (iii) supervision of compliance with legal and regulatory requirements; and (iv) conduct and control of daily operational aspects of the Company. In consideration for the services performed by the Management Company under the Management Agreement, the Company was charged management fees, which represented 5% of the Company's net revenues, and reimbursements for the Management Company's accounting department costs. The Management Company's offices are located at Suite 454, 5 Radnor Corporate Center, 100 Matsonford Road, Radnor, Pennsylvania 19087.

MANAGEMENT SHARE EXCHANGE

   Certain members of the Company's management, including all of the Company's executive officers with the exception of Marshall W. Pagon and Ted S. Lodge, held prior to the consummation of the Initial Public Offering 5,000 shares in the aggregate of Parent Non-Voting Stock. Upon consummation of the Initial Public Offering, all shares of the Parent Non-Voting Stock were exchanged for an aggregate of 263,606 shares of Class A Common Stock and the Parent Non-Voting Stock was distributed to the Parent.

TOWERS PURCHASE

   Simultaneously with the completion of the Initial Public Offering, the Company purchased Towers' assets for total consideration of approximately $1.4 million. Towers is beneficially owned by Marshall W. Pagon. The Towers Purchase consisted of ownership and leasehold interests in three tower properties. Towers leased space on each of its towers to the Company and to unaffiliated companies. The purchase price was determined by an independent appraisal.

SPLIT DOLLAR AGREEMENT

   In December 1996, the Company entered into a Split Dollar Agreement with the trustees of an insurance trust established by Marshall W. Pagon. Under the Split Dollar Agreement, the Company agreed to pay a portion of the premiums for certain life insurance policies covering Mr. Pagon owned by the insurance trust. The agreement provides that the Company will be repaid for all amounts it expends for such premiums, either from the cash surrender value or the proceeds of the insurance policies.

LOAN PROGRAM

   In February 1997, the Company adopted a program to assist its employees in obtaining loans to pay such employees' income taxes as a result of grants of Class A Common Stock by the Company. Assistance may take the form of direct loans by the Company, guarantees by the Company of loans made by third parties, or other forms of credit support or credit enhancement, including without limitation, agreements by the Company to purchase such loans, purchase any collateral serving such loans (including Class A Common Stock), lend money or otherwise provide funds for the repayment of such loans. Any direct loan by the Company may not exceed 75 percent of the market value of the Class A Common Stock at the time that the loan is made. In addition, the aggregate amount of any loans by the Company or direct or contingent obligations by the Company may not exceed $5.0 million and must be limited to a term no greater than five years.

EXECUTIVE COMPENSATION

   The salaries of the Company's executive officers were historically paid by the Management Company. Upon the closing of the Initial Public Offering, the Management Agreement was transferred to the Company and the salaries of the Company's executive officers began to be paid for by the Company. The following table summarizes the compensation paid for the last two fiscal years to the Chief Executive Officer and to each of the Company's most highly compensated officers whose total annual salary and bonus for the fiscal year ended December 31, 1996 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                  Long-Term
                                                                       Annual Compensation(1)   Compensation
                                                                     -------------------------- --------------
                                                                                                  Restricted         All
                                                                                  Other Annual       Stock           Other
Name                    Principal Position                       Year    Salary   Compensation     Awards(3)    Compensaton(4)
---------------------   -------------------------------------- ------  ---------- -------------- -------------- --------------
Marshall W. Pagon  ...  President and Chief Executive Officer    1996   $150,000        --            --              --
                                                                 1995   $150,000        --            --              --
                                                                 1994   $150,000        --            --              --
Robert N. Verdecchio.   Senior Vice President, Chief Financial   1996   $125,000        --        $1,746,794          --
                        Officer and Assistant Secretary          1995   $122,083        --        $  133,450          --
                                                                 1994   $ 90,000        --            --              --
Howard E. Verlin  ....  Vice President, Cable and Satellite      1996   $100,000        --        $   89,166          --
                        Television, and Secretary                1995   $100,000        --        $   95,321          --
                                                                 1994   $ 65,000        --            --              --
Guyon W. Turner  .....  Vice President, Broadcast Television     1996   $130,717   $18,200(2)     $1,738,674          --
                                                                 1995   $130,486   $18,200(2)     $   95,321          --
                                                                 1994   $140,364   $20,480(2)         --              --

------
(1) Prior to the consummation of the Initial Public Offering, the Company's executive officers never received any salary or bonus compensation from the Company. The salary amounts presented above for 1994 and 1995 and for January 1, 1996 through October 8, 1996 were paid by the Management Company. After October 8, 1996, the Company's executive officers' salaries were paid by the Company. There are no employment agreements between the Company and its executive officers.
(2) Includes $18,000 housing allowance paid by the Company.

(3) Represents grants of the Parent's Non-Voting Common Stock in 1995 (875 shares to Mr. Verdecchio and 625 shares each to Messrs. Verlin and Turner). Amounts shown in the table for 1995 are based on a valuation prepared for the Parent at the time of the grants. Amounts shown in the table for 1996 are based on the Initial Public Offering price of $14.00 per share. One-fourth of the shares vest on December 31 of each of 1995, 1996, 1997 and 1998. Upon the completion of the Initial Public Offering, all of the Parent's Non-Voting Common Stock were exchanged for shares of Class A Common Stock pursuant to the Management Share Exchange resulting in 46,132, 39,952 and 32,952 shares of Class A Common Stock, respectively to Messrs. Verdecchio, Verlin and Turner. In 1996, 123,868, 6,369 and 124,191 shares were granted to Messrs. Verdecchio, Verlin and Turner which vested in accordance with the same vesting schedule. An additional 903 shares were granted to Mr. Verdecchio pursuant to the Restricted Stock Plan. As of December 31, 1996, Messrs. Verdecchio, Verlin and Turner had an aggregate of 170,903, 39,321 and 157,143 shares of Class A Common Stock with an aggregate value as of December 31, 1996 of $2,349,916, $540,664 and $2,160,716,
    respectively.

(4) Amounts listed for fiscal 1996 do not include the Company's contributions under the 401(k) Plans since such contributions have not been determined as of the date of this Prospectus.

INCENTIVE PROGRAM

 GENERAL

   The Incentive Program, which includes the Restricted Stock Plan (as defined), the 401(k) Plans (as defined) and the Stock Option Plan (as defined), is designed to promote growth in stockholder value by providing employees with restricted stock awards in the form of Class A Common Stock and grants of options to purchase Class A Common Stock. Awards under the Restricted Stock Plan (other then certain discretionary awards) and the 401(k) Plans (other than matching contributions) are in proportion to annual increases in Location Cash Flow. For this purpose Location Cash Flow is automatically adjusted for acquisitions such that, for the purpose of calculating the annual increase in Location Cash Flow, the Location Cash Flow of the acquired properties is included as if it had been a part of the Company's financial results for the comparable period of the prior year. The Company has authorized up to 720,000 shares of Class A Common Stock in connection with the Restricted Stock Plan and Stock Option Plan (subject to adjustment to reflect stock dividends, stock splits, recapitalizations, and similar changes in the capitalization of Pegasus) and up to 205,000 shares of Class A Common Stock in connection with the 401(k) Plans.

   The Company believes that the Restricted Stock Plan and 401(k) Plans result in greater increases in stockholder value than result from a conventional stock option program, because these plans create a clear cause and effect relationship between initiatives taken to increase Location Cash Flow and the amount of incentive compensation that results therefrom.

   Although the Restricted Stock Plan and 401(k) Plans like conventional stock option programs provide compensation to employees as a function of growth in stockholder value, the tax and accounting treatments of these programs are different. For tax purposes, incentive compensation awarded under the Restricted Stock Plan (upon vesting) and the 401(k) Plans is fully tax deductible as compared to conventional stock option grants which generally are only partially tax deductible upon exercise. For accounting purposes, conventional stock option programs generally do not result in a charge to earnings while compensation under the Restricted Stock Plan and the 401(k) Plans do result in a charge to earnings. The Company believes that these differences result in a lack of comparability between the EBITDA of companies that utilize conventional stock option programs and the EBITDA of the Company.

   The table below lists the specific maximum components of the Restricted Stock Plan (other than certain discretionary awards) and the 401(k) Plans (other than matching contributions) in terms of a $1 increase in annual Location Cash Flow.

 Component                                                                                       Amount
 -------------------------------------------------------------------------------------------   ----------
Restricted Stock grants to general managers based on the increase in annual Location
  Cash Flow of individual business units ...................................................     6(cents)
Restricted Stock grants to department managers based on the increase in annual Location
  Cash Flow of individual business units ...................................................     6(cents)
Restricted Stock grants to corporate managers (other than executive officers) based on the
  Company-wide increase in annual Location Cash Flow .......................................     3(cents)
Restricted Stock grants to employees selected for special recognition  .....................     5(cents)
Restricted Stock grants under the 401(k) Plans for the benefit of all eligible employees
  and allocated pro-rata based on wages ....................................................    10(cents)
                                                                                                ---------
    Total  .................................................................................    30(cents)
                                                                                                =========

   As of January 31, 1997, the Company has six general managers, 27 department managers and nine corporate managers.



   Executive officers and non-employee directors are not eligible to receive profit sharing awards under the Restricted Stock Plan. Executive officers are eligible to receive awards under the Restricted Stock Plan consisting of (i) special recognition awards, (ii) awards made to the extent that an employee does not receive a matching contribution because of restrictions of the Internal Revenue Code of 1986, as amended (the "Code") and (iii) discretionary awards determined by the Compensation Committee. Executive officers and non-employee directors are eligible to receive options under the Stock Option Plan.


RESTRICTED STOCK PLAN


   In September 1996, Pegasus adopted the Pegasus Restricted Stock Plan (the "Restricted Stock Plan" and, together with the 401(k) Plans and the Stock Option Plan, the "Incentive Program"), which was also approved by Pegasus' stockholders in September 1996. The Restricted Stock Plan will terminate in September 2006. Under the Restricted Stock Plan, 270,000 shares of Class A Common Stock (subject to adjustment to reflect stock dividends, stock splits, recapitalizations, and similar changes in the capitalization of Pegasus) are available for granting restricted stock awards to eligible employees of the Company who have completed at least one year of service. The Restricted Stock Plan provides for three types of restricted stock awards that are made in the form of Class A Common Stock as shown in the table above: (i) profit sharing awards to general managers, department managers and corporate managers (other than executive officers); (ii) special recognition awards for consistency (team award), initiative (a team or individual award), problem solving (a team or individual award) and individual excellence; and (iii) awards that are made to the extent that an employee does not receive a matching contribution under the U.S. 401(k) Plan or the Puerto Rico 401(k) Plan because of restrictions of the Code or the Puerto Rico Internal Revenue Code, respectively. The Restricted Stock Plan, as amended effective as of February 1, 1997, also permits the Compensation Committee to notice discretionary restricted stock awards to eligible employees. Restricted Stock Awards vest 34% after two years of service with the Company (including years before the Restricted Stock Plan was established), 67% after three years of service and 100% after four years of service.

STOCK OPTION PLAN

   In September 1996, Pegasus adopted the Pegasus Communications 1996 Stock Option Plan (the "Stock Option Plan"), which was also approved by Pegasus' stockholders in September 1996. The Stock Option Plan terminates in September 2006. Under the Stock Option Plan, up to 450,000 shares of Class A Common Stock (subject to adjustment to reflect stock dividends, stock splits, recapitalizations, and similar changes in the capitalization of Pegasus) are available for the granting of nonqualified stock options ("NQSOs") and options qualifying as incentive stock options ("ISOs") under Section 422 of the Code. Executive officers, who are not eligible to receive profit sharing awards under the Restricted Stock Plan, are eligible to receive NQSOs or ISOs under the Stock Option Plan, but no executive officer may be granted options covering more than 275,000 shares of Class A Common Stock under the Stock Option Plan. Directors of Pegasus who are not employees of the Company are eligible to receive NQSOs under the Stock Option Plan. Currently, five executive officers and three non-employee directors are eligible to receive options under the Stock Option Plan.

401(K) PLANS

   Effective January 1, 1996, PM&C adopted the Pegasus Communications Savings Plan (the "U.S. 401(k) Plan") for eligible employees of PM&C and its domestic subsidiaries. In 1996, the Company's Puerto Rico subsidiary adopted the Pegasus Communications Puerto Rico Savings Plan (the "Puerto Rico 401(k) Plan" and, together with the U.S. 401(k) Plan, the "401(k) Plans") for eligible employees of the Company's Puerto Rico subsidiaries. Substantially all Company employees who, as of the enrollment date under the 401(k) Plans, have completed at least one year of service with the Company are eligible to participate in one of the 401(k) Plans. Participants may make salary deferral contributions of 2% to 6% of salary to the 401(k) Plans.

   The Company may make three types of contributions to the 401(k) Plans, each allocable to a participant's account if the participant completes at least 1,000 hours of service in the applicable plan year, and is employed on the last day of the applicable plan year: (i) the Company matches 100% of a participant's salary deferral contributions to the extent the participant invested his or her salary deferral contributions in Class A Common Stock at the time of his or her initial contribution to the 401(k) Plans; (ii) the Company, in its discretion, may contribute an amount that equals up to 10% of the annual increase in Company-wide Location Cash Flow (these Company discretionary contributions, if any, are allocated to eligible participants' accounts based on each participant's salary for the plan year); and (iii) the Company also matches a participant's rollover contribution, if any, to the 401(k) Plans, to the extent the participant invests his or her rollover contribution in Class A Common Stock at the time of his or her initial contribution to the 401(k) Plans. Discretionary Company contributions and Company matches of employee salary deferral contributions and rollover contributions are made in the form of Class A Common Stock, or in cash used to purchase Class A Common Stock. The Company has authorized and reserved for issuance up to 205,000 shares of Class A Common Stock in connection with the 401(k) Plans. Company contributions to the 401(k) Plans are subject to limitations under applicable laws and regulations.

   All employee contributions to the 401(k) Plans are fully vested at all times and all Company contributions, if any, vest 34% after two years of service with the Company (including years before the 401(k) Plans were established); 67% after three years of service and 100% after four years of service. A participant also becomes fully vested in Company contributions to the 401(k) Plans upon attaining age 65 or upon his or her death or disability.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information with respect to the beneficial holdings of each Selling Stockholder, each director, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors as a group, as well as the holdings of each stockholder who was known to Pegasus to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of the Class A Common Stock and Class B Common Stock. The information does not give effect to the Warrant Shares issuable upon exercise of the Warrants. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders generally, and holders of Class B Common Stock are entitled to ten votes per share. Shares of Class B Common Stock are convertible immediately into shares of Class A Common Stock on a one-for-one basis, and accordingly, holders of Class B Common Stock are deemed to own the same number of shares of Class A Common Stock. The Parent and Pegasus Capital, L.P. hold in the aggregate all shares of Class B Common Stock, representing 47.1% of the Common Stock (and 89.9% of the combined voting power of all voting stock) of Pegasus on a fully diluted basis. Marshall W. Pagon is deemed to be the beneficial owner of all of the Class B Common Stock. The outstanding capital stock of the Parent consists of 64,119 shares of Class A Voting Common Stock and 5,000 shares of Parent Non-Voting Stock, all of which are beneficially owned by Marshall W. Pagon. See "Risk Factors -- Concentration of Share Ownership and Voting Control by Marshall
W. Pagon."


                                                                                                           Pegasus Class B
                                          Pegasus Class A                         Pegasus Class A            Common Stock
                                            Common Stock          Number of         Common Stock          Beneficially Owned
                                         Beneficially Owned     Shares to be     Beneficially Owned           Before and
                                         Prior to Offering    Sold in Offering     After Offering           After Offering
                                        -------------------   ----------------   ------------------       ------------------
Beneficial Owner                         Shares        %                          Shares       %           Shares      %
------------------------------------   ----------   -------   ----------------   --------- --------       --------- --------

Marshall W. Pagon(1)(2)  ...........   4,590,990(3)  47.1%           --         4,581,900    47.1%        4,581,900   100.0%
Guyon W. Turner(4)  ................     157,143      3.1%      157,143(5)(8)           0        (6)(8)          --    --
Robert N. Verdecchio(4)  ...........     175,448      3.3%      170,000(7)(8)       5,448        (6)(8)          --    --
Howard E. Verlin(4)  ...............      48,411         (6)     39,321(9)(8)       9,090        (6)(8)          --    --
James J. McEntee, III  .............         500         (6)         --               500         (6)            --    --
Mary C. Metzger  ...................         500         (6)         --               500         (6)            --    --
Donald W. Weber(10)  ...............       5,385         (6)         --             5,385         (6)            --    --
Richard D. Summe(11)  ..............     284,719      5.5%           --           284,719     5.5%               --    --
Harron Communications Corp.(12)
 70 East Lancaster Avenue
 Frazer, PA 19355  .................     852,110     16.5%           --           852,110    16.5%               --    --
Directors and Executive Officers as
  a Group (8 persons)(13) ..........   4,983,513     51.1%           --         4,617,049    47.4%        4,581,900   100.0%

------
 (1) The address of this person is c/o Pegasus Communications Management Company, 5 Radnor Corporate Center, Suite 454, 100 Matsonford Road, Radnor, Pennsylvania 19087.
 (2) Pegasus Capital, L.P. holds 1,217,348 shares of Class B Common Stock. Mr. Pagon is the sole shareholder of the general partner of Pegasus Capital, L.P. and is deemed to be the beneficial owner of these shares. All of the 3,364,552 remaining shares of Class B Common Stock are owned by the Parent. All Class A Voting Common Stock of the Parent are held by Pegasus Communications Limited Partnership. Mr. Pagon controls Pegasus Communications Limited Partnership by reason of his ownership of all the outstanding voting stock of the sole general partner of a limited partnership that is, in turn, the sole general partner in Pegasus Communications Limited Partnership. As such, Mr. Pagon is the beneficial owner of 100% of Class B Common Stock with sole voting and investment power over all such shares.
 (3) Includes 4,581,900 shares of Class B Common Stock, which are convertible into shares of Class A Common Stock on a one-for-one basis.
 (4) For information relating to Messrs. Turner, Verdecchio and Verlin's relationship with the Company, see "Management and Certain Transactions."
 (5) 78,572 of these shares have vested as of the date of this Prospectus; 39,286 shares will vest on December 31, 1997; and 39,285 shares will vest on December 31, 1998.
 (6) Represents less than 1% of the outstanding shares of the class of Common Stock.
 (7) 85,000 of these shares have vested as of the date of this Prospectus; 42,500 shares will vest on December 31, 1997; and 42,500 shares will vest on December 31, 1998.

 (8) Assuming each Selling Stockholder will sell all of his Shares in the Offering.

 (9) 19,661 of these shares have vested as of the date of this Prospectus;
     9,830 shares will vest on December 31, 1997; and 9,830 shares will vest on December 31, 1998.
(10) Includes 3,385 shares of Class A Common Stock issuable upon the exercise of the vested portion of outstanding stock options.
(11) The address of Richard D. Summe is 11790 E. State Rd. 334, Zionsville, Indiana 46077-9399.
(12) Under the terms of a stockholder's agreement entered into by the Company in connection with the Michigan/Texas DBS Acquisition, the Company has a right of first offer to purchase any shares sold by Harron in a private transaction exempt from registration under the Securities Act.
(13) See footnotes (2), (3) and (10). Also includes 1,500 shares of Class A Common Stock owned by Ted S. Lodge's wife, for which Mr. Lodge disclaims beneficial ownership, and 3,636 shares of Class A Common Stock issued to Mr. Lodge for which Mr. Lodge has sole voting and investment power, subject to certain vesting restrictions.

                           DESCRIPTION OF INDEBTEDNESS

NEW CREDIT FACILITY

   Pegasus Media & Communications, Inc. ("PM&C") entered into a seven-year, senior secured revolving credit facility for $50.0 million. Proceeds of borrowings under the New Credit Facility may be used for acquisitions approved by the lenders in the TV, DBS or Cable businesses and for general corporate purposes. All subsidiaries of PM&C (other than Pegasus Cable Television of Connecticut, Inc. and subsidiaries that hold certain of the Company's broadcast licenses) are guarantors of the New Credit Facility, which is collateralized by a security interest in all assets of, and all stock in, Pegasus' subsidiaries (other than the assets of Pegasus Cable Television of Connecticut, Inc. and the assets and stock of certain of the Company's license-holding subsidiaries).

    Borrowings under the New Credit Facility bear interest, payable monthly, at LIBOR or the prime rate (as selected by the Company) plus spreads that vary with PM&C's ratio of total debt to operating cash flow. The New Credit Facility required payment of a closing fee of approximately $1.3 million and an annual commitment fee of 0.5% of the unused portion of the commitment payable quarterly in arrears and requires PM&C to purchase an interest rate hedging contract covering an amount equal to at least 50% of the total amount of borrowings from the reducing revolving facility for a minimum period of at least two years.

    The New Credit Facility requires prepayments and concurrent reductions of the commitment from asset sales or other transactions outside the ordinary course of business (subject to provisions permitting the proceeds of certain sales to be used to make approved acquisitions within stated time periods without reducing the commitments of the lenders) and contains covenants limiting the amounts of indebtedness that PM&C may incur, requiring the maintenance of minimum fixed charge coverage, interest coverage and debt service coverage ratios and limiting capital expenditures and other restricted payments and disallowing dividends without the express consent of the lenders. The New Credit Facility also contains other customary covenants, representations, warranties, indemnities, conditions precedent to closing and borrowing, and events of default.

    Beginning March 31, 1998, commitments under the New Credit Facility will reduce in quarterly amounts ranging from $1.3 million per quarter in 1998 to $2.3 million in 2002.

   All indebtedness under the New Credit Facility constitutes Senior Debt (as defined in the Indenture). See "Description of Indebtedness -- Notes."

NOTES

   PM&C, which became the direct subsidiary of Pegasus upon completion of the Initial Public Offering, has outstanding $85.0 million in aggregate principal amount of its 12 1/2% Series B Senior Subordinated Notes due 2005 (the "Notes"). The Notes are subject to the terms and conditions of an Indenture dated as of July 7, 1995 among PM&C, certain of its direct and indirect subsidiaries, as guarantors (the "Guarantors"), and First Union National Bank, as trustee, a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part. The Notes are subject to all of the terms and conditions of the Indenture. The following summary of the material provisions of the Indenture does not purport to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). All terms defined in the Indenture and not otherwise defined in this section are used below with the meanings set forth in the Indenture.

   General. The Notes will mature on July 1, 2005 and bear interest at 12 1/2% per annum, payable semi-annually on January 1 and July 1 of each year. The Notes are general unsecured obligations of PM&C and are subordinated in right of payment to all existing and future Senior Debt of PM&C. The Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by the Guarantors.

    Optional Redemption. The Notes are subject to redemption at any time, at the option of PM&C, in whole or in part, on or after July 1, 2000 at redemption prices (plus accrued interest and Liquidated Damages, if any) starting at 106.25% of principal during the 12-month period beginning July 1, 2000 and declining annually to 100% of principal on July 1, 2003 and thereafter.

   In addition, prior to July 1, 1998, PM&C may redeem up to 33 1/3% of the aggregate principal amount of the Notes with the net proceeds of one or more public offerings of its common equity or the common equity of PM&C's direct parent, to the extent such proceeds are contributed (within 120 days of any such offering) to PM&C as common equity, at a price equal to 112.5% of the principal amount thereof plus accrued interest and Liquidated Damages, if any, provided that at least 66 2/3% of the original aggregate principal amount of the Notes remains outstanding thereafter.

   Change of Control. Upon the occurrence of a Change of Control, each holder of the Notes may require PM&C to repurchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase. Generally, a Change of Control, means the occurrence of any of the following: (i) the disposition of all or substantially all of PM&C's assets to any person other than Marshall W. Pagon or his Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of PM&C, (iii) the consummation of any transaction in which a person becomes the beneficial owner of more of the voting stock of PM&C than is beneficially owned at such time by Mr. Pagon and his Related Parties, or (iv) the first day on which a majority of the members of the Board of Directors of PM&C or the Parent are not Continuing Directors.

   Subordination. The Notes are general unsecured obligations of PM&C and are subordinate to all existing and future Senior Debt of PM&C. The Notes will rank senior in right of payment to all junior subordinated Indebtedness of PM&C. The Subsidiary Guarantees are general unsecured obligations of the Guarantors and are subordinated to the Senior Debt and to the guarantees of Senior Debt of such Guarantors. The Subsidiary Guarantees rank senior in right of payment to all junior subordinated Indebtedness of the Guarantors.

   Certain Covenants. The Indenture contains a number of covenants restricting the operations of PM&C, which, among other things, limit the ability of PM&C to incur additional Indebtedness, pay dividends or make distributions, sell assets, issue subsidiary stock, restrict distributions from Subsidiaries, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

   Events of Default. Events of Default under the Indenture include the following: (i) a default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by PM&C to comply with certain provisions of the Indenture (subject, in some but not all cases, to notice and cure periods); (iv) default under certain items of Indebtedness for money borrowed by PM&C or any of its Restricted Subsidiaries;
(v) failure by PM&C or any Restricted Subsidiary that would be a Significant Subsidiary to pay final judgments aggregating in excess of $2.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vi) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or (vii) certain events of bankruptcy or insolvency with respect to PM&C or any of its Restricted Subsidiaries.

   Upon the occurrence of an Event of Default, with certain exceptions, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may accelerate the maturity of all the Notes as provided in the Indenture.

                     DESCRIPTION OF UNIT OFFERING SECURITIES

   As used in this "Description of Unit Offering Securities," the term "Company" refers to Pegasus Communications Corporation, excluding its subsidiaries.

   On January 27, 1997, the Company consummated its offering of 100,000 Units, resulting in net proceeds to the Company of $96.0 million. Each Unit consisted of one share of Series A Preferred Stock and one Warrant to purchase 1.936 shares of Class A Common Stock, which became immediately separable upon issuance.

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DESCRIPTION OF SERIES A PREFERRED STOCK

      General. The following is a summary of certain terms of the Series A Preferred Stock. The terms of the Series A Preferred Stock are set forth in the Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designation"). This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the Company's Amended and Restated Certificate of Incorporation and the Certificate of Designation, which are filed as exhibits to the registration statement of which this Prospectus forms a part. All terms defined in the Certificate of Designation and not otherwise defined in this subsection are used below with the meanings set forth in the Certificate of Designation.

     Pursuant to the Certificate of Designation, 100,000 shares of Series A Preferred Stock with a liquidation preference of $1,000 per share (the "Liquidation Preference") were authorized for issuance in the Unit Offering. On January 1, 2007, the Company will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Series A Preferred Stock at a price in cash equal to the liquidation preference thereof, plus accrued and unpaid dividends, if any, to the date of redemption.

    Ranking. The Series A Preferred Stock ranks senior in right of payment to all other classes or series of capital stock of the Company as to dividends and upon liquidation, dissolution or winding up of the Company. The Certificate of Designation provides that the Company may not, without the consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, authorize, create (by way of reclassification or otherwise) or issue any class or series of capital stock of the Company ranking on a parity with the Series A Preferred Stock ("Parity Securities") or any Obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Parity Securities. The Certificate of Designation provides that the Company may not, without the consent of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock, authorize, create (by way of reclassification or otherwise) or issue any class or series of capital stock of the Company ranking senior to the Series A Preferred Stock ("Senior Securities") or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Senior Securities.

      Dividends. The Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the issue date of the Series A Preferred Stock accruing at the rate per share of 12 3/4% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, beginning on July 1, 1997. Dividends will be payable in cash, except that on or prior to January 1, 2002, dividends may be paid, at the Company's option, by the issuance of additional shares of Series A Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends. The issuance of such additional shares of Series A Preferred Stock will constitute "payment" of the related dividend for all purposes of the Certificate of Designation.

   Dividends on the Series A Preferred Stock accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends accumulate to the extent they are not paid on the dividend payment date for the period to which they relate. Accumulated unpaid dividends bear interest at a per annum rate 200 basis points in excess of the annual dividend rate on the Series A Preferred Stock. The Certificate of Designation provides that the Company will take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the Series A Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

   Voting Rights. Holders of record of shares of the Series A Preferred Stock have no voting rights, except as required by law and as provided in the Certificate of Designation. The Certificate of Designation provides, under certain circumstances, that upon (a) the accumulation of accrued and unpaid dividends on the outstanding Series A Preferred Stock in an amount equal to three full semi-annual dividends (whether or not consecutive); (b) the failure of the Company to satisfy any mandatory redemption or repurchase obligation

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

with respect to the Series A Preferred Stock; (c) the failure of the Company to make a Change of Control Offer; (d) the failure of the Company to comply with any of the other covenants or agreements set forth in the Certificate of Designation; or (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its subsidiaries (or the payment of which is guaranteed by the Company or any of its subsidiaries), then the Company's Board of Directors will be increased by two members, and the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, will be entitled to elect two members to the Board of Directors of the Company. Such voting rights continue until all dividends in arrears on the Series A Preferred Stock are paid in full and all other triggering events have been cured or waived.

   Optional Redemption. The Series A Preferred Stock may not be redeemed at the option of the Company on or prior to January 1, 2002. The Series A Preferred Stock may be redeemed, in whole or in part, at the option of the Company on or after January 1, 2002, at the redemption prices (expressed as percentages of the liquidation preference thereof), starting at 106.375% during the 12-month period beginning January 1, 2002 and declining annually to 100% on January 1, 2005 and thereafter.

   In addition, prior to January 1, 2000, the Company may, on any one or more occasions, use the net proceeds of one or more offerings of its Class A Common Stock to redeem up to 25% of the shares of Series A Preferred Stock then outstanding (whether initially issued or issued in lieu of cash dividends) at a redemption price of 112.750% of the Liquidation Preference thereof plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided that, after any such redemption, at least $75.0 million in aggregate Liquidation Preference of Series A Preferred Stock remains outstanding; and provided further, that any such redemption shall occur within 90 days of the date of closing of such offering of Class A Common Stock of the Company.

   Change of Control. Upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock will have the right to require the Company to repurchase all or any part of such holder's Series A Preferred Stock at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus accrued and unpaid dividends, if any, thereon to the date of purchase. Generally, a Change of Control means the occurrence of any of the following: (i) the disposition of all or substantially all of the Company's assets to any person other than Marshall W. Pagon or his Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction in which a person becomes a beneficial owner of more of the voting stock of the Company than is beneficially owned at such time by Mr. Pagon and his Related Parties, or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

   Certain Covenants. The Certificate of Designation contains a number of covenants restricting the operations of the Company and its subsidiaries, which, among other things, limit the ability of the Company and/or its subsidiaries to incur additional Indebtedness, pay dividends or make distributions, issue subsidiary stock, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

DESCRIPTION OF EXCHANGE NOTES

   The Company may, at its option, under certain circumstances exchange, in whole, but not in part, the then outstanding shares of Series A Preferred Stock for Exchange Notes. The Exchange Notes will, if and when issued, be issued pursuant to an indenture (the "Exchange Note Indenture") between the Company and First Union National Bank, as trustee (the "Exchange Note Trustee"). The terms of the Exchange Notes include those stated in the Exchange Note Indenture and those made part of the Exchange Note Indenture by reference to the Trust Indenture Act. The Exchange Notes will be subject to all such terms, and holders of Exchange Notes are referred to the Exchange Note Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Exchange Note Indenture does not purport to be complete and is qualified in its entirety by reference to the Exchange Note Indenture, which is filed as an exhibit to the registration statement of which this Prospectus forms a part. All terms defined and not otherwise defined in this subsection are used below with the meanings set forth in the Exchange Note Indenture.

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

   Principal, Maturity and Interest. The Exchange Notes will be limited in aggregate principal amount to $100.0 million and will mature on January 1, 2007. Interest on the Exchange Notes will accrue at the rate of 12 3/4% per annum and will be payable semi-annually in arrears on January 1 and July 1 of each year. Interest will be payable in cash, except that on each interest payment date occurring prior to January 1, 2002, interest may be paid, at the Company's option, by the issuance of additional Exchange Notes having an aggregate principal amount equal to the amount of such interest. The issuance of such additional Exchange Notes will constitute "payment" of the related interest for all purposes of the Exchange Note Indenture.

   Subordination. The payment of principal of, premium, if any, and interest on the Exchange Notes will be subordinated in right of payment, as set forth in the Exchange Note Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Exchange Note Indenture or thereafter incurred.

   Optional Redemption. The Exchange Notes will not be redeemable at the Company's option prior to January 1, 2002. The Exchange Notes may be redeemed, in whole or in part, at the option of the Company on or after January 1, 2002, at the redemption prices, in each case, together with accrued and unpaid interest, if any, starting at 106.375% of principal during the 12-month period beginning January 1, 2002 and declining annually to 100% of principal on January 1, 2005 and thereafter.

   In addition, prior to January 1, 2000, the Company may, on any one or more occasions, use the net proceeds of one or more offerings of its Class A Common Stock to redeem up to 25% of the aggregate principal amount of the Exchange Notes (whether issued in exchange for Series A Preferred Stock or in lieu of cash interest payments) at the redemption price of 112.750% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that, after any such redemption, the aggregate principal amount of the Exchange Notes outstanding must equal at least $75.0 million; and provided further, that any such redemption shall occur within 90 days of the date of closing of such offering of Class A Common Stock of the Company.

   Change of Control. Upon the occurrence of a Change of Control, each holder of Exchange Notes will have the right to require the Company to repurchase all or any part of such holder's Exchange Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase. The definition of "Change of Control" is identical under the Exchange Note Indenture and the Certificate of Designation. See "-- Description of Series A Preferred Stock -- Change of Control."

   Certain Covenants. The Exchange Note Indenture contains a number of covenants restricting the operations of the Company and its subsidiaries, which, among other things, limit the ability of the Company and/or its subsidiaries to incur additional Indebtedness, pay dividends or make distributions, sell assets, issue subsidiary stock, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

   Events of Default. Events of Default under the Exchange Note Indenture include the following: (i) default by the Company in the payment of interest on the Exchange Notes when the same becomes due and payable and the Default continues for a period of 30 days (whether or not such payment is prohibited by the subordination provisions of the Exchange Note Indenture), (ii) default by the Company in the payment of the principal of or premium, if any, on the Exchange Notes, (iii) failure by the Company to comply with certain provisions of the Exchange Note Indenture (subject, in some but not all cases, to notice and cure periods), (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Exchange Note Indenture or the Exchange Notes, (v) default under certain items of indebtedness by the Company or any of its Restricted Subsidiaries for money borrowed by the Company or any of its Restricted Subsidiaries, (vi) a failure by the Company or any Restricted Subsidiary that would be a Significant Subsidiary to pay final judgments aggregating in excess of $5.0 million, which judgments remain unpaid, undischarged or unstayed for a period of 60 days and (vii) certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that would constitute a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

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DESCRIPTION OF WARRANTS

GENERAL

   The Warrants were issued pursuant to a Warrant Agreement (the "Warrant Agreement") between the Company and First Union National Bank, as Warrant Agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement, including the definitions therein of certain terms used below, does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the warrant certificate attached thereto, the forms of which have been filed as exhibits to the registration statement of which this Prospectus is a part. All terms defined and not otherwise defined in this subsection are used below with the meanings set forth in the Warrant Agreement.

   Each Warrant, when exercised, entitles the holder thereof to receive 1.936 fully paid and non-assessable shares of Class A Common Stock at an exercise price of $15.00 per share, subject to adjustment (the "Exercise Price"). The Exercise Price and the number of Warrant Shares are both subject to adjustment in certain cases referred to below. The Warrants entitle the holders thereof to purchase in the aggregate 193,600 Warrant Shares, or approximately 2.0% of the Class A Common Stock, on a fully diluted basis as of the closing of the Unit Offering.

   The Warrants are exercisable until 5:00 p.m., New York City time, on January 1, 2007 (the "Expiration Date"). The exercise and transfer of the Warrants will be subject to applicable federal and state securities laws.

   The Warrants may be exercised by surrendering to the Company the warrant certificates evidencing the Warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made on or after the Separation Date (A) by tendering shares of Series A Preferred Stock having an aggregate liquidation preference, plus, without duplication, accumulated and unpaid dividends, at the time of tender equal to the Exercise Price, (B) by tendering Exchange Notes having an aggregate principal amount, plus accrued and unpaid interest, if any, at the time of tender equal to the Exercise Price, (C) by tendering Warrants having a fair market value equal to the Exercise Price,
(D) in the form of cash or by certified or official bank check payable to the order of the Company or (E) by any combination of shares of Series A Preferred Stock, Warrants and cash or Exchange Notes, Warrants and cash. Upon surrender of the Warrant certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered, to or upon the written order of such Holder, stock certificates representing the number of whole shares of Class A Common Stock to which such Holder is entitled. If less than all of the Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be used for the remaining number of Warrants.

   No fractional shares of Class A Common Stock will be issued upon the exercise of the Warrants. The Company will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional share of Class A Common Stock less a corresponding fraction of the Exercise Price.

ADJUSTMENTS

   The number of shares of Class A Common Stock purchasable upon exercise of Warrants and payment of the Exercise Price will be subject to adjustment in certain events, including: (i) the issuance by the Company of dividends (and other distributions) on its Common Stock payable in Common Stock, (ii) subdivisions, combinations and reclassifications of Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock within sixty (60) days after the record date for such issuance of rights, options or warrants at an offering price (or with an initial conversion, exchange or exercise price plus such offering price) which is less than the current market price per share (as defined in the Warrant Agreement) of Common Stock, (iv) the distribution to all holders of Common Stock of any of the Company's assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any such securities (excluding those rights and warrants referred to in clause (iii) above), (v) the issuance of shares of Common Stock for a consideration per share less than the current market price per share (excluding securities

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

issued in transactions referred to in clauses (i) through (iv) above), (vi) the issuance of securities convertible into or for Common Stock for a conversion or exchange price less than the current market price for a share of Common Stock (excluding securities issued in transactions referred to in clauses (iii) or (iv) and (vii) certain other events that could have the effect of depriving holders of the Warrants of the benefit of all or a portion of the purchase rights evidenced by the Warrants. The events described in clauses (v) and (vi) above are subject to certain exceptions described in the Warrant Agreement, including, without limitation, (A) certain bona fide public offerings and private placements to persons that are not affiliates of the Company and (B) Common Stock (and options exercisable therefor) issued to the Company's employees, officers and directors under bona fide employee benefit plans (other than the Principal and his Related Parties).

   No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price; provided, however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. In addition, the Company may at any time reduce the Exercise Price to any amount (but not less than the par value of the Common Stock) for any period of time (but not less than twenty (20) business days) deemed appropriate by the Board of Directors of the Company.

   In the case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of Company to another corporation, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such Holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

AMENDMENT

   From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants (excluding Warrants held by the Company or any of its Affiliates). The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

REGISTRATION RIGHTS


   Pursuant to the Warrant Agreement, the Company has agreed, with certain exceptions, to keep the registration statement relating to the Warrant Shares effective until 30 days after the earlier to occur of (i) January 1, 2007 or
(ii) the date when all Warrants have been exercised.

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                          DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of the Company (which, in this section, refers only to Pegasus) consists of (i) 30,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (ii) 15,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), and
(iii) 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Of the 5,000,000 shares of Preferred Stock that the Company is authorized to issue, 100,000 shares have been designated as Series A Preferred Stock. Without giving effect to the issuance of the 193,600 Warrant Shares issuable upon exercise of the Warrants, 5,164,608 shares of Class A Common Stock, 4,581,900 shares of Class B Common Stock and 100,000 shares of Series A Preferred Stock are outstanding. In addition, 5,700,500 shares of Class A Common Stock are reserved for issuance with respect to (i) the conversion of shares of Class B Common Stock to Class A Common Stock,
(ii) the exercise of the Warrants, and (iii) the Incentive Program and other employee and/or director options.

   The following summary description relating to the Company's capital stock sets forth the material terms of the capital stock, but does not purport to be complete. A description of the Company's capital stock is contained in the Amended and Restated Certificate of Incorporation and the Certificate of Designation, which are filed as exhibits to the registration statement of which this Prospectus forms a part. Reference is made to such exhibits for detailed descriptions of the provisions thereof summarized below or elsewhere in this Prospectus.

COMMON STOCK

   Voting, Dividend and Other Rights. The voting powers, preferences and relative rights of the Class A Common Stock and the Class B Common Stock are identical in all respects, except that (i) the holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share, (ii) stock dividends on Class A Common Stock may be paid only in shares of Class A Common Stock and stock dividends on Class B Common Stock may be paid only in shares of Class B Common Stock and (iii) shares of Class B Common Stock have certain conversion rights and are subject to certain restrictions on ownership and transfer described below under "Conversion Rights and Restrictions on Transfer of Class B Common Stock." Any amendment to the Amended and Restated Certificate of Incorporation that has any of the following effects will require the approval of the holders of a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting as separate classes: (i) any decrease in the voting rights per share of Class A Common Stock or any increase in the voting rights of Class B Common Stock; (ii) any increase in the number of shares of Class A Common Stock into which shares of Class B Common Stock are convertible; (iii) any relaxation on the restrictions on transfer of the Class B Common Stock; or (iv) any change in the powers, preferences or special rights of the Class A Common Stock or Class B Common Stock adversely affecting the holders of the Class A Common Stock. The approval of the holders of a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting as separate classes, is also required to authorize or issue additional shares of Class B Common Stock (except for parallel action with respect to Class A Common Stock in connection with stock dividends, stock splits, recapitalizations and similar changes in the capitalization of Pegasus). Except as described above or as required by law, holders of Class A Common Stock and Class B Common Stock vote together on all matters presented to the stockholders for their vote or approval, including the election of directors.

   The outstanding shares of Class A Common Stock equal 52.8% of the total Common Stock outstanding, and the holders of Class B Common Stock have control of approximately 89.9% of the combined voting power of the Common Stock. The holders of the Class B Common Stock, therefore, have the power to elect the entire Board of Directors of the Company. In particular, Marshall
W. Pagon, by virtue of his beneficial ownership of all of the Class B Common Stock, has sufficient voting power to determine the outcome of any matter submitted to the stockholders for approval (except matters on which the holders of Class A Common Stock are entitled to vote separately as a class), including the power to determine the outcome of all corporate transactions.

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

   Each share of Class A Common Stock and Class B Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors of the Company out of funds legally available therefor. The Class A Common Stock and Class B Common Stock share equally, on a share-for-share basis, in any cash dividends declared by the Board of Directors on the Common Stock.

   In the event of a merger or consolidation to which the Company is a party, each share of Class A Common Stock and Class B Common Stock will be entitled to receive the same consideration, except that holders of Class B Common Stock may receive stock with greater voting power in lieu of stock with lesser voting power received by holders of the Company's Class A Common Stock in a merger in which the Company is not the surviving corporation.

   Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any Preferred Stock, all holders of Common Stock, regardless of class, are entitled to share equally on a share for share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of the Company. No shares of Common Stock are subject to redemption or a sinking fund. In the event of any increase or decrease in the number of outstanding shares of either Class A Common Stock or Class B Common Stock from a stock split, combination or consolidation of shares or other capital reclassification, the Company is required to take parallel action with respect to the other class so that the number of shares of each class outstanding immediately following the stock split, combination, consolidation or capital reclassification bears the same relationship to each other as the number of shares of each class outstanding before such event.

   Conversion Rights and Restrictions on Transfer of Class B Common Stock. The Class A Common Stock has no conversion rights. Each share of Class B Common Stock is convertible at the option of the holder at any time and from time to time into one share of Class A Common Stock.

   The Company's Amended and Restated Certificate of Incorporation provides that any holder of shares of Class B Common Stock desiring to transfer such shares to a person other than a Permitted Transferee (as defined below) must present such shares to the Company for conversion into an equal number of shares of Class A Common Stock upon such transfer. Thereafter, such shares of Class A Common Stock may be freely transferred to persons other than Permitted Transferees, subject to applicable securities laws.

   Shares of Class B Common Stock may not be transferred except to (i) Marshall
W. Pagon or any "immediate family member" of his; (ii) any trust (including a voting trust), corporation, partnership or other entity, more than 50% of the voting equity interests of which are owned directly or indirectly by (or, in the case of a trust not having voting equity interests which is more than 50% for the benefit of) and which is controlled by, one or more persons referred to in this paragraph; or (iii) the estate of any person referred to in this paragraph until such time as the property of such estate is distributed in accordance with such person's will or applicable law (collectively, "Permitted Transferees"). "Immediate family member" means the spouse or any parent of Marshall W. Pagon, any lineal descendent of a parent of Marshall W. Pagon and the spouse of any such lineal descendent (parentage and descent in each case to include adoptive and step relationships). Upon any sale or transfer of ownership or voting rights to a transferee other than a Permitted Transferee or if an entity no longer remains a Permitted Transferee, such shares of Class B Common Stock will automatically convert into an equal number of shares of Class A Common Stock. Accordingly, no trading market is expected to develop in the Class B Common Stock and the Class B Common Stock will not be listed or traded on any exchange or in any market.

   Effects of Disproportionate Voting Rights. The disproportionate voting rights of the Class A Common Stock and Class B Common Stock could have an adverse effect on the market price of the Class A Common Stock. Such disproportionate voting rights may make the Company a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by stockholders of the Company other than the holders of the Class B Common Stock. Accordingly, such disproportionate voting rights may deprive holders of Class A Common Stock of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from stockholders at such a premium price.

PREFERRED STOCK

   The Company has authorized 5,000,000 shares of Preferred Stock. The Board of Directors is empowered by Pegasus' Amended and Restated Certificate of Incorporation to designate and issue from time to time one or more classes or series of Preferred Stock without any action of the stockholders. The Board of Directors may authorize issuance in one or more classes or series, and may fix and determine the relative rights, preferences and limitations of each class or series so authorized. In connection with the Unit Offering, 100,000 shares of Series A Preferred Stock were issued. See "Description of Securities -- Description of the Series A Preferred Stock" for a detailed description of the Series A Preferred Stock. Additional issuances of Preferred Stock could adversely affect the voting power of the holders of the Common Stock or Series A Preferred Stock or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.


OPTIONS AND WARRANTS

   As additional remuneration for joining the Board of Directors of PM&C, Donald
W. Weber was granted in April 1996 an option to purchase 3,385 shares of Class A Common Stock at an exercise price of $14.00 per share. Mr. Weber's option vested upon issuance, is exercisable until November 2000 and, at the time of grant, was issued at an exercise price equal to fair market value at the time Mr. Weber was elected a director.

   In connection with the Virginia/West Virginia DBS Acquisition, warrants were issued to purchase a total of 283,969 shares of Class A Common Stock.

REGISTRATION RIGHTS

   In connection with the Michigan/Texas DBS Acquisition, the Company granted certain piggyback registration rights to Harron. These rights expire upon the Class A Common Stock issued to Harron becoming eligible for sale under Rule 144 of the Securities Act. Similar rights have been granted to the holders of the 71,429 shares of Class A Common Stock issued in connection with the acquisition of the Portland LMA, the 10,714 shares of Class A Common Stock issued in connection with the Portland Acquisition, and the 466,667 shares of Class A Common Stock issued in connection with the Indiana DBS Acquisition. Piggyback registration rights were also granted in connection with the securities issued in the Virginia/West Virginia DBS Acquisition.

TRANSFER AGENT AND REGISTRAR

   The Transfer Agent and Registrar for the Common Stock, the Series A Preferred Stock, and the Warrants is First Union National Bank.

LIMITATION ON DIRECTORS' LIABILITY

   The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. In the absence of the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Pegasus' Amended and Restated Certificate of Incorporation limits the liability of Pegasus' directors to Pegasus or its stockholders to the fullest extent permitted by the Delaware statute. Specifically, the directors of Pegasus will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Pegasus or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation law or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Amended and Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Pegasus and its stockholders.

                              PLAN OF DISTRIBUTION

   The Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders or by persons to whom the Selling Stockholders may pledge Shares to secure loans ("Pledgees"), or, alternatively any of the Selling Stockholders may from time to time offer the Shares through dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent. Any discounts, commissions or concessions received by any such dealers or agents and any profits on the sale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

   As of the date of this Prospectus, 183,233 Shares in the aggregate have vested in the Selling Stockholders and will be available for immediate sale. The aggregate amount of 91,616 Shares will vest on December 31, 1997 and become available for sale on that date. The remaining 91,615 Shares will not vest until December 31, 1998 and will become available for sale at that time.

   The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale, or at negotiated prices. Such prices will be determined by the Selling Stockholders or Pledgees or by agreement between the Selling Stockholders or Pledgees and/or dealers. The Shares are listed on the Nasdaq National Market and may also be sold in transactions on the Nasdaq National Market.

   In connection with the offer and sale of the Shares, various state securities laws and regulations require that any such offer and sale should be made only through the use of a broker-dealer registered as such in any state where a Selling Stockholder engages such broker-dealer and in any state where such broker-dealer intends to offer and sell the Shares.

   Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not bid for or purchase the Shares until after such person has completed his or her participation in such distribution. In addition to and without limiting the foregoing, the Selling Stockholders and any other person participating in such distribution will be subject to other applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may affect the timing of purchases and sales of any of the Shares by the Selling Stockholders and any such other person. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market making activities with respect to the Shares.

   The Selling Stockholders and any broker-dealers, agents, underwriters or dealers that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                  LEGAL MATTERS

   The validity of the Shares offered hereby will be passed upon by Drinker Biddle & Reath, counsel for the Company. Michael B. Jordan, a partner of Drinker Biddle & Reath, is an Assistant Secretary of the Company.

                                     EXPERTS

   The Company's consolidated balance sheets as of December 31, 1995 and 1996 and the related consolidated statements of operations, statements of changes in total equity and statements of cash flows for each of the three years in the period ended December 31, 1996 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The balance sheets of Portland Broadcasting, Inc. as of September 25, 1994 and September 24, 1995 and the related statements of operations, statements of deficiency in assets and statements of cash flows for the fiscal years ended September 26, 1993, September 25, 1994 and September 24, 1995, included in this Prospectus, have been included herein in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The balance sheets of WTLH, Inc. as of December 31, 1994 and 1995 and the related statements of operations, statements of capital deficiency, and statements of cash flows for each of the two years in the period ended December 31, 1995, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The combined balance sheets of the DBS Operations of Harron Communications Corp. as of December 31, 1994 and 1995 and the related combined statements of operations, and statements of cash flows for each of the two years in the period ended December 31, 1995 included in this Prospectus, have been included herein in reliance on the report of Deloitte & Touche LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

   The balance sheets of Dom's Tele-Cable, Inc. as of May 31, 1995 and 1996 and the related statements of operations and deficit, and statements of cash flows for each of the three years in the period ended May 31, 1996 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the securities to which this Prospectus relates. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement, including the exhibits and schedules filed therewith, and any reports, proxy statements and other information filed under the Exchange Act may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy information statements and other information regarding registrants, like Pegasus, that file electronically with the Commission.

   The Company intends to furnish to its stockholders annual reports containing audited financial information and furnish quarterly reports containing condensed unaudited financial information for each of the first three quarters of each fiscal year.

                      PEGASUS COMMUNICATIONS CORPORATION
                        INDEX TO FINANCIAL STATEMENTS

                                                                                                             Page
                                                                                                           --------
Pegasus Communications Corporation (a newly formed entity which has nominal assets and includes the consolidated operations of entities under common control)
Report of Coopers & Lybrand L.L.P.  ....................................................................      F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996  ..........................................      F-3
Consolidated Statements of Operations for the years ended December 31, 1994, 1995 and 1996  ............      F-4
Consolidated Statements of Changes in Total Equity for the years ended December 31, 1994, 1995 and 1996       F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996  ............      F-6
Notes to Consolidated Financial Statements  ............................................................      F-7

Portland Broadcasting, Inc. (an acquired entity)
Report of Ernst & Young LLP  ...........................................................................     F-20
Balance Sheets as of September 25, 1994, September 24, 1995, and December 31, 1995 (unaudited)  ........     F-21
Statements of Operations for fiscal year ended September 26, 1993, September 25, 1994, September 24,
  1995 and fiscal quarters ended December 25, 1994 (unaudited) and December 31, 1995 (unaudited) .......     F-22
Statements of Deficiency in Assets for the fiscal years ended September 26, 1993, September 25, 1994
  and September 24, 1995 and the fiscal quarter ended December 31, 1995 (unaudited) ....................     F-23
Statements of Cash Flows for fiscal years ended September 26, 1993, September 25, 1994 and September
  24, 1995 and fiscal quarter ended December 1994 (unaudited) and 1995 (unaudited) .....................     F-24
Notes to Financial Statements  .........................................................................     F-25

WTLH, Inc. (an acquired entity)
Report of Coopers & Lybrand L.L.P.  ....................................................................     F-29
Balance Sheets as of December 31, 1994, 1995 and February 29, 1996 (unaudited)  ........................     F-30
Statements of Operations for the years ended December 31, 1994, 1995 and for the two months ended
  February 28, 1995 (unaudited) and February 29, 1996 (unaudited) ......................................     F-31
Statements of Capital Deficiency for the years ended December 31, 1994, 1995 and for the two months
  ended February 29, 1996 (unaudited) ..................................................................     F-32
Statements of Cash Flows for the years ended December 31, 1994, 1995 and the two months ended February
  28, 1995 (unaudited) and February 29, 1996 (unaudited) ...............................................     F-33
Notes to Financial Statements  .........................................................................     F-34

DBS Operations of Harron Communications Corp. (an acquired business)
Report of Deloitte & Touche LLP  .......................................................................     F-40
Combined Balance Sheets as of December 31, 1994, 1995 and September 30, 1996 (unaudited)  ..............     F-41
Combined Statements of Operations for years ended December 31, 1994, 1995 and the nine months ended
  September 30, 1995 (unaudited) and 1996 (unaudited) ..................................................     F-42
Combined Statements of Cash Flows for years ended December 31, 1994, 1995 and the nine months ended
  September 30, 1995 (unaudited) and 1996 (unaudited) ..................................................     F-43
Notes to Combined Financial Statements  ................................................................     F-44

Dom's Tele Cable, Inc. (an acquired entity)
Report of Coopers & Lybrand L.L.P.  ....................................................................     F-48
Balance Sheets as of May 31, 1995, 1996 and August 29, 1996 (unaudited)  ...............................     F-49
Statements of Operations and Deficit for years ended May 31, 1994, 1995, 1996, the three months ended
  August 31, 1995 and the period June 1 to August 29, 1996 .............................................     F-50
Statements of Cash Flows for the years ended May 31, 1994, 1995, 1996, the three months ended August
  31, 1995 and the period June 1 to August 29, 1996 ....................................................     F-51
Notes to Financial Statements  .........................................................................     F-52

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Pegasus Communications Corporation

We have audited the accompanying consolidated balance sheets of Pegasus Communications Corporation as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in total equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pegasus Communications Corporation as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 21, 1997 except as to Note 14
for which the date is March 10, 1997

                      PEGASUS COMMUNICATIONS CORPORATION
                         CONSOLIDATED BALANCE SHEETS

                                                                                 December 31,
                                                                       --------------------------------
                                                                             1995             1996
                                                                        --------------   --------------
                               ASSETS
Current assets:
     Cash and cash equivalents  .....................................    $11,974,747      $  8,582,369
     Restricted cash  ...............................................      9,881,198                --
     Accounts receivable, less allowance for doubtful accounts of
        $238,000 and $243,000, respectively .........................      4,884,045         9,155,545
     Program rights  ................................................        931,664         1,289,437
     Inventory  .....................................................      1,100,899           697,957
     Deferred taxes  ................................................         42,440         1,290,397
     Prepaid expenses and other  ....................................        329,895           851,592
                                                                        --------------   --------------
       Total current assets  ........................................     29,144,888        21,867,297
Property and equipment, net  ........................................     16,571,538        24,115,138
Intangible assets, net  .............................................     48,028,410       126,236,128
Program rights  .....................................................      1,932,680         1,294,985
Deposits and other  .................................................         92,325           166,498
                                                                        --------------   --------------
       Total assets  ................................................    $95,769,841      $173,680,046
                                                                        ==============   ==============
                        LIABILITIES AND EQUITY
Current liabilities:
     Notes payable  .................................................    $   316,188      $     48,610
     Advances payable -- related party  .............................        468,327                --
     Current portion of long-term debt  .............................        271,934           315,223
     Accounts payable  ..............................................      2,494,738         5,075,981
     Accrued interest  ..............................................      5,173,745         5,592,083
     Accrued expenses  ..............................................      1,712,603         3,803,993
     Current portion of program rights payable  .....................      1,141,793           601,205
                                                                        --------------   --------------
       Total current liabilities  ...................................     11,579,328        15,437,095
                                                                        --------------   --------------
Long-term debt, net  ................................................     82,308,195       115,211,610
Program rights payable  .............................................      1,421,399         1,365,284
Deferred taxes  .....................................................        211,902         1,339,859
                                                                        --------------   --------------
       Total liabilities  ...........................................     95,520,824       133,353,848
Commitments and contingent liabilities  .............................             --                --
Total equity:
     Preferred stock; $0.01 par value; 5.0 million shares authorized              --                --
     Class A common stock  ..........................................          1,615            46,632
     Class B common stock  ..........................................             85            45,819
     Additional paid-in capital  ....................................      7,880,848        57,736,011
     Retained earnings (deficit)  ...................................      1,825,283       (17,502,264)
     Partners' deficit  .............................................     (9,458,814)               --
                                                                        --------------   --------------
       Total equity  ................................................        249,017        40,326,198
                                                                        --------------   --------------
     Total liabilities and equity  ..................................    $95,769,841      $173,680,046
                                                                        ==============   ==============

          See accompanying notes to consolidated financial statements

                      PEGASUS COMMUNICATIONS CORPORATION
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          Years Ended December 31,
                                                            ---------------------------------------------------
                                                                  1994              1995              1996
                                                             ---------------   --------------    ---------------
Revenues:
     Basic and satellite service  ........................     $ 8,455,815      $10,002,579       $ 16,645,428
     Premium services  ...................................       1,502,929        1,652,419          2,197,188
     Broadcasting revenue, net of agency commissions  ....      13,204,148       14,862,734         21,813,409
     Barter programming revenue  .........................       4,604,200        5,110,662          6,337,220
     Other  ..............................................         423,998          519,682            935,387
                                                             ---------------   --------------    ---------------
          Total revenues  ................................      28,191,090       32,148,076         47,928,632
                                                             ---------------   --------------    ---------------
Operating expenses:
     Programming  ........................................       4,094,688        5,475,623          9,889,895
     Barter programming expense  .........................       4,604,200        5,110,662          6,337,220
     Technical and operations  ...........................       2,791,885        2,740,670          3,271,564
     Marketing and selling  ..............................       3,372,482        3,928,073          5,481,315
     General and administrative  .........................       3,289,532        3,885,473          5,923,247
     Incentive compensation  .............................         432,066          527,663            985,365
     Corporate expenses  .................................       1,505,904        1,364,323          1,429,252
     Depreciation and amortization  ......................       6,940,147        8,751,489         12,060,498
                                                             ---------------   --------------    ---------------
          Income from operations  ........................       1,160,186          364,100          2,550,277
Interest expense  ........................................      (5,360,729)      (8,793,823)       (12,454,891)
Interest expense -- related party  .......................        (612,191)         (22,759)                --
Interest income  .........................................              --          370,300            232,361
Other expenses, net  .....................................         (65,369)         (44,488)          (171,289)
                                                             ---------------   --------------    ---------------
     Loss before income taxes and extraordinary items  ...      (4,878,103)      (8,126,670)        (9,843,543)
Provision (benefit) for income taxes  ....................         139,462           30,000           (120,000)
                                                             ---------------   --------------    ---------------
     Loss before extraordinary items  ....................      (5,017,565)      (8,156,670)        (9,723,543)
Extraordinary gain (loss) from extinguishment of debt,
   net ...................................................        (633,267)      10,210,580           (250,603)
                                                             ---------------   --------------    ---------------
     Net income (loss)  ..................................     ($5,650,832)     $ 2,053,910       ($ 9,974,146)
                                                             ===============   ==============    ===============
Income (loss) per share:
     Loss before extraordinary items  ....................     ($     0.99)    ($      1.59)      ($      1.56)
     Extraordinary (loss) gain  ..........................           (0.13)            1.99              (0.04)
                                                             ---------------   --------------     --------------
     Net income (loss)  ..................................     ($     1.12)     $      0.40       ($      1.60)
                                                             ===============   ==============     ==============
     Weighted average shares outstanding  ................       5,044,042        5,139,937          6,239,663
                                                             ===============   ==============     ==============

          See accompanying notes to consolidated financial statements

                      PEGASUS COMMUNICATIONS CORPORATION
              CONSOLIDATED STATEMENTS OF CHANGES IN TOTAL EQUITY

                                          Common Stock
                                   -------------------------     Additional         Retained         Partners'          Total
                                      Number         Par           Paid-In          Earnings          Capital           Equity
                                     of Shares      Value          Capital         (Deficit)         (Deficit)       (Deficiency)
                                    -----------   ----------    --------------   ---------------   --------------    --------------
Balances at January 1, 1994  ....                                                    $140,372       ($2,567,724)      ($2,427,352)
Net loss  .......................                                                    (790,501)       (4,860,331)       (5,650,832)
Incorporation of partnerships  ..          444     $   444                         (3,255,780)        3,228,038           (27,298)
Redemption of minority interest                                     ($49,490)                                             (49,490)
LP interests contribution  ......                                  1,335,000                         (1,335,000)
Conversion of term loans  .......           50          50        15,096,544                                           15,096,594
                                    -----------   ----------    --------------   ---------------   --------------   --------------
Balances at December 31, 1994  ..          494         494        16,382,054        (3,905,909)      (5,535,017)        6,941,622
Net income (loss)  ..............                                                    5,731,192       (3,677,282)        2,053,910
Distributions to Partners  ......                                                                      (246,515)         (246,515)
Distributions to Parent  ........                                (12,500,000)                                         (12,500,000)
Exchange of common stock  .......      161,006       1,121            (1,121)
Issuance of Class B common stock         8,500          85         3,999,915                                            4,000,000
                                    -----------   ----------    --------------   ---------------   --------------    --------------
Balances at December 31, 1995  ..      170,000       1,700         7,880,848         1,825,283       (9,458,814)          249,017
Net loss  .......................                                                   (5,934,261)      (4,039,885)       (9,974,146)
Contributions by Parent  ........                                    579,152                            105,413           684,565
Distributions to Parent  ........                                 (2,946,379)                                          (2,946,379)
Issuance of Class A common stock
  due to:
   Initial Public Offering ......    3,000,000      30,000        38,153,000                                           38,183,000
   WPXT Acquisition .............       82,143         821         1,149,179                                            1,150,000
   MI/TX DBS Acquisition ........      852,110       8,521        11,921,025                                           11,929,546
   Awards .......................        3,614          36            50,559                                               50,595
Issuance of Class B common stock
   due to:
   WPXT Acquisition .............       71,429         714           999,286                                            1,000,000
Conversions of partnerships  ....                                                  (13,393,286)      13,393,286
Exchange of PM&C Class B  .......      183,292       1,833            (1,833)
Exchange of PM&C Class A  .......    4,882,541      48,826           (48,826)
                                    -----------   ----------    --------------   ---------------   --------------   --------------
Balances at December 31, 1996  ..    9,245,129     $92,451      $ 57,736,011      ($ 17,502,264)                     $ 40,326,198
                                    ===========   ==========    ==============   ===============   ==============   ==============

          See accompanying notes to consolidated financial statements

                      PEGASUS COMMUNICATIONS CORPORATION
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        Years Ended December 31,
                                                          ---------------------------------------------------
                                                                1994              1995              1996
                                                           ---------------   --------------    ---------------
Cash flows from operating activities:
   Net income (loss) ...................................    ($ 5,650,832)     $  2,053,910      ($ 9,974,146)
   Adjustments to reconcile net income (loss) to net
     cash
     provided by operating activities:  ................
     Extraordinary (gain) loss on extinguishment of
        debt, net ......................................         633,267       (10,210,580)          250,603
     Depreciation and amortization  ....................       6,940,147         8,751,489        12,060,498
     Program rights amortization  ......................       1,193,559         1,263,190         1,514,122
     Accretion on discount of bonds  ...................              --           195,454           392,324
     Stock incentive compensation  .....................              --                --            50,595
     Gain on disposal of fixed assets  .................          30,524                --                --
     Bad debt expense  .................................         200,039           146,147           335,856
     Deferred income taxes  ............................         139,462            30,000          (120,000)
     Change in assets and liabilities:
        Accounts receivable ............................      (1,353,448)         (815,241)       (4,607,356)
        Inventory ......................................        (711,581)         (389,318)          402,942
        Prepaid expenses and other .....................        (250,128)          490,636          (521,697)
        Accounts payable & accrued expenses ............         702,240          (826,453)        4,672,633
        Advances payable -- related party ..............         142,048           326,279          (468,327)
        Accrued interest ...............................       2,048,569         5,173,745           418,338
        Deposits and other .............................          39,633             5,843           (74,173)
                                                           ---------------   --------------    ---------------
   Net cash provided by operating activities ...........       4,103,499         6,195,101         4,332,212
Cash flows from investing activities:
     Acquisitions  .....................................              --                --       (72,567,216)
     Capital expenditures  .............................      (1,264,212)       (2,640,475)       (6,294,352)
     Purchase of intangible assets  ....................        (943,238)       (2,334,656)       (1,758,727)
     Payments of programming rights  ...................      (1,310,294)       (1,233,777)       (1,830,903)
     Other  ............................................         (53,648)         (250,000)               --
                                                           ---------------   --------------    ---------------
   Net cash used for investing activities ..............      (3,571,392)       (6,458,908)      (82,451,198)
Cash flows from financing activities:
     Proceeds from long-term debt  .....................      35,015,000        81,455,919                --
     Repayments of long-term debt  .....................     (33,991,965)      (48,095,692)         (103,639)
     Borrowings on revolving credit facility  ..........              --         2,591,335        41,400,000
     Repayments on revolving credit facility  ..........              --        (2,591,335)      (11,800,000)
     Proceeds from borrowings from related parties  ....          26,000            20,000                --
     Restricted cash  ..................................              --        (9,881,198)        9,881,198
     Debt issuance costs  ..............................      (1,552,539)       (3,974,454)         (304,237)
     Capital lease repayments  .........................        (154,640)         (166,050)         (267,900)
     Contributions by Parent  ..........................              --                --           684,565
     Distributions to Parent  ..........................              --       (12,500,000)       (2,946,379)
     Proceeds from issuance of common stock  ...........              --         4,000,000        42,000,000
     Underwriting and IPO costs  .......................              --                --        (3,817,000)
                                                           ---------------   --------------    ---------------
   Net cash provided by (used in) financing activities .        (658,144)       10,858,525        74,726,608
Net increase (decrease) in cash and cash equivalents  ..        (126,037)       10,594,718        (3,392,378)
Cash and cash equivalents, beginning of year  ..........       1,506,066         1,380,029        11,974,747
                                                           ---------------   --------------    ---------------
Cash and cash equivalents, end of year  ................    $  1,380,029      $ 11,974,747      $  8,582,369
                                                           ===============   ==============    ===============

          See accompanying notes to consolidated financial statements

                      PEGASUS COMMUNICATIONS CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY:

   Pegasus Communications Corporation ("Pegasus" or together with its subsidiaries stated below, the "Company") is a diversified media and communications company, incorporated in May 1996, is a direct subsidiary of Pegasus Communications Holdings, Inc. ("PCH" or the "Parent").

   Pegasus Media & Communications, Inc. ("PM&C") is a diversified media and communications company whose subsidiaries consist of Pegasus Broadcast Television, Inc. ("PBT"), Pegasus Cable Television, Inc. ("PCT"), Pegasus Broadcast Associates, L.P. ("PBA"), Pegasus Satellite Television, Inc. ("PST") and MCT Cablevision, L.P. ("MCT"). PBT operates broadcast television ("TV") stations affiliated with the Fox Broadcasting Company television network ("Fox"). PCT, together with its subsidiary, Pegasus Cable Television of Connecticut, Inc. ("PCT-CT") and MCT operate cable television ("Cable") systems that provide service to individual and commercial subscribers in New England and Puerto Rico, respectively. PST provides direct broadcast satellite ("DBS") service to customers in the New England area. PBA holds a television station license which simulcasts programming from a station operated by PBT.

   Pegasus Satellite Holdings, Inc. ("PST Holdings") is a DBS holding company whose subsidiaries provide direct broadcast satellite service to customers in certain rural areas of Michigan, Texas and Ohio.

   On October 8, 1996, the Company completed an initial public offering (the "Initial Public Offering") in which it sold 3,000,000 shares of its Class A Common Stock to the public at a price of $14.00 per share resulting in net proceeds to the Company of $38.1 million.

   On October 8, 1996, in conjunction with the Initial Public Offering, the limited partnerships which owned and operated the Company's Puerto Rico cable operations and owned one of its broadcast licenses, restructured. This reorganization has been accounted for as if a pooling of interests had occurred.

   On October 31, 1994, the limited partnerships which owned and operated PCH's broadcast television, New England cable and satellite operations, restructured and transferred their assets to PM&C. This reorganization has been accounted for as if a pooling of interests had occurred.

   Pegasus Towers L.P. ("Towers"), a subsidiary of Pegasus, owns and operates television and radio transmitting towers located in Pennsylvania and Tennessee.

   Pegasus Communications Management Company ("PCMC"), a subsidiary of Pegasus, provides certain management and accounting services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION:

   The financial statements include the accounts of Pegasus and all of its subsidiaries or affiliates. All intercompany transactions and balances have been eliminated.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and disclosure of contingencies. Actual results could differ from those estimates. Significant estimates relate to barter transactions and the useful lives and recoverability of intangible assets.

INVENTORIES:

   Inventories consist of equipment held for resale to customers and installation supplies. Inventories are stated at lower of cost or market on a first-in, first-out basis.

                      PEGASUS COMMUNICATIONS CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

2. Summary of Significant Accounting Policies:  - (Continued)

PROPERTY AND EQUIPMENT:

   Property and equipment are stated at cost. The cost and related accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the respective accounts, and any resulting gains or losses are included in the statement of operations. For cable television systems, initial subscriber installation costs, including material, labor and overhead costs of the hookup, are capitalized as part of the distribution facilities. The costs of disconnection and reconnection are charged to expense. Satellite equipment that is leased to customers is stated at cost.

   Depreciation is computed for financial reporting purposes using the straight-line method based upon the following lives:

     Reception and distribution facilities  ...      7 to 11 years
     Transmitter equipment  ...................      5 to 10 years
     Equipment, furniture and fixtures  .......      5 to 10 years
     Building and improvements  ...............     12 to 39 years
     Vehicles  ................................      3 to  5 years

INTANGIBLE ASSETS:

   Intangible assets are stated at cost and amortized by the straight-line method. Costs of successful franchise applications are capitalized and amortized over the lives of the related franchise agreements, while unsuccessful franchise applications and abandoned franchises are charged to expense. Financing costs incurred in obtaining long-term financing are amortized over the term of the applicable loan. Goodwill, broadcast licenses, network affiliation agreements and other intangible assets ("Intangible Assets") are reviewed periodically for impairment or whenever events or circumstances provide evidence that suggest that the carrying amounts may not be recoverable. The Company assesses the recoverability of its Intangible Assets by determining whether the amortization of the respective Intangible Asset balance can be recovered through projected undiscounted future cash flows.

   Amortization of Intangible Assets is computed using the straight-line method based upon the following lives:

     Broadcast licenses  ......................      40 years
     Network affiliation agreements  ..........      40 years
     Goodwill  ................................      40 years
     Other intangibles  ....................... 2 to 14 years

REVENUE:

   The Company operates in two industry segments: multichannel television (DBS and Cable) and broadcast television (TV). The Company recognizes revenue in its TV operations when advertising spots are broadcasted. The Company recognizes revenue in its DBS and Cable operations when video and audio services are provided.

PROGRAMMING:

   The Company obtains a portion of its programming, including presold advertisements, through its network affiliation agreement with Fox and also through independent producers. The Company does not make any direct payments for this programming. For running network programming, the Company received payments from Fox, which totaled approximately $71,000, $215,000 and $73,000 in 1994, 1995 and 1996, respectively. For running independent producers' programming, the Company received no direct payments. Instead, the Company retains a portion of the available advertisement spots to sell on its own account. Barter programming revenue and the related expense are recognized when the presold advertisements are broadcasted.

                      PEGASUS COMMUNICATIONS CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

2. Summary of Significant Accounting Policies:  - (Continued)

ADVERTISING COSTS:

   Advertising costs are charged to operations in the year incurred and totaled $525,000, $613,000 and $1.1 million for the years ended December 31, 1994, 1995 and 1996, respectively.

CASH AND CASH EQUIVALENTS:

   Cash and cash equivalents include highly liquid investments purchased with an initial maturity of three months or less. The Company has cash balances in excess of the federally insured limits at various banks.

RESTRICTED CASH:

   The Company had restricted cash, including interest earned, held in escrow of $9.9 million at December 31, 1995. These funds were disbursed from the escrow to pay interest on its Series B Senior Subordinated Notes due 2005 (the "Series B Notes") in 1996.

PROGRAM RIGHTS:

   The Company enters into agreements to show motion pictures and syndicated programs on television. In accordance with the Statements of Financial Accounting Standards No. 63 ("SFAS No. 63"), only the right and associated liabilities for those films and programs currently available for showing are recorded. These rights are recorded at the lower of unamortized cost or estimated net realizable value and are amortized on the straight-line method over the license period which approximates amortization based on the estimated number of showings during the contract period. Amortization of $1.2 million, $1.3 million and $1.5 million is included in programming expenses for the years ended December 31, 1994, 1995 and 1996, respectively. The obligations arising from the acquisition of film rights are recorded at the gross amount. Payments for the contracts are made pursuant to the contractual terms over periods which are generally shorter than the license periods.

   The Company has entered into agreements totaling $1.7 million as of December 31, 1996, which are not yet available for showing at December 31, 1996, and accordingly, are not recorded by the Company.

   At December 31, 1996, the Company has commitments for future program rights of approximately $1,300,000, $815,000, $363,000 and $18,000 in 1997,
1998, 1999 and 2000, respectively.

INCOME TAXES:

   On October 31, 1994, in conjunction with the incorporation of certain entities, the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109") were adopted. Prior to such date, the above entities operated as partnerships for federal and state income tax purposes and, therefore, no provision for income taxes was necessary. MCT is treated as a partnership for federal and state income tax purposes, but taxed as a corporation for Puerto Rico income tax purposes. The adoption of SFAS No. 109 did not have a material impact on the Company's financial position or results of operations. For the year ended December 31, 1994, income and deferred taxes are based on the Company's operations from November 1, 1994 through December 31, 1994, excluding (i) MCT, which for Puerto Rico income tax purposes is taxed as a corporation for the 12 month period ended December 31, 1994, and (ii) PBA and Towers, which are limited partnerships.

CONCENTRATION OF CREDIT RISK:

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables.

                      PEGASUS COMMUNICATIONS CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

2. Summary of Significant Accounting Policies:  - (Continued)

Concentration of Credit Risk: -- (Continued)

Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across different businesses and geographic regions. As of December 31, 1994, 1995 and 1996 the Company had no significant concentrations of credit risk.

3. PROPERTY AND EQUIPMENT:

   Property and equipment consist of the following:

                                             December 31,       December 31,
                                                 1995               1996
                                                 ----               ----
Land  .................................      $    259,459       $    862,298
Reception and distribution facilities          22,839,470         29,140,040
Transmitter equipment  ................         7,478,134         11,643,812
Building and improvements  ............         1,554,743          1,553,548
Equipment, furniture and fixtures  ....         1,333,797          1,509,588
Vehicles  .............................           571,456            766,192
Other equipment  ......................           997,352          2,295,446
                                             ------------       ------------
                                               35,034,411         47,770,924
Accumulated depreciation  .............       (18,462,873)       (23,655,786)
                                             ------------       ------------
Net property and equipment  ...........      $ 16,571,538       $ 24,115,138
                                             ============       ============

   Depreciation expense amounted to $4,027,866, $4,140,058, and $5,209,382 for the years ended December 31, 1994, 1995 and 1996, respectively.

4. INTANGIBLES:

   Intangible assets consist of the following:

                                         December 31,           December 31,
                                             1995                   1996
                                             ----                   ----
Goodwill  ......................         $ 28,490,035           $ 28,490,035
Franchise costs  ...............           13,254,985             35,972,374
Broadcast licenses  ............            3,124,461             16,168,683
Network affiliation agreements              1,236,641              2,761,641
Deferred financing costs  ......            3,974,454              4,020,665
DBS rights  ....................            4,832,160             45,829,174
Non-compete agreement  .........                   --              2,700,000
Organization and other costs  ..            3,862,021              7,640,708
                                         ------------           ------------
                                           58,774,757            143,583,280
Accumulated amortization  ......          (10,746,347)           (17,347,152)
                                         ------------           ------------
   Net intangible assets .......         $ 48,028,410           $126,236,128
                                         ============           ============

                        PEGASUS COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

     4. Intangibles:  - (Continued)

   Amortization expense amounted to $2,912,281, $4,611,431 and $6,851,116 for the years ended December 31, 1994, 1995 and 1996, respectively.

5. LONG-TERM DEBT:

   Long-term debt consists of the following:

                                                               December 31,     December 31,
                                                                   1995             1996
                                                               -----------      ------------
Series B Notes payable by PM&C, due 2005, interest at 12.5%, payable semi-annually in arrears on January 1, and July 1, net of unamortized discount of $3,804,546 and $3,412,222
  as of December 31, 1995 and 1996, respectively ...........   $81,195,454      $ 81,587,778
Senior seven year revolving credit facility, interest at the
  Company's option at either the banks prime rate, plus an
  applicable margin or LIBOR, plus an applicable margin
  (8.375% at December 31, 1996) ...........................             --        29,600,000
Mortgage payable, due 2000, interest at 8.75%  ............        517,535           498,468
Note payable, due 1998 interest at 10%  ...................             --         3,050,000
Capital leases and other  .................................        867,140           790,587
                                                               -----------      ------------
                                                                82,580,129       115,526,833
Less current maturities  ..................................        271,934           315,223
                                                               -----------      ------------
Long-term debt  ...........................................    $82,308,195      $115,211,610
                                                               ===========      ============

   In October 1994, the Company repaid the outstanding balances under its senior and junior term loan agreements with a portion of the proceeds from a $20.0 million term note agreement ("senior note") and $15.0 million subordinated term loan agreement ("subordinated loan") from various banking institutions. The senior note and subordinated loan were scheduled to mature on December 31, 2001 and September 30, 2003, respectively. Amounts were subsequently repaid as described below, which resulted in an extraordinary loss of $633,267.

   In July 1995, the Company sold 85,000 units consisting of $85.0 million in aggregate amount of 12.5% Series A Senior Subordinated Notes due 2005 (the "Series A Notes" and, together with the Series B Notes, the "Notes") and 8,500 shares of Class B Common Stock of PM&C (the "Note Offering"). The net proceeds from the sale were used to (i) repay approximately $38.6 million in loans and other obligations, (ii) repurchase $26.0 million of notes for approximately $13.0 million resulting in an extraordinary gain of $10.2 million, net of expenses of $2.8 million, (iii) make a $12.5 million distribution to PCH, (iv) escrow $9.7 million for the purpose of paying interest on the Notes, (v) pay $3.3 million in fees and expenses and (vi) to fund proposed acquisitions.

   In November 1995, the Company exchanged its Series B Notes for the Series A Notes. The Series B Notes have substantially the same terms and provisions as the Series A Notes. There was no gain or loss recorded with this transaction.

   The Series B Notes are guaranteed on a full, unconditional, senior subordinated basis, jointly and severally by a majority of the wholly owned direct and indirect subsidiaries of PM&C. The Company's indebtedness contain certain financial and operating covenants, including restrictions on the Company to incur additional indebtedness, create liens and to pay dividends. The Company is in compliance with all its financial and operating covenants.

   The fair value of the Company's Series B Notes approximates $91.8 million as of December 31, 1996. This amount is approximately $10.2 million higher than the carrying amount reported on the balance sheet at December 31, 1996. Fair value is estimated based on the quoted market price for the same or similar instruments.

   In conjunction with the acquisition of the WTLH Tallahassee, Florida FCC license and Fox affiliation agreement (see Footnote 12), the Company incurred indebtedness of $3.1 million. The fair market value of the note payable approximates the carrying amount.

                      PEGASUS COMMUNICATIONS CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

5. Long-Term Debt:  - (Continued)

   In August 1996, PM&C entered into a $50.0 million seven-year senior revolving credit facility, which is collateralized by substantially all of the assets of PM&C. On the same date, the Company had drawn $8.8 million to repay all amounts outstanding under the $10.0 million senior collateralized five-year revolving credit facility and $22.8 million to fund the acquisition of Dom's Tele-Cable, Inc. ("Dom's"). Deferred financing fees relating to the $10.0 million revolving credit facility were written off, resulting in an extraordinary loss of $250,603 on the refinancing transaction. The $50.0 million revolving credit facility is subject to certain financial covenants as defined in the loan agreement, including a debt to adjusted cash flow covenant. The fair market value of the revolving credit facility approximates the carrying amount.

   At December 31, 1996, maturities of long-term debt and capital leases are as follows:

           1997  ..........................      $     315,223
           1998  ..........................          3,283,016
           1999  ..........................            212,321
           2000  ..........................             59,816
           2001  ..........................             39,050
           Thereafter  ....................        111,617,407
                                                 -------------
                                                  $115,526,833
                                                 =============

6. LEASES:

   The Company leases certain studios, towers, utility pole attachments, occupancy of underground conduits and headend sites under operating leases. The Company also leases office space, vehicles and various types of equipment through separate operating lease agreements. The operating leases expire at various dates through 2007. Rent expense for the years ended December 31, 1994, 1995 and 1996 was $464,477, $503,118 and $711,690 respectively.

   The Company leases equipment under long-term leases and has the option to purchase the equipment for a nominal cost at the termination of the leases. The related obligations are included in long-term debt. Property and equipment at December 31 include the following amounts for leases that have been capitalized:

                                                1995                  1996
                                                ----                  ----
Equipment, furniture and fixtures             $ 375,190            $ 215,112
Vehicles  .........................             196,064              446,372
                                              ---------            ---------
                                                571,254              661,484
Accumulated depreciation  .........            (190,500)            (250,288)
                                              ---------            ---------
   Total ..........................           $ 380,754            $ 411,196
                                              =========            =========

                      PEGASUS COMMUNICATIONS CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

6. Leases:  - (Continued)

   Future minimum lease payments on noncancellable operating and capital leases at December 31, 1996 are as follows:

                                                      Operating      Capital
                                                        Leases        Leases
                                                     ------------   ----------
1997  ............................................    $  575,000     $211,000
1998  ............................................       287,000      125,000
1999  ............................................       221,000       66,000
2000  ............................................       156,000       42,000
2001  ............................................        75,000       12,000
Thereafter  ......................................       102,000           --
                                                     ------------   ----------
Total minimum payments  ..........................    $1,416,000      456,000
                                                     ============   ==========
Less: amount representing interest  ..............                     74,000
                                                                    ----------
Present value of net minimum lease payments
  including current maturities of $187,000 .......                   $382,000
                                                                    ==========

7. COMMITMENTS AND CONTINGENT LIABILITIES:

LEGAL MATTERS:

   The operations of the Company are subject to regulation by the Federal Communications Commission ("FCC") and other franchising authorities, including the Connecticut Department of Public Utility Control ("DPUC").

   During 1994, the DPUC ordered a reduction in the rates charged by PCT-CT for its basic cable service tier and equipment charges and refunds for related overcharges, plus interest, retroactive to September 1, 1993 requiring PCT-CT to issue refunds totaling $141,000. In December 1994, the Company filed an appeal with the FCC. In March 1995, the FCC granted a stay of the DPUC's rate reduction and refund order pending the appeal. The FCC has not ruled on the appeal and the outcome cannot be predicted with any degree of certainty. The Company believes it will prevail in its appeal. In the event of an adverse ruling, the Company expects to make refunds in kind rather than in cash.

   The Company is currently contesting a claim for unpaid premiums on its workers' compensation insurance policy assessed by the state insurance fund of Puerto Rico. Based upon current information available, the Company's liability related to the claim is estimated to be less than $200,000.

   From time to time the Company is also involved with claims that arise in the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the consolidated operations, cash flows or financial position of the Company.

8. INCOME TAXES:

   The following is a summary of the components of income taxes from operations:

                                     1994            1995            1996
                                  ----------       ---------      ------------
Federal -- deferred  .......       $104,644         $23,000        $(169,000)
State and local  ...........         34,818           7,000           49,000
                                  ----------       ---------      ------------
   Provision for income
     taxes  ................       $139,462         $30,000        $(120,000)
                                  ==========       =========      ============

                      PEGASUS COMMUNICATIONS CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

8. Income Taxes:  - (Continued)

   The deferred income tax assets and liabilities recorded in the combined balance sheets at December 31, 1995 and 1996, are as follows:

                                                          1995             1996
                                                          ----             ----
Assets:
   Receivables ....................................    $    42,440     $     47,887
   Excess of tax basis over book basis from tax
     gain recognized upon incorporation of
     subsidiaries  ................................      1,751,053        1,890,025
   Loss carryforwards .............................      9,478,069       14,197,578
   Other ..........................................        806,312          870,305
                                                       -----------     ------------
     Total deferred tax assets  ...................     12,077,874       17,005,795
Liabilities:
   Excess of book basis over tax basis of property,
     plant and equipment  .........................     (1,015,611)      (1,754,621)
   Excess of book basis over tax basis of
     amortizable intangible assets  ...............     (4,277,512)      (4,616,997)
                                                       -----------     ------------
     Total deferred tax liabilities  ..............     (5,293,123)      (6,371,618)
                                                       -----------     ------------
   Net deferred tax assets ........................      6,784,751       10,634,177
   Valuation allowance ............................     (6,954,213)     (10,683,639)
                                                       -----------     ------------
   Net deferred tax liabilities ...................    $  (169,462)    $    (49,462)
                                                       ===========     ============

   The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized due to the expiration of the Company's net operating loss carryforwards and portions of other deferred tax assets related to prior acquisitions. The valuation allowance increased primarily as the result of net operating loss carryforwards generated during 1996 which may not be utilized.

   At December 31, 1996, the Company has net operating loss carryforwards of approximately $41.8 million which are available to offset future taxable income and expire through 2012.

   A reconciliation of the federal statutory rate to the effective tax rate is as follows:

                                                           1994         1995         1996
                                                           ----         ----         ----
U.S. statutory federal income tax rate  .............     (34.00%)     (34.00%)     (34.00)%
Net operating loss attributable to the partnerships        29.55        --           --
Foreign net operating income (loss)  ................     (18.14)      (27.09)       (4.11)
State net operating loss  ...........................       (.96)       --           --
Valuation allowance  ................................      25.70        61.46        36.92
Other  ..............................................        .72        --           --
                                                        ----------   ----------    ----------
Effective tax rate  .................................       2.87%         .37%       (1.19)%
                                                        ==========   ==========    ==========

                      PEGASUS COMMUNICATIONS CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

9. RELATED PARTY TRANSACTIONS:

   At December 31, 1995, the Company had a demand note payable to an affiliate, bearing interest at 8%, amounting to $151,815. The note payable was cancelled during 1996. Total interest expense on the affiliated debt was $10,901 and $9,244 for the years ended December 31, 1995 and 1996, respectively.

   At December 31, 1995, the Company had a demand note payable to an affiliate, bearing interest at prime plus two percent, payable monthly in arrears, amounting to $105,413. The demand note payable was cancelled at the beginning of 1996. The effective interest rate was 10.25% at December 31, 1995. Total interest expense on the affiliated debt was $11,858 for the year ended December 31, 1995.

10. SUPPLEMENTAL CASH FLOW INFORMATION:

   Significant noncash investing and financing activities are as follows:

                                                            Years ended December 31,
                                                  --------------------------------------------
                                                       1994            1995           1996
                                                   -------------   ------------    ------------
Capital contribution and related reduction of
  debt .........................................    $15,069,173             --              --
Barter revenue and related expense  ............      4,604,200     $5,110,662     $ 6,337,220
Intangible assets and related affiliated debt  .             --             --              --
Acquisition of program rights and assumption of
  related program payables .....................      1,797,866      1,335,275       1,140,072
Acquisition of plant under capital leases  .....        168,960        121,373         312,578
Redemption of minority interests and related
  receivable ...................................         49,490        246,515              --
Interest converted to principal  ...............        867,715             --              --
Capital contribution and related acquisition of
  intangibles ..................................             --             --      14,079,546
Execution of license agreement option  .........             --             --       3,050,000

   For the years ended December 31, 1994, 1995 and 1996, the Company paid cash for interest in the amount of $3.8 million, 3.6 million and $12.0 million, respectively. The Company paid no income taxes for the years ended December 31, 1994, 1995 and 1996.

11. COMMON STOCK:

   At December 31, 1995, common stock consists of the following:

         PM&C Class A common stock, $0.01 par value; 230,000
           shares authorized; 161,500 issued and outstanding ......     $1,615
         PM&C Class B common stock, $0.01 par value; 20,000
           shares authorized; 8,500 issued and outstanding ........         85
                                                                      --------
           Total common stock .....................................     $1,700
                                                                      ========

   At December 31, 1996, common stock consists of the following:

         Pegasus Class A common stock, $0.01 par value; 30.0
           million shares authorized; 4,663,229 issued and
           outstanding ............................................    $46,632
         Pegasus Class B common stock, $0.01 par value; 15.0
           million shares authorized; 4,581,900 issued and
           outstanding ............................................     45,819
                                                                     ---------
           Total common stock .....................................    $92,451
                                                                     =========

                      PEGASUS COMMUNICATIONS CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

11. Common Stock:  - (Continued)

   On July 7, 1995, as part of a plan of reorganization, PM&C agreed to exchange 161,500 Class A Shares for all of the existing common stock outstanding of PM&C, all outstanding shares of PST and a 99% limited interest in PBA. The Company also acquired all of the outstanding interests of MCT for nominal consideration. Additionally, the Company issued 8,500 Class B Shares of PM&C on July 7, 1995 in connection with the Note Offering (see footnote 5).

   In 1996, the Company, through a registered exchange offer, exchanged all of the PM&C Class B Shares for 191,775 shares in the aggregate of Class A Common Stock.


   Under the terms of the Series A Preferred Stock, Pegasus'ability to pay dividends on the Class A Common Stock is subject to certain restrictions.



12. ACQUISITIONS:

   In January 1996, PCH acquired 100% of the outstanding stock of Portland Broadcasting, Inc. ("PBI"), which owns the tangible assets of WPXT, Portland, Maine. PCH immediately transferred the ownership of PBI to the Company. The aggregate purchase price of PBI was approximately $11.7 million of which $1.5 million was allocated to fixed and tangible assets and $10.2 million to intangible assets. In June 1996, PCH acquired the FCC license of WPXT for aggregate consideration of $3.0 million. PCH immediately transferred the ownership of the license to the Company.

   Effective March 1, 1996, the Company acquired the principal tangible assets of WTLH, Inc., Tallahassee, Florida and certain of its affiliates for approximately $5.0 million in cash, except for the FCC license and Fox affiliation agreement. Additionally, the Company entered into a put/call agreement regarding the FCC license and Fox affiliation agreement with the licensee of WTLH. In August 1996, the Company exercised its rights and recorded $3.1 million in intangible assets and long term debt.

   The aggregate purchase price of WTLH, Inc. and the related FCC licenses and Fox affiliation agreement is approximately $8.1 million of which $2.2 million was allocated to fixed and tangible assets and $5.9 million to various intangible assets. In addition, the Company granted the sellers of WTLH a warrant to purchase $1.0 million of stock at $14.00 per share. The warrant expired in February 1997.

   Effective August 29, 1996, the Company acquired all of the assets of Dom's for approximately $25.0 million in cash and $1.0 million in assumed liabilities. Dom's operates cable systems serving ten communities contiguous to the Company's Mayaguez, Puerto Rico cable system. The aggregate purchase price of the principal assets of Dom's amounted to $26.0 million of which $4.7 million was allocated to fixed and tangible assets and $21.3 million to various intangible assets.

   On October 8, 1996, the Company acquired from Harron Communications Corp. the rights to provide DIRECTV programming in certain rural areas of Texas and Michigan and related assets in exchange for approximately $17.9 million in cash and $11.9 million of the Company's Class A Common Stock. Substantially the entire purchase price was allocated to various intangible assets.

   On November 8, 1996, the Company acquired the rights to provide DIRECTV programming in certain rural areas of Ohio and the related assets, including receivables, in exchange for approximately $12.0 million in cash.
Substantially the entire purchase price was allocated to various intangible assets.

   In accordance with the Purchase Method of accounting, the purchase price has been allocated to the underlying assets and liabilities based on their respective fair values at the date of acquisition. Such allocations have been based on preliminary estimates which may be revised at a later date.

                      PEGASUS COMMUNICATIONS CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

12. Acquisitions:  - (Continued)

   The following unaudited summary, prepared on a pro forma basis, combines the results of operations as if the above stations, cable system and DBS territories had been acquired as of the beginning of the periods presented, after including the impact of certain adjustments, such as the Company's reduced commission rate, payments to related parties, amortization of intangibles, interest expense and related income tax effects. The pro forma information does not purport to be indicative of what would have occurred had the acquisitions been made on those dates or of results which may occur in the future. This pro forma does not include the Arkansas DBS Acquisition, the Indiana DBS acquisition, the Mississippi DBS acquisition, the Virginia/West Virginia DBS acquisition or the New Hampshire Cable Sale, all which did not occur as of December 31, 1996 (see Notes 14 and 15).


                                                          (unaudited)
 (in thousands, except earnings per share)          Year Ended December 31,
                                                -----------------------------
                                                    1995              1996
                                                    ----              ----
Net Revenues  .............................       $ 48,712          $ 57,281
                                                  ========          ========
Operating income (loss)  ..................       $ (2,174)         $    706
                                                  ========          ========
Net loss before extraordinary item  .......       $(16,625)         $(14,742)
                                                  ========          ========
Net loss per share before extraordinary
  item ....................................       $  (3.23)         $  (2.36)
                                                  ========          ========


13. EMPLOYEE BENEFIT PLANS:

   The Company has two active stock plans available to grant stock options and restricted stock awards to eligible employees, executive officers and non-employee directors of the Company.

   The 1996 Stock Option Plan was approved by shareholders of the Company in September 1996 and terminates in September 2006. The plan provides for the granting of a maximum of 450,000 (subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in the capitalization of Pegasus) nonqualified and qualified options to purchase Class A Common Stock of the Company. Executive officers, who are not eligible to receive profit sharing awards under the 1996 Restricted Stock Plan, are eligible to receive nonqualified or qualified stock options under the Stock Option Plan, but no executive officer may be granted more than 275,000 options to purchase Class A Common Stock under the plan. Directors of Pegasus who are not employees of the Company are eligible to receive nonqualified options under the Stock Option Plan. Currently, five executive officers and three non-employee directors are eligible to receive options under the Stock Option Plan. At December 31, 1996, no options have been granted under the Stock Option Plan.

   The 1996 Restricted Stock Plan was also approved by shareholders of the Company in September 1996 and terminates in September 2006. The plan provides for the granting of a maximum of 270,000 (subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in the capitalization of Pegasus) restricted stock awards of Class A Common Stock of the Company to eligible employees who have completed at least one year of service. As of December 31, 1996, 3,614 shares of Class A Common Stock have been granted under the Restricted Stock Plan. Restricted stock received under the plan vest 34% after two years of service with the Company (including years before the Restricted Stock Plan was established), 67% after three years of service and 100% after four years of service.

   The Company applies APB No. 25 and related interpretations in accounting for its plans. The pro forma impact to both net income and earnings per share from calculating compensation expense consistent with SFAS No. 123, "Accounting for Stock-Based Compensation", was immaterial for the year ended December 31, 1996.

                      PEGASUS COMMUNICATIONS CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

13. Employee Benefit Plans:  - (Continued)

401(K) PLANS

   Effective January 1, 1996, PM&C adopted the Pegasus Communications Savings Plan (the "U.S. 401(k) Plan") for eligible employees of PM&C and its domestic subsidiaries. In 1996, the Company's Puerto Rico subsidiary adopted the Pegasus Communications Puerto Rico Savings Plan (the "Puerto Rico 401(k) Plan" and, together with the U.S. 401(k) Plan, the "401(k) Plans") for eligible employees of the Company's Puerto Rico subsidiaries. Substantially all Company employees who, as of the enrollment date under the 401(k) Plans, have completed at least one year of service with the Company are eligible to participate in one of the 401(k) Plans. Participants may make salary deferral contributions of 2% to 6% of salary to the 401(k) Plans.

   The Company may make three types of contributions to the 401(k) Plans, each allocable to a participant's account if the participant completes at least 1,000 hours of service in the applicable plan year, and is employed on the last day of the applicable plan year: (i) the Company matches 100% of a participant's salary deferral contributions to the extent the participant invested his or her salary deferral contributions in Class A Common Stock at the time of his or her initial contribution to the 401(k) Plans; (ii) the Company, in its discretion, may contribute an amount that equals up to 10% of the annual increase in Company-wide Location Cash Flow (these Company discretionary contributions, if any, are allocated to eligible participants' accounts based on each participant's salary for the plan year); and (iii) the Company also matches a participant's rollover contribution, if any, to the 401(k) Plans, to the extent the participant invests his or her rollover contribution in Class A Common Stock at the time of his or her initial contribution to the 401(k) Plans. Discretionary Company contributions and Company matches of employee salary deferral contributions and rollover contributions are made in the form of Class A Common Stock, or in cash used to purchase Class A Common Stock. The Company has authorized and reserved for issuance up to 205,000 shares of Class A Common Stock in connection with the 401(k) Plans. Company contributions to the 401(k) Plans are subject to limitations under applicable laws and regulations.

   All employee contributions to the 401(k) Plans are fully vested at all times and all Company contributions, if any, vest 34% after two years of service with the Company (including years before the 401(k) Plans were established); 67% after three years of service and 100% after four years of service. A participant also becomes fully vested in Company contributions to the 401(k) Plans upon attaining age 65 or upon his or her death or disability.

14. SUBSEQUENT EVENTS:

   On January 27, 1997 the Company completed the Preferred Stock Offering in which it sold 100,000 shares of 12 3/4 % Series A Cumulative Exchangeable Preferred Stock and 100,000 Warrants to purchase 193,600 shares of Class A Common Stock to the public at a price of $1,000 per share resulting in net proceeds to the Company of $96.0 million. The Company intends to apply the net proceeds from the Preferred Offering as follows: (i) $29.6 million to the repayment of all outstanding Indebtedness under the credit facility, (ii) $15.0 million to the Mississippi DBS acquisition, (iii) $8.8 million for the payment of the cash portion of the purchase price of the Indiana DBS acquisition, (iv) $7.0 million for the payment of the cash portion of the purchase price of the Virginia/West Virginia DBS acquisition, (v) $2.4 million to the Arkansas DBS acquisition and (vi) $558,000 to the retirement of the Pegasus Credit Facility and expenses related thereto. The remaining net proceeds together with available borrowings under the New Credit Facility and proceeds from the New Hampshire Cable Sale, which is described below, will be used for working capital, general corporate purposes and to finance future acquisitions. The Mississippi, Indiana, Arkansas and Virginia/West Virginia DBS acquisitions are described below.

   On January 31, 1997, the Company acquired, from DBS of Indiana, Inc., the rights to provide DIRECTV programming in certain rural areas of Indiana and the related assets in exchange for approximately $8.9 million in cash and $5.6 million of the Company's Class A common stock.

   On January 31, 1997, the Company sold substantially all assets of its New Hampshire cable system to State Cable TV Corp. for approximately $7.1 million in cash. The Company anticipates recognizing a gain in the transaction.

                      PEGASUS COMMUNICATIONS CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

14. Subsequent Events:  - (Continued)
   On February 14, 1997, the Company acquired, from ClearVision, Inc., the rights to provide DIRECTV programming in certain rural areas of Mississippi and the related assets in exchange for approximately $15.0 million in cash.

   As of March 10, 1997, the Company acquired the rights to provide DIRECTV programming in certain rural cities of Arkansas and the related assets in exchange for approximately $2.4 million in cash.

   As of March 10, 1997, the Company acquired the rights to provide DIRECTV programming in certain rural areas of Virginia/West Virginia and the related assets in exchange for approximately $8.2 million in cash and $3.0 million in preferred stock of a subsidiary of Pegasus and warrants to purchase a total of 283,969 shares of the Company's Class A common stock.

15. INDUSTRY SEGMENTS:

   The Company operates in two industry segments: multichannel television (DBS and Cable) and broadcast television (TV). TV consists of five Fox affiliated television stations, of which one also simulcasts its signal in Hazelton and Williamsport, Pennsylvania. Cable and DBS consists of cable television services and direct broadcast satellite services/equipment, respectively. Information regarding the Company's business segments in 1994, 1995, and 1996 is as follows (in thousands):

                                    TV       Multichannel Television    Other      Consolidated
                                ----------  -----------------------    --------   --------------
                                                DBS         Cable
                                                ---         -----

1994
   Revenues .................    $17,808      $   174      $10,148     $    61       $ 28,191
   Operating income (loss) ..      2,057         (103)        (769)        (25)         1,160
   Identifiable assets ......     36,078        4,438       34,535         343         75,394
   Incentive compensation ...        327           --          105          --            432
   Corporate expenses .......        860            5          634           7          1,506
   Depreciation and
     amortization  ..........      2,184           61        4,632          63          6,940
   Capital expenditures .....        411           57          704          92          1,264
1995
   Revenues .................    $19,973      $ 1,469      $10,606     $   100       $ 32,148
   Operating income (loss) ..      2,252         (752)      (1,103)        (33)           364
   Identifiable assets ......     36,906        5,577       34,395      18,892         95,770
   Incentive compensation ...        415            9          104          --            528
   Corporate expenses .......        782          114          450          18          1,364
   Depreciation and
     amortization  ..........      2,591          719        5,364          77          8,751
   Capital expenditures .....      1,403          216          953          69          2,641
1996
   Revenues .................    $28,488      $ 5,829      $13,496     $   116       $ 47,929
   Operating income (loss) ..      3,925       (1,239)         190        (326)         2,550
   Identifiable assets ......     61,817       53,090       54,346       4,427        173,680
   Incentive compensation ...        691           95          148          51            985
   Corporate expenses .......        756          158          497          18          1,429
   Depreciation and
     amortization  ..........      4,000        1,786        5,245       1,029         12,060
   Capital expenditures .....      2,289          855        3,070          80          6,294

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Portland Broadcasting, Inc.
Portland, Maine

We have audited the accompanying balance sheets of Portland Broadcasting, Inc. as of September 25, 1994 and September 24, 1995, and the related statements of operations, deficiency in assets, and cash flows for each of the three fiscal years in the period ended September 24, 1995. These financial statements are the responsibility of Portland Broadcasting, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Portland Broadcasting, Inc. as of September 25, 1994 and September 24, 1995, and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 24, 1995, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Notes 3 and 5, the Company has incurred recurring operating losses, has a working capital deficiency and is delinquent in paying certain creditors. These conditions raise substantial doubt about Portland Broadcasting, Inc.'s ability to continue as a going concern. Management's plans in regard to these matters also are described in Note 3. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.



Ernst & Young LLP
Pittsburgh, Pennsylvania

October 27, 1995

                         PORTLAND BROADCASTING, INC.
                                BALANCE SHEETS

                                                   September 25,     September 24,     December 31,
                                                       1994              1995              1995
                                                  ---------------   ---------------    --------------
                                                                                        (unaudited)
Assets
Current assets:
   Customer accounts receivable ...............    $    764,709      $    879,983      $    903,700
   Deferred film costs--current ...............          89,702           121,018           178,320
   Other assets ...............................          70,434            14,314            91,619
                                                  ---------------   ---------------    --------------
Total current assets  .........................         924,845         1,015,315         1,173,639
Property, plant, and equipment:
   Land .......................................          63,204            63,204            63,204
   Building ...................................         111,128           113,401           114,859
   Equipment ..................................       2,954,857         3,073,797         3,127,742
                                                  ---------------   ---------------    --------------
                                                      3,129,189         3,250,402         3,305,805
   Less accumulated depreciation ..............      (2,635,855)       (2,716,061)       (2,733,461)
                                                  ---------------   ---------------    --------------
                                                        493,334           534,341           572,344
Deposits and other assets  ....................          35,114            21,523             5,036
                                                  ---------------   ---------------    --------------
                                                   $  1,453,293      $  1,571,179      $  1,751,019
                                                  ===============   ===============    ==============
Liabilities
Current liabilities:
   Bank overdraft .............................    $     34,859      $     23,324      $         --
   Accounts payable and accrued expenses ......       1,244,646         1,117,621         1,424,950
   Accrued officers' compensation .............         588,000           621,750           621,750
   Accrued interest ...........................         433,454           992,699         1,106,258
   Current portion of long-term debt ..........       6,731,182         6,615,165         6,621,177
   Current portion of film contract commitments       1,222,244         1,246,862         1,300,241
   Notes payable to affiliated companies ......       1,452,586         1,509,217         1,503,684
                                                  ---------------   ---------------    --------------
Total current liabilities  ....................      11,706,971        12,126,638        12,578,060
Long-term liabilities, less current portion:
   Long-term debt .............................          24,417           346,489           302,168
   Film contract commitments ..................         154,057            69,638            32,242
                                                  ---------------   ---------------    --------------
                                                        178,474           416,127           334,410
Deficiency in assets:
   Common stock, no par -- authorized 1,000
     shares; issued and outstanding 411 shares           10,662            10,662            10,662
   Retained deficit ...........................     (10,442,814)      (10,982,248)      (11,172,113)
                                                  ---------------   ---------------    --------------
                                                    (10,432,152)      (10,971,586)      (11,161,451)
                                                  ---------------   ---------------    --------------
                                                   $  1,453,293      $  1,571,179      $  1,751,019
                                                  ===============   ===============    ==============

See accompanying notes.

                         PORTLAND BROADCASTING, INC.
                           STATEMENTS OF OPERATIONS

                                                          Fiscal year ended                          Fiscal quarters ended
                                        ----------------------------------------------------   --------------------------------
                                          September 26,     September 25,     September 24,     December 25,      December 31,
                                              1993              1994               1995             1994              1995
                                         ---------------   ---------------    ---------------   --------------   --------------
                                                                                                 (unaudited)      (unaudited)
Broadcasting revenues:
   Local .............................     $1,258,595        $1,890,080        $ 2,089,864       $  614,558        $  549,286
   National and regional .............      1,928,266         2,303,805          2,894,417          906,756           742,793
   Other .............................        820,325           217,523            352,100           75,729           134,056
                                         ---------------   ---------------    ---------------   --------------   --------------
                                            4,007,186         4,411,408          5,336,381        1,597,043         1,426,135
Less: Agency commissions  ............        482,321           548,197            663,594          210,120           164,367
 Credits and other allowances  .......         76,152            39,769            115,413           17,813            40,612
                                         ---------------   ---------------    ---------------   --------------   --------------
                                            3,448,713         3,823,442          4,557,374        1,369,110         1,221,156
Station operating costs and expenses:
   Broadcasting operations ...........      1,137,090         1,211,682          1,374,379          228,391           279,473
   Selling, general, and
     administrative  .................      1,544,980         1,604,265          1,853,808          545,878           703,955
   Officer's compensation ............         84,308            90,000            146,528           33,770            35,000
   Depreciation and amortization .....        410,891           311,945            202,738           47,546            59,183
                                         ---------------   ---------------    ---------------   --------------   --------------
                                            3,177,269         3,217,892          3,577,453          855,585         1,077,611
                                         ---------------   ---------------    ---------------   --------------   --------------
Income before interest expense and
   nonoperating (loss) income ........        271,444           605,550            979,921          513,525           143,545
Interest expense  ....................       (670,779)         (784,763)        (1,114,355)              --          (196,160)
Nonoperating (loss) income  ..........         57,432           304,807           (405,000)        (172,178)         (137,250)
                                         ---------------   ---------------    ---------------   --------------   --------------
Net (loss) income  ...................     $  (341,903)      $  125,594        $   (539,434)     $  341,347        $  (189,865)
                                         ===============   ===============    ===============   ==============   ==============

See accompanying notes.

                         PORTLAND BROADCASTING, INC.
                      STATEMENTS OF DEFICIENCY IN ASSETS

                                              Common        Retained          Deficiency
                                               Stock         Deficit          in Assets
                                             ---------   ---------------    ---------------
Balance at September 27, 1992  ...........    $10,662     $(10,226,505)      $(10,215,843)
  Net loss  ..............................         --         (341,903)          (341,903)
                                             ---------   ---------------    ---------------
Balance at September 26, 1993  ...........     10,662      (10,568,408)       (10,557,746)
  Net income  ............................         --          125,594            125,594
                                             ---------   ---------------    ---------------
Balance at September 25, 1994  ...........     10,662      (10,442,814)       (10,432,152)
  Net loss  ..............................         --         (539,434)          (539,434)
                                             ---------   ---------------    ---------------
Balance at September 24, 1995  ...........     10,662      (10,982,248)       (10,971,586)
  Net loss (unaudited)  ..................         --         (189,865)          (189,865)
                                             ---------   ---------------    ---------------
Balance at December 31, 1995 (unaudited)      $10,662     $(11,172,113)      $(11,161,451)
                                             =========   ===============    ===============

See accompanying notes.

                         PORTLAND BROADCASTING, INC.
                           STATEMENTS OF CASH FLOWS

                                                              Fiscal year ended                          Fiscal quarter ended
                                            ----------------------------------------------------   --------------------------------
                                              September 26,     September 25,     September 24,     December 25,      December 31,
                                                  1993              1994               1995             1994              1995
                                             ---------------   ---------------    ---------------   --------------   --------------
                                                                                                     (unaudited)      (unaudited)
Operating activities
Net (loss) income  .......................      $(341,903)        $ 125,594         $(539,434)        $ 341,347        $(189,865)
Adjustments to reconcile net (loss)
  income to net cash provided by operating
  activities:
     Depreciation and amortization  ......        410,891           311,945           202,738            47,546           59,183
     Payments on film contract
        commitments ......................       (128,875)         (127,838)         (216,975)          (65,790)         (68,478)
     Gain from write-off of trade and
        film payables ....................        (57,432)         (304,807)          (82,122)               --               --
     Loss on contingency reserve for film
        contracts ........................             --                --           400,000                --               --
     Net change in operating assets and
        liabilities (using) or providing
        cash:
          Customer accounts receivable  ..        (38,612)          (93,717)         (115,274)         (340,036)         (23,717)
          Other assets  ..................          4,641           (41,991)           57,756               634          (60,817)
          Accounts payable and accrued
             expenses ....................         98,098           (25,402)         (138,560)          (77,081)         284,005
          Accrued officer's compensation           55,000            45,000            33,750             8,438               --
          Accrued interest  ..............         71,302           187,710           559,245           125,784          113,559
                                             ---------------   ---------------    ---------------   --------------   --------------
Net cash provided by operating activities          73,110            76,494           161,124            40,842          113,870
Investing activities
Net purchases of equipment  ..............        (15,664)          (40,811)          (88,801)          (19,651)         (70,028)
Financing activities
Proceeds from long-term debt  ............             --            87,857                --                --               --
Repayment of long-term debt  .............        (56,771)         (126,710)         (126,357)          (15,306)         (38,309)
Borrowings (repayments) on notes payable
   to affiliated company and officer .....           (675)            3,170            54,034            (5,885)          (5,533)
                                             ---------------   ---------------    ---------------   --------------   --------------

Net cash used by financing activities  ...        (57,446)          (35,683)          (72,323)          (21,191)         (43,842)
                                             ---------------   ---------------    ---------------   --------------   --------------

Change in cash  ..........................             --                --                --                --               --
Cash at beginning of period  .............             --                --                --                --               --
                                             ---------------   ---------------    ---------------   --------------   --------------
Cash at end of period  ...................      $      --         $      --         $       --        $      --        $      --
                                             ===============   ===============    ===============   ==============   ==============

See accompanying notes.

                         PORTLAND BROADCASTING, INC.
                        NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

   Portland Broadcasting, Inc. (the "Company") is principally engaged in television broadcasting. The Company, a wholly owned subsidiary of Bride Communications, Inc. (Bride), operates a television station, WPXT-TV, Channel 51, a FOX network affiliate, in Portland, Maine.

2. SIGNIFICANT ACCOUNTING POLICIES

 BASIS OF ACCOUNTING

   The accounts of the Company are maintained on the accrual basis of accounting. The financial statements include only the accounts of the Company and do not include the accounts of Bride, its parent, or other Bride subsidiaries.

 DEFERRED FILM COSTS AND FILM CONTRACT COMMITMENTS

   The Company has contracts with various film distributors from which films are leased for television transmission over various contract periods (generally one to five years). The total obligations due under these contracts are recorded as liabilities and the related film costs are stated at the lower of amortized cost or estimated net realizable value. Deferred film costs are amortized based on an accelerated method over the contract period.

   The portions of the cost to be amortized within one year and after one year are reported in the balance sheet as current and other assets, respectively, and the payments under these contracts due within one year and after one year are similarly classified as current and long-term liabilities.

 BANK OVERDRAFT

   Bank overdraft represents the overdrawn balance of the Company's demand deposit accounts with a financial institution, and is included in the change in accounts payable and accrued expenses for statement of cash flow purposes.

 PROPERTY, PLANT, AND EQUIPMENT

   Property, plant, and equipment are stated at cost or value received in exchange for broadcasting. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. In general, estimated useful lives of such assets are 19 years for buildings and range from 5 to 10 years for equipment.

 BARTER TRANSACTIONS

   Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast and goods or services received are capitalized or charged to operations when received or used. Included in the statements of operations is broadcasting net revenue from barter transactions of $290,168, $278,935, and $331,233 and station operating costs and expenses from barter transactions of $307,525, $277,806, and $321,667 for 1993, 1994, and 1995, respectively. Included in the balance sheets is equipment capitalized from barter transactions of $4,437, $8,869, and $30,814 during 1993, 1994, and 1995, respectively, and deferred barter expense of $21,581, $26,593, and $7,103 at September 26, 1993, September 25, 1994, and September 24, 1995, respectively.

 INCOME TAXES

   The operations of the Company are included in the consolidated federal and state income tax returns filed under Bride Communications, Inc. and subsidiaries. Federal and state income taxes are provided based on the amount that would be payable on a separate company basis. Tax benefits are allocated to loss members in the same year the losses are availed of by the profit members of the consolidated group. Investment tax credits have been accounted for using the flow-through method.

                         PORTLAND BROADCASTING, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

2. Significant Accounting Policies  - (Continued)

   Deferred income taxes are normally provided on timing differences between financial and tax reporting due to depreciation, allowance for doubtful accounts, and vacation and officer's salary accrual. However, certain net operating loss carryovers have been utilized to eliminate current tax liability.

 FISCAL YEAR

   The Company operates on a 52/53 week fiscal year corresponding to the national broadcast calendar. The Company's fiscal year ends on the last Sunday in September.

 RECLASSIFICATIONS

   Certain amounts from the prior year have been reclassified to conform to the statement presentation for the current year. These reclassifications have no effect on the statements of operations.

3. GOING CONCERN

   At September 24, 1995, the Company was delinquent in payment of amounts due to former shareholders, amounts due under film contract commitments, certain of its trade payables, and other contractual obligations. The amounts owing under all such obligations are classified as current liabilities in the accompanying financial statements. Other delinquencies, if declared in default and not cured, could adversely affect the Company's ability to continue operations.

   During 1995, the senior obligation to a bank was sold by the bank to former shareholders, who also hold other notes receivable from the Company as described in Note 4. At September 24, 1995, the Company continues to be in default on this former bank obligation, which currently has no stated maturity or repayment terms.

   Management continues to negotiate settlements with its creditors. Settlement arrangements are comprised of extended payment schedules with additional interest charges, and write-off of a percentage of the balance due.

   The Company may require additional funding in order to sustain its operations. Management is currently pursuing the sale of the net assets of the Company as discussed in Note 8. The Company expects its efforts in this regard to be successful, and has no reason to believe that the net proceeds would not be sufficient to repay its recorded liabilities and recover the stated value of its assets; however, no estimate of the outcome of the Company's negotiations can be determined at this time.

   If the Company is unable to arrange additional funding as may be required, or successfully complete the sale transaction as further discussed in Note 8, the Company may be unable to continue as a going concern.

4. LONG-TERM LIABILITIES

 LONG-TERM DEBT

   Long-term debt consists of the following:

                                                                      September 25,     September 24,
                                                                          1994              1995
                                                                     ---------------   ---------------
Term notes payable to former shareholders:
   Stock purchase agreement ......................................     $2,789,875        $2,789,875
   Bank term note acquired by former shareholders ................             --         3,347,595
Term note payable to a bank (in default)  ........................      3,441,202                --
Notes payable under noncompete agreements with former
   shareholders ..................................................        430,228           430,228
Consent judgment, film contract payable  .........................             --           286,645
Capital equipment notes  .........................................         10,138            35,655
Other  ...........................................................         84,156            71,656
                                                                     ---------------   ---------------
                                                                        6,755,599         6,961,654
Less current portion  ............................................      6,731,182         6,615,165
                                                                     ---------------   ---------------
                                                                       $   24,417        $  346,489
                                                                     ===============   ===============

                         PORTLAND BROADCASTING, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

4. Long-Term Liabilities  - (Continued)

   The term notes payable to former shareholders in connection with a stock purchase agreement were issued by Bride in October 1987 in the amount of $2,010,000. These notes were assigned to the Company by Bride, which was agreed to by the former shareholders. The notes were due in quarterly payments of principal and interest at 10% from August 1989 through November 1992. In accordance with the terms of the notes, accrued interest in the amount of $779,875 was capitalized into the note balance on November 11, 1992, and interest was accrued at 12% thereafter on the adjusted note balance of $2,789,875.

   Scheduled principal payments of the term notes payable to former shareholders have not been made when due. At September 24, 1995, the entire obligation is reflected as currently payable.

   The bank term note of $3,347,595 was purchased from the bank by the former shareholders on May 30, 1995. The note provided $3,600,000 for the purpose of paying off existing notes payable, along with accrued interest, and to provide additional working capital. The note was payable in monthly payments of interest only through August 1990, followed by 25 consecutive monthly payments of principal and interest based on a 108-month amortization, followed by one final installment of the balance of principal and interest. Interest continues to be applied on the unpaid balance at a monthly rate equivalent to the Bank of New York Prime plus 3.00% per annum, or 10.75% and 11.75% as of September 25, 1994 and September 24, 1995, respectively. The note is secured by a pledge of the stock of Portland and substantially all tangible and intangible property. The note also contains restrictive covenants with respect to the payment of dividends, distributions, obtaining additional indebtedness, etc.

   Notes payable under noncompete agreements totaling $430,228 were payable to former shareholders in scheduled quarterly installments through November 1992; however, no installment payments have been made.

   In March 1995, the Company entered into a consent judgment related to a film contract payable of $300,000. Under the terms of the judgment, the amount is unsecured, and is being repaid over three- or four-year monthly installments including interest at 10%. A balloon payment of $159,324 or $219,368 is due at the end of the third year or fourth year, respectively, the former amount representing a discount of $100,000 from principal. Payments on long-term debt disclosed below assume a four-year repayment schedule. The amount had previously been included in the current portion of film contract commitments at September 25, 1994.

   Other long-term liabilities relate to a 6% promissory note for $84,156 related to the previous lease agreement for a building. The payment terms are $500 weekly through September 1997, with an additional $15,817 lump sum due at the end of this term. The Company is currently negotiating a new lease for its current facility.

   Future principal payments of long-term debt are as follows: 1996 -- $6,615,165; 1997 -- $71,662; and 1998 -- $274,827. The Company paid interest of $599,477, $492,441, and $305,942 in 1993, 1994, and 1995, respectively.

 FILM CONTRACT COMMITMENTS

   Film contract commitments are payable under license arrangements for program material in monthly installments over periods ranging from one to five years. Annual payments required under these commitments are as follows:
1995, and prior, payments not made when due -- $1,162,578; 1996 -- $84,284;
and 1997 -- $69,638.

5. OFFICER'S COMPENSATION

   Accrued officer's compensation totaling $588,000 and $621,750 was recorded by the Company at September 25, 1994 and September 24, 1995, respectively, pursuant to a resolution approved by the Board of Directors (Board). The Board resolution provides for payments only in the event of sufficient cash flows or pursuant to the sale or liquidation of the Company. In addition, the amount of officer's compensation paid is limited by certain covenants of the note payable to former shareholders acquired from a bank.

                         PORTLAND BROADCASTING, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

6. CONCENTRATION OF CREDIT RISK

   Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of customers' accounts receivable. Credit is extended based on the Company's evaluation of the customer's financial condition, and the Company does not require collateral. The Company's accounts receivable consist primarily of credit extended to a variety of businesses in the greater Portland area and to national advertising agencies for the purchase of advertising.

7. INCOME TAXES

   The Company has unused income tax loss carryforwards approximating $6,039,000 for tax purposes expiring between years 2001 and 2008.

   An investment tax credit carryforward of $89,641 (after reduction required by the Tax Reform Act of 1986) expires in 2001.

   Deferred tax assets and liabilities result from temporary differences in the recognition of income and expense for financial and income tax reporting purposes including the temporary differences between book and tax deductibility of the officer's salary accrual, vacation accrual, bad debt reserve and depreciation. They represent future tax benefits or costs to be recognized when those temporary differences reverse. At September 24, 1995, a valuation allowance of $2,821,579 ($2,643,744 at September 25, 1994) was recorded to offset net deferred tax assets. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                    1994             1995
                                                -------------    -------------
Deferred tax assets:
   Accrued officer's salary .................    $   235,200     $   248,700
   Contingent liability .....................             --         160,000
   Accrued interest to shareholders .........          7,143             387
   Bad debt reserve .........................         13,346          16,800
   Accrued vacation .........................          4,374           7,779
   Net operating loss carryforwards .........      2,415,084       2,405,479
   Investment tax credit carryforward .......         89,641          89,641
                                                -------------    -------------
Total deferred assets  ......................      2,764,788       2,928,786
Valuation allowance for deferred tax assets       (2,643,744)     (2,821,579)
                                                -------------    -------------
Net deferred tax assets  ....................        121,044         107,207
Deferred tax liability:
 Depreciation  ..............................        121,044         107,207
                                                -------------    -------------
Net deferred tax assets  ....................    $        --     $        --
                                                =============    =============

   During 1994 and 1995, the Company utilized net operating loss carryforwards of approximately $235,000 and $24,000, realizing a benefit of approximately $89,000 and $5,500, respectively.

8. SUBSEQUENT EVENT

   On October 16, 1995, the Company entered into an Asset Purchase Agreement for the sale of substantially all assets and liabilities of the Company, with the exception of the station's FCC License.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
WTLH, Inc.

We have audited the accompanying balance sheets of WTLH, Inc. as of December 31, 1994 and 1995, and the related statements of operations, capital deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WTLH, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.


Jacksonville, Florida
March 8, 1996

                                  WTLH, INC.
                                BALANCE SHEETS

                                                        December 31,     December 31,     February 29,
                       ASSETS                               1994             1995             1996
                                                       --------------   --------------    --------------
                                                                                           (unaudited)
Current assets:
   Cash ............................................    $   190,582      $   337,665       $   375,813
   Accounts receivable, less allowance for doubtful
     accounts of $8,000 at December 31, 1994 and
     1995 and February 29, 1996  ...................        623,317          673,434           588,961
   Film rights .....................................        154,098          200,585           200,585
   Prepaid expenses ................................          6,925            4,475             1,388
   Deferred income taxes ...........................        176,753           71,347            72,209
                                                       --------------   --------------    --------------
     Total current assets  .........................      1,151,675        1,287,506         1,238,956
Equipment, net  ....................................         77,283           51,005            50,246
Building and equipment under capital leases, net  ..        226,003          692,819           682,514
Film rights  .......................................        216,745          262,022           228,591
Deferred income taxes  .............................         24,291           24,790            24,790
Deposits and other assets  .........................         11,914            8,992             8,992
                                                       --------------   --------------    --------------
     Total assets  .................................    $ 1,707,911      $ 2,327,134       $ 2,234,089
                                                       ==============   ==============    ==============
         LIABILITIES AND CAPITAL DEFICIENCY
Current liabilities:
   Accounts payable ................................    $   148,449      $   175,809       $   112,539
   Accrued interest due affiliates .................        237,360          180,953           182,456
   Other accrued expenses ..........................         76,460           74,489            65,742
   Current portion of long-term debt to affiliates .          4,250                0                 0
   Current portion of capital lease obligations ....         92,247           61,559            65,432
   Current portion of film rights payable ..........        169,475          225,211           225,211
                                                       --------------   --------------    --------------
     Total current liabilities  ....................        728,241          718,021           651,380
Long-term liabilities:
   Long-term debt to affiliates ....................        610,257          531,181           494,893
   Obligations under capital leases ................        187,772          692,619           686,051
   Film rights payable .............................        248,138          280,117           239,335
   Subordinated debt ...............................      1,200,000        1,200,000         1,200,000
                                                       --------------   --------------    --------------
     Total liabilities  ............................      2,974,408        3,421,938         3,271,659
Shareholder deficiency:
   Common stock, $1 par value, 1,000 shares
     authorized, 100 shares issued and outstanding              100              100               100
   Additional paid-in capital ......................            900              900               900
   Accumulated deficit .............................     (1,145,639)        (973,946)         (916,712)
   Receivable from affiliate .......................       (121,858)        (121,858)         (121,858)
                                                       --------------   --------------    --------------
     Total capital deficiency  .....................     (1,266,497)      (1,094,804)       (1,037,570)
                                                       --------------   --------------    --------------
     Total liabilities and capital deficiency  .....    $ 1,707,911      $ 2,327,134       $ 2,234,089
                                                       ==============   ==============    ==============

See accompanying notes to financial statements.

                                  WTLH, INC.
                           STATEMENTS OF OPERATIONS

                                                     Years Ended                     Two Months Ended
                                          --------------------------------   --------------------------------
                                            December 31,     December 31,     February 28,     February 29,
                                                1994             1995             1995             1996
                                           --------------   --------------    --------------   --------------
                                                                               (Unaudited)      (Unaudited)
Revenues:
   Broadcasting revenue, net of agency
     commissions of $587,810, $585,124,
     $80,559 and $79,300  ..............     $2,256,174       $2,313,467        $316,268         $325,964
   Barter broadcasting revenue .........        310,208          470,589          51,701           78,431
                                           --------------   --------------    --------------   --------------
     Total revenues  ...................      2,566,382        2,784,056         367,969          404,395
                                           --------------   --------------    --------------   --------------
Operating expenses:
   Technical and operations ............        278,312          320,215          46,777           33,256
   Programming, including amortization
     of $194,993, $199,260, $31,624 and
     $33,431  ..........................        242,769          253,959          39,614           42,946
   Barter programming ..................        310,208          470,589          51,701           78,431
   General and administrative ..........        401,675          440,370          20,537           11,104
   Promotion ...........................        237,419          346,529          28,174           26,236
   Sales ...............................        279,031          300,903          46,363           51,066
   Depreciation ........................        135,474          107,197          14,985           11,064
   Management fee ......................         55,600           40,500          11,000           21,400
                                           --------------   --------------    --------------   --------------
     Total operating expenses  .........      1,940,488        2,280,262         259,151          275,503
                                           --------------   --------------    --------------   --------------
     Income from operations  ...........        625,894          503,794         108,818          128,892
Interest expense  ......................       (135,064)        (163,111)        (31,162)         (19,853)
Other expenses, net  ...................              0          (63,743)         (8,189)         (17,089)
                                           --------------   --------------    --------------   --------------
     Income before income taxes  .......        490,830          276,940          69,467           91,950
Provision for income taxes  ............        190,000          105,247          26,437           34,716
                                           --------------   --------------    --------------   --------------
     Net income  .......................     $  300,830       $  171,693        $ 43,030         $ 57,234
                                           ==============   ==============    ==============   ==============

See accompanying notes to financial statements.

                                  WTLH, INC.
                       STATEMENTS OF CAPITAL DEFICIENCY

                                          Additional                        Receivable          Total
                               Common      Paid-In                             From            Capital
                               Stock       Capital          Deficit         Affiliate        Deficiency
                              --------   ------------    ---------------   -------------   ---------------
Balance, December 31, 1993      $100         $900         $(1,446,469)      $(121,858)      $ (1,567,327)
Net income  ...............        0            0             300,830               0            300,830
                              --------   ------------    ---------------   -------------   ---------------
Balance, December 31, 1994       100          900          (1,145,639)       (121,858)        (1,266,497)
Net income  ...............        0            0             171,693               0            171,693
                              --------   ------------    ---------------   -------------   ---------------
Balance, December 31, 1995       100          900            (973,946)       (121,858)        (1,094,804)
Net income (unaudited)  ...        0            0              57,234               0             57,234
                              --------   ------------    ---------------   -------------   ---------------
Balance February 29, 1996
  (unaudited) .............     $100         $900         $  (916,712)      $(121,858)      $ (1,037,570)
                              ========   ============    ===============   =============   ===============

See accompanying notes to financial statements.

                                  WTLH, INC.
                           STATEMENTS OF CASH FLOWS

                                                            Years Ended                     Two Months Ended
                                                 --------------------------------   --------------------------------
                                                   December 31,     December 31,     February 28,     February 29,
                                                       1994             1995             1995             1996
                                                  --------------   --------------    --------------   --------------
                                                                                      (unaudited)      (unaudited)
Cash flows from operating activities:
   Net income .................................     $ 300,830        $ 171,693         $ 43,030         $ 57,234
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation  ............................       135,474          107,197           14,985           11,064
     Deferred income taxes  ...................       186,243          104,907           26,437             (862)
     Loss on sale of vehicle  .................             0            2,853                0                0
     Change in assets and liabilities:
        Accounts receivable ...................      (191,338)         (50,117)         188,612           84,473
        Film rights ...........................       106,738          (91,764)         (91,347)          33,431
        Prepaid expenses ......................           675            2,450            3,954            3,087
        Other assets ..........................           276            2,922           11,813                0
        Accounts payable ......................      (104,678)          27,360          (28,631)         (63,270)
        Accrued interest due affiliates .......        27,172          (56,407)         (54,121)           1,503
        Other accrued expenses ................       (20,109)          (1,973)         (50,664)          (8,747)
        Film rights payable ...................       (84,401)          87,715          (29,672)         (40,782)
                                                  --------------   --------------    --------------   --------------
          Net cash provided by operating
             activities .......................       356,882          306,836           34,396           77,131
                                                  --------------   --------------    --------------   --------------
Cash flows for investing activities:
   Purchase of property and equipment .........       (34,973)         (28,311)         (16,672)               0
   Proceeds from sale of vehicle ..............             0            2,723                0                0
                                                  --------------   --------------    --------------   --------------
        Net cash used in investing activities .       (34,973)         (25,588)         (16,672)               0
                                                  --------------   --------------    --------------   --------------
Cash flows (for) from financing activities:
   Principal payments on long-term debt to
     affiliates  ..............................      (108,586)         (83,324)               0          (36,288)
   Advances from affiliates ...................             0                0           31,436                0
   Payments made under capital leases .........       (16,426)         (50,841)               0           (2,695)
                                                  --------------   --------------    --------------   --------------
        Net cash (used in) provided by
          financing activities  ...............      (125,012)        (134,165)          31,436          (38,983)
                                                  --------------   --------------    --------------   --------------
Net increase in cash  .........................       196,897          147,083           49,160           38,148
Cash (overdraft) at beginning of year  ........        (6,315)         190,582          190,582          337,665
                                                  --------------   --------------    --------------   --------------
Cash at end of year  ..........................     $ 190,582        $ 337,665         $239,742         $375,813
                                                  ==============   ==============    ==============   ==============
Supplemental Disclosure of Cash Flow
   Information:
   Cash paid for interest .....................     $ 103,287        $ 224,404         $ 16,881           12,607
                                                  ==============   ==============    ==============   ==============
   Cash paid for income taxes .................     $       0        $   7,757         $      0         $      0
                                                  ==============   ==============    ==============   ==============
Supplemental Schedule of Noncash
   Investing and Financing Activities:
   Capital lease obligation incurred for
     building  ................................     $       0        $ 525,000         $525,000         $      0
                                                  ==============   ==============    ==============   ==============

See accompanying notes to financial statements.

                                  WTLH, INC.
                        NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Organization -- WTLH, Inc. (the Company) was formed in 1988 to own and operate a broadcast television station, WTLH, located in Tallahassee, Florida. The station is a Fox Network affiliate.

   Unaudited Interim Financial Information -- The unaudited balance sheet as of February 29, 1996 and the unaudited statements of operations and accumulated deficit and cash flows for the two months ended February 28, 1995 and February 29, 1996 (interim financial information) are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of the Company, the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results of the interim period. The results of operations for the two month period ending February 29, 1996 are not necessarily indicative of the results for a full year. All disclosures for the two month periods ended February 28, 1995 and February 29, 1996 included herein are unaudited.

   Property and Equipment -- Equipment is stated at cost less accumulated depreciation. The Company operates in leased facilities with lease terms ranging up to 2014. Real property and equipment leased under capital leases are amortized over the lives of the respective leases using the straight-line method. Maintenance and repairs are expensed as incurred.

   Depreciation of equipment is computed using principally accelerated methods based upon the following estimated useful lives:

        Tower and building under lease  .........         20 years
        Transmitter and studio equipment  .......        5-7 years
        Computer equipment  .....................          5 years
        Furniture and fixtures  .................          7 years
        Other equipment  ........................        5-7 years

   Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Film Rights -- The Company enters into agreements to show motion pictures and syndicated programs on television. Only the rights and associated liabilities for those films and programs currently available for showing are recorded on the Company's books. These rights are recorded at cost, the gross amount of the contract liability. Program rights are amortized over the license period, which approximates amortization based on the estimated number of showings during the contract period, using the straight-line method except where an accelerated method would produce more appropriate matching of cost with revenue. Payments for the contracts are made pursuant to contractual terms over periods which are generally shorter than the license periods.

   Programming -- The Company obtains a portion of its programming, including presold advertisements, through its network affiliation agreement with Fox Broadcasting, Inc. ("Fox"), and also through independent producers.

   The Company does not make any direct payments for network and certain independent producers' programming. For broadcasting network programming, the Company receives payments from Fox, which totaled $38,559, $63,023, $11,302 and $6,955 for the years ended December 31, 1994 and 1995 and the two month period ended February 28, 1995 and February 29, 1996, respectively. For running independent producers' programming, the Company receives no direct payments. Instead, the Company retains a portion of the available advertisement spots to sell on its own account, which are recorded as broadcasting revenue. Management estimates the value, and related programming expense, of the presold advertising included in the

                                  WTLH, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

1. Summary of Significant Accounting Policies:  - (Continued)

independent producers' programming to be $310,208, $470,589, 51,701 and $78,431 for the years ended December 31, 1994 and 1995 and the two month periods ended February 28, 1995 and February 29, 1996, respectively. These amounts are presented gross as barter broadcasting revenue and barter programming expense in the accompanying financial statements.

   Income Taxes -- Deferred income tax assets are recognized for the expected future consequences of events that have been included in the financial statements and income tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

2. PROPERTY AND EQUIPMENT:

   The major classes of equipment consist of the following:

                                                                        February 29,
                                        1994                1995            1996
                                     -----------         -----------    -------------
                                                                         (Unaudited)
Transmitter and studio equipment      $731,962            $718,958        $718,958
Computer equipment  ..............      40,772              25,019          25,019
Furniture and fixtures  ..........      27,914              27,914          27,914
Other equipment  .................      56,141              63,827          63,827
                                     -----------         -----------    -------------
                                       856,789             835,718         835,718
Less accumulated depreciation  ...     779,506             784,713         785,472
                                     -----------         -----------    -------------
                                      $ 77,283            $ 51,005        $ 50,246
                                     ===========         ===========    =============

   Building and equipment under capital leases consist of the following:

                                      December 31,      December 31,    February 29,
                                          1994              1995            1996
                                     --------------    --------------   --------------
                                                                         (Unaudited)
Building  ........................      $      0          $525,000        $525,000
Transmitter and studio equipment          38,400            38,400          38,400
Tower  ...........................       210,055           210,055         210,055
Computer equipment  ..............        41,300            41,300          41,300
Furniture and fixtures  ..........         7,950             7,950           7,950
Vehicle  .........................         8,952                 0               0
                                     --------------    --------------   --------------
                                         306,657           822,705         822,705
Less accumulated depreciation  ...        80,654           129,886         140,191
                                     --------------    --------------   --------------
                                        $226,003          $692,819        $682,514
                                     ==============    ==============   ==============

   Depreciation expense amounted to $135,474, $107,197, $13,936 and $10,305 for the years ended December 31, 1994 and 1995 and the two months ended February 28, 1995 and February 29, 1996, respectively.

                                  WTLH, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

3. LONG-TERM DEBT TO AFFILIATES:

   The following is a summary of long-term debt to affiliates:

                                                              December 31,     December 31,     February 29,
                                                                  1994             1995             1996
                                                             --------------   --------------    --------------
                                                                                                 (Unaudited)
Note payable to affiliated company through common
  ownership, interest at 12.97%, due at the earlier of
  August 12, 1999 or the date the station is refinanced or
  sold, collateralized by an assignment of outstanding
  accounts receivable ....................................      $453,673         $418,623         $392,335
Note payable to stockholders, interest at 12.97%, due
  upon sale of the station ...............................       156,584          112,558          102,558
Other  ...................................................         4,250                0                0
                                                             --------------   --------------    --------------
   Total .................................................       614,507          531,181          494,893
   Less current portion ..................................         4,250                0                0
                                                             --------------   --------------    --------------
   Long-term debt to affiliates ..........................      $610,257         $531,181         $494,893
                                                             ==============   ==============    ==============

   Scheduled maturities of long-term debt to affiliates, exclusive of $112,558 for sale of the station, are as follows:

                     1999  ..................       $418,623
                                                    ==========

4. LEASES:

   The Company leases a broadcasting tower, a vehicle and computer and other equipment which have been accounted for as capital leases. The following is a summary of capital lease obligations:

                                                              December 31,     December 31,     February 29,
                                                                  1994             1995             1996
                                                             --------------   --------------    --------------
                                                                                                 (Unaudited)
Lease of a building with stockholders, interest at 10.4%,
  payable in varying monthly installments through January
  1, 2014 ................................................      $      0         $497,634         $498,314
Lease of a broadcasting tower with an affiliated company
  through common ownership, interest at 12.97%, payable in
  varying monthly installments through October 2010 ......       210,055          210,055          210,055
Lease of equipment, interest at 14.47%, payable in
  monthly installments of $1,114 through August 1998 .....        33,283           25,170           23,710
Leases of computer equipment, interest ranging from
  12.05% to 17.42%, payable in monthly installments
  ranging from $166 to $725 through April 1998 ...........        27,653           19,329           17,794
Lease of a vehicle, interest at 9%, payable in monthly
  installments of $285 through July 1996 .................         4,776                0                0
Lease of telephone equipment, interest at 14.33%, payable
  in monthly installments of $227 through January 1997 ...         4,252            1,990            1,610
                                                             --------------   --------------    --------------
   Total .................................................       280,019          754,178          751,483
   Less current portion ..................................       (92,247)         (61,559)         (65,432)
                                                             --------------   --------------    --------------
   Long-term portion .....................................      $187,772         $692,619         $686,051
                                                             ==============   ==============    ==============

                                  WTLH, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

4. Leases:  - (Continued)

   The Company also leases its studios, the land surrounding its tower from an affiliated company, three vehicles from its stockholders and various other equipment under non-cancelable operating leases. The leases expire at various dates through 2014. Rent expense under non-cancelable operating leases totaled $141,684, $166,680, $25,522, and $25,900 for the years ended December 31, 1994 and 1995 and the two months ended February 28, 1995 and February 29, 1996, respectively. Future minimum payments as of December 31, 1995 under capital leases and non-cancelable operating leases consist of the following:

                                                    Capital        Operating
           Year ended December 31:                  Leases           Leases
---------------------------------------------     -----------      -----------
1996  .......................................     $   97,613        $151,728
1997  .......................................        102,767          63,575
1998  .......................................         94,240          46,495
1999  .......................................         88,211          35,321
2000  .......................................         92,428          36,387
Thereafter  .................................      1,473,638         634,110
                                                  -----------      -----------
     Total lease payments  ..................      1,948,897         967,616
     Less amount representing interest  .....      1,194,719               0
                                                  -----------      -----------
     Present value of net minimum lease
        payments ............................     $  754,178        $967,616
                                                  ===========      ===========

5. FILM RIGHTS PAYABLE:

   Commitments for film rights payable as of December 31, 1995 are as follows for years ending December 31:

                 1996  ......................       $225,211
                 1997  ......................        143,208
                 1998  ......................         93,668
                 1999  ......................         40,457
                 2000  ......................          2,784
                                                    --------
                                                    $505,328
                                                    ========

   The Company has entered into agreements totaling $154,500 as of December 31, 1995, which are not yet available for showing at December 31, 1995, and, accordingly, are not recorded on the Company's financial statements.

6. INCOME TAXES:

   The provision for income taxes is summarized as follows:

                         Year Ended                      Two Months Ended
              --------------------------------   ------------------------------
                December 31,     December 31,     February 28,     February 29,
                    1994             1995             1995             1996
               --------------   --------------    --------------   ------------
                                                   (Unaudited)      (Unaudited)
Current  ...      $  3,757         $      0          $     0          $35,578
Deferred  ..       186,243          105,247           26,437             (862)
               --------------   --------------    --------------   ------------
                  $190,000         $105,247          $26,437          $34,716
               ==============   ==============    ==============   ============

                                  WTLH, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

6. Income Taxes:  - (Continued)

   The differences between the federal statutory tax rate and the Company's effective tax rate are as follows:

                                                           Year Ended                      Two Months Ended
                                                --------------------------------   --------------------------------
                                                  December 31,     December 31,     February 28,     February 29,
                                                      1994             1995             1995             1996
                                                 --------------   --------------    --------------   --------------
                                                                                     (Unaudited)      (Unaudited)
Federal income tax at federal statutory rate          34.0 %           34.0 %           34.0 %           34.0%
State income taxes, net of federal income tax
  benefit ....................................         3.6              3.6              3.6              3.6
Other  .......................................         1.1              0.6              0.4              0.1
                                                 --------------   --------------    --------------   --------------
                                                      38.7 %           38.2 %           38.0 %           37.7 %
                                                 ==============   ==============    ==============   ==============

   The components of net deferred tax assets are as follows:

                                  December 31,     December 31,    February 29,
                                      1994             1995            1996
                                  -------------   --------------   ------------
                                                                    (Unaudited)
Current deferred tax assets:  ...
   Net operating loss benefits ..   $ 80,714         $14,044          $     0
   Accrued interest due
     affiliates  ................     92,869          54,293           72,209
   Allowance for doubtful
     accounts  ..................      3,170           3,010                0
                                  -------------   --------------   ------------
                                     176,753          71,347           72,209
Long-term deferred tax assets:
   Program rights amortization ..     24,291          24,790           24,790
                                  -------------   --------------   ------------
                                    $201,044         $96,137          $96,999
                                  =============   ==============   ============

   At December 31, 1995, the Company has recorded a deferred tax asset of $96,137, including the benefit of approximately $37,000 in loss carryforwards, which expire in 2006. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

   The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

7. RELATED PARTY TRANSACTIONS:

   The Company has a $121,858 receivable from an affiliated company for reimbursement of certain costs. The receivable is non interest bearing with no fixed terms of repayment. The receivable has been presented as a reduction of stockholders' equity in the accompanying financial statements.

   The Company paid $55,600, $151,500 (including $111,000 of payments for lease obligations which have been reclassified for financial statement presentation purposes) $11,000 and $21,400 in management fees to an affiliated company through common ownership for the years ended December 31, 1994 and 1995 and the two months ended February 28, 1995 and February 29, 1996, respectively.

   The Company made payments to stockholders and affiliates under leases as described in Note 4 aggregating $45,777, $138,236, $20,500 and $23,039 for the years ended December 31, 1994 and 1995 and the two months ended February 28, 1995 and February 29, 1996, respectively.

                                  WTLH, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

8. FINANCIAL INSTRUMENTS:

   Concentrations of Credit Risk -- Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of accounts receivable and cash. Concentrations of credit risk with respect to receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across different business and geographic regions, of which approximately 60% was related to national accounts.

   Disclosures About Fair Value of Financial Instruments -- The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

       Cash and Accounts Receivable: The carrying amount approximates fair value.

       Long-Term Debt: The fair value of the Company's long-term debt approximates fair value since the debt was settled in full in 1996. See
   Note 10.

9. SUBORDINATED DEBT:

   The $1,200,000 subordinated debt is non-interest bearing and is payable to the Company's former stockholder under certain circumstances. The debt is subordinate to up to $1,500,000 of institutional or stockholder loans and is collateralized by all tangible and intangible personal property of the Company.

   In connection with the sale of the Company (see Note 10) a settlement agreement was entered into that reduced the outstanding liability to $521,100, which was paid in March 1996.

10. SUBSEQUENT EVENT:

   On March 8, 1996, the principal assets of the Company were sold to Pegasus Media & Communications, Inc. for $5 million in cash, including payments under noncompetition agreements with the owners and an employee of the station.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Harron Communications Corp.

We have audited the accompanying combined balance sheets of the DBS Operations of Harron Communications Corp. (operating divisions of Harron Communications Corp., as more fully described in Note 1 to financial statements) (the "Divisions") as of December 31, 1995 and 1994, and the related combined statements of operations, and cash flows for the years then ended. These financial statements are the responsibility of the Divisions' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the DBS Operations of Harron Communications Corp. at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations had the Divisions been unaffiliated with Harron Communications Corp. As discussed in Notes 1 and 8 to the combined financial statements, Harron Communications Corp. provides financing and certain legal, treasury, accounting, tax, risk management and other corporate services to the Divisions.



DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania



April 26, 1996, except for
Note 9 as to which the
date is October 8, 1996

                DBS OPERATIONS OF HARRON COMMUNICATIONS CORP.
                           COMBINED BALANCE SHEETS
              DECEMBER 31, 1994 AND 1995, AND SEPTEMBER 30, 1996

                                                              December 31,
                                                     ------------------------------    September 30,
                                                          1994            1995              1996
                                                      -------------   -------------    ---------------
                                                                                        (Unaudited)
ASSETS
CURRENT ASSETS:
   Cash ...........................................    $  140,311      $   452,016      $   433,083
   Accounts Receivable, net of allowance for
     doubtful accounts of $64,100 in 1995 and 1996         71,818          485,803          509,583
   Inventory ......................................       766,945          304,335           15,939
                                                      -------------   -------------    ---------------
          Total current assets  ...................       979,074        1,242,154          958,605
                                                      -------------   -------------    ---------------
PROPERTY AND EQUIPMENT  ...........................        14,270           71,777           71,777
   Accumulated depreciation .......................        (1,000)          (9,565)         (20,915)
                                                      -------------   -------------    ---------------
          Property and equipment, net  ............        13,270           62,212           50,862
                                                      -------------   -------------    ---------------
FRANCHISE COSTS  ..................................     5,399,321        5,590,167        5,590,167
   Accumulated amortization .......................      (224,877)        (775,423)      (1,200,187)
                                                      -------------   -------------    ---------------
          Franchise costs, net  ...................     5,174,444        4,814,744        4,389,980
                                                      -------------   -------------    ---------------
TOTAL  ............................................    $6,166,788      $ 6,119,110      $ 5,399,447
                                                      =============   =============    ===============
LIABILITIES AND DIVISION DEFICIENCY
CURRENT LIABILITIES:
   Accounts payable ...............................    $  272,340      $    49,290      $     3,792
 Accrued expenses (Note 4)  .......................       121,085          504,339          999,274
                                                      -------------   -------------    ---------------
          Total current liabilities  ..............       393,425          553,629        1,003,066
                                                      -------------   -------------    ---------------
DUE TO AFFILIATE (Note 8)  ........................     6,708,407        8,399,809        7,953,908
                                                      -------------   -------------    ---------------
    Total liabilities  ............................     7,101,832        8,953,438        8,956,974
COMMITMENTS AND CONTINGENCIES
DIVISION DEFICIENCY  ..............................      (935,044)      (2,834,328)      (3,557,527)
                                                      -------------   -------------    ---------------
TOTAL  ............................................    $6,166,788      $ 6,119,110      $ 5,399,447
                                                      =============   =============    ===============

                 See notes to combined financial statements.

                DBS OPERATIONS OF HARRON COMMUNICATIONS CORP.

                      COMBINED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1994 AND 1995, AND
                NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                                            Year Ended                     Nine Months Ended
                                           December 31,                      September 30,
                                 --------------------------------   -------------------------------
                                      1994             1995              1995             1996
                                  -------------   ---------------    --------------   -------------
                                                                              (Unaudited)
REVENUES:
   Programming ................     $  95,488       $ 1,677,581       $ 1,039,045      $2,659,788
   Equipment and other ........       279,430           835,379           286,125         304,813
                                  -------------   ---------------    --------------   -------------
                                      374,918         2,512,960         1,325,170       2,964,601
                                  -------------   ---------------    --------------   -------------
COST OF SALES:
   Programming ................        42,464           707,880           436,429       1,349,286
   Equipment and other ........       233,778           901,420           254,474         302,532
                                  -------------   ---------------    --------------   -------------
                                      276,242         1,609,300           690,903       1,651,818
                                  -------------   ---------------    --------------   -------------
GROSS PROFIT  .................        98,676           903,660           634,267       1,312,783
                                  -------------   ---------------    --------------   -------------
OPERATING EXPENSES:
   Selling ....................        17,382           463,425           258,284         111,416
   General and administrative .       199,683         1,009,633           627,623         908,314
   Corporate allocation .......       103,200           139,700           104,700         114,593
   Depreciation and
     amortization  ............       225,877           559,111           410,683         436,114
                                  -------------   ---------------    --------------   -------------
                                      546,142         2,171,869         1,401,290       1,570,437
                                  -------------   ---------------    --------------   -------------
LOSS FROM OPERATIONS  .........      (447,466)       (1,268,209)         (767,023)       (257,654)
INTEREST EXPENSE  .............       487,578           631,075           460,361         465,545
                                  -------------   ---------------    --------------   -------------
NET LOSS  .....................    $ (935,044)     $ (1,899,284)      $(1,227,384)    $  (723,199)
                                  =============   ===============    ==============   =============

                  See notes to combined financial statements.

                DBS OPERATIONS OF HARRON COMMUNICATIONS CORP.

                      COMBINED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1994 AND 1995, AND
                NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                                                           Year Ended                     Nine Months Ended
                                                          December 31,                      September 30,
                                                --------------------------------   -------------------------------
                                                     1994             1995              1995             1996
                                                 -------------   ---------------    --------------   -------------
                                                                                             (Unaudited)
OPERATING ACTIVITIES:
   Net loss ..................................    $  (935,044)     $(1,899,284)      $(1,227,384)     $(723,199)
   Adjustments to reconcile net loss to net
     cash provided by (used in) operating
     activities:
     Depreciation and amortization  ..........        225,877          559,111           410,683        436,114
     Changes in assets and liabilities:
        Accounts receivable ..................        (71,818)        (413,985)         (161,579)       (23,780)
        Inventory ............................       (766,945)         462,610          (188,125)       288,396
        Accounts payable .....................        272,340         (223,050)         (229,151)       (45,498)
        Accrued expenses .....................        121,085          383,254           325,711        494,935
                                                 -------------   ---------------    --------------   -------------
          Net cash provided by (used in)
             operating activities ............     (1,154,505)      (1,131,344)       (1,069,845)       426,968
                                                 -------------   ---------------    --------------   -------------
INVESTING ACTIVITIES:
   Purchase of property and equipment ........        (14,270)         (57,507)          (55,617)            --
   Purchase of franchise rights and other ....                        (190,846)         (190,846)            --
                                                 -------------   ---------------    --------------   -------------
          Net cash used in investing
             activities ......................        (14,270)        (248,353)         (246,463)            --
                                                 -------------   ---------------    --------------   -------------
FINANCING ACTIVITIES -- Advances from (to)
   affiliate, net ............................      1,309,086        1,691,402         1,371,725       (445,901)
                                                 -------------   ---------------    --------------   -------------
NET INCREASE (DECREASE) IN CASH  .............        140,311          311,705            55,417        (18,933)
CASH, BEGINNING OF PERIOD  ...................                         140,311           140,311        452,016
                                                 -------------   ---------------    --------------   -------------
CASH, END OF PERIOD  .........................    $   140,311      $   452,016       $   195,728      $ 433,083
                                                 =============   ===============    ==============   =============

                 See notes to combined financial statements.

                DBS OPERATIONS OF HARRON COMMUNICATIONS CORP.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1994 AND 1995

1. PRESENTATION AND NATURE OF BUSINESS

   Basis of Presentation -- The DBS Operations of Harron Communications Corp. (the "Divisions") are comprised of the assets and liabilities of two operating divisions of Harron Communications Corp. ("Harron") that provide direct broadcast satellite ("DBS") services. On October 8, 1996, Harron sold its DBS operations to Pegasus Communications Corporation (see Note 9). These divisions have no separate legal existence apart from Harron.

   The historical combined financial statements of the DBS Operations of Harron Communications Corp. do not necessarily reflect the results of operations or financial position that would have existed if the component DBS operating divisions were independent companies. Harron provides certain legal, treasury, accounting, tax, risk management and other corporate services to the Divisions (see Note 8). There are no significant intercompany transactions or balances between the component divisions.

   Nature of Business -- The Divisions provide direct broadcast satellite television distribution services and sell the related equipment in rural territories located in Michigan and Texas franchised by the National Rural Telecommunications Cooperative ("NRTC") and DIRECTV. While these franchises are exclusive as they relate to programming provided by DIRECTV, other programming providers may offer DBS services within the Divisions' markets.

   In 1993, the Divisions purchased their initial franchises with a potential subscriber base of 343,174 homes for approximately $5,395,000. In July 1994, the Divisions added their first DBS subscriber. In 1995, the Divisions purchased an additional franchise with a potential subscriber base of 7,695 homes for approximately $190,000. Total subscribers at December 31, 1995 and 1994 were 6,573 and 1,737 homes, respectively.

   Under the franchise agreements, DIRECTV operates a satellite through which programming is transmitted. The NRTC provides certain billing and collection services to the Divisions.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Accounts Receivable -- Accounts receivable consist of amounts due from customers for programming services and equipment purchases and installation. In 1995, the Divisions sold equipment and related installation to approximately 50 customers under contracts with repayment terms of up to 48 months. The Divisions have provided a reserve for estimated uncollectible amounts of $64,100 at December 31, 1995. Bad debt expense in 1994 and 1995 was $0 and $87,400, respectively.

   Inventory -- Inventory, consisting of DBS systems (primarily, satellite dishes and converter boxes) and related parts and supplies, is stated at the lower of cost (first in - first out method) or market. Because of the nature of the technology involved, the value of inventory held by the Divisions is subject to changing market conditions. Accordingly, inventory has been written down to its estimated net realizable value, and results of operations in 1995 include a corresponding charge of approximately $105,000.

   In 1995, the Divisions provided demonstration units to certain dealers and others. The cost of demonstration units is expensed when such units are placed in service. In 1995, demonstration units amounting to approximately $32,000 were placed in service.

   Property and Equipment -- Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

   Franchise Costs -- Franchise acquisition costs are capitalized and are being amortized using the straight-line method over the remaining minimum franchise period (originally 10 years) which approximates the estimated useful life of the satellite operated by DIRECTV.

                DBS OPERATIONS OF HARRON COMMUNICATIONS CORP.

                    YEARS ENDED DECEMBER 31, 1994 AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

   The Divisions evaluate the carrying value of long-term assets, including franchise acquisition costs, based upon current anticipated undiscounted cash flows, and recognizes impairment when it is probable that such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of the impairment, if any, is based upon the difference between the carrying value and the estimated fair value.

   Revenue Recognition -- Revenue in connection with programming services and associated costs are recognized when such services are provided. Amounts received in advance of the services being provided are recorded as unearned revenue. Revenue in connection with the sale of equipment and installation and associated costs are recognized when the equipment is installed.

   Income Taxes -- The Divisions are included in the consolidated tax return of Harron. Accordingly, income taxes have been presented in these combined financial statements as though the Divisions filed a separate combined federal income tax return and separate state tax returns.

   The Divisions account for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes (See Note 5).

   Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   Unaudited Data -- The combined balance sheet as of September 30, 1996 and the combined statements of operations and cash flows for the nine months ended September 30, 1995 and 1996 have been prepared by the Divisions and have not been audited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the combined financial position, results of operations and cash flows of the Divisions as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 have been made. The combined results of operations for the nine months ended September 30, 1996 are not necessarily indicative of operating results for the full year.

   Disclosures About Fair Value of Financial Instruments -- The following disclosure of the estimated fair value of financial instruments is made in accordance with SFAS No. 107, Disclosures About Fair Value of Financial Instruments.

       Cash, Accounts Receivable, Accounts Payable, and Accrued Expenses -- The carrying amounts of these items approximate their fair values as of December 31, 1994 and 1995 because of their short maturity.

       Due to Affiliates -- A reasonable estimate of fair value is not practicable to obtain because of the related party nature of this item.

3. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                  Estimated
                                    Years                  December 31,
                                                    --------------------------
                                 Useful Life           1994            1995
                                -------------        ---------       ---------
Furniture and fixtures  .            10              $ 8,550         $19,435
Computer equipment  .....             5                5,720          25,839
Automobiles  ............             3                               21,005
Other  ..................             3                                5,498
                                                     ---------       ---------
                                                      14,270          71,777
Accumulated depreciation .                            (1,000)         (9,565)
                                                     ---------       ---------
                                                     $13,270         $62,212
                                                     =========       =========

                DBS OPERATIONS OF HARRON COMMUNICATIONS CORP.

                    YEARS ENDED DECEMBER 31, 1994 AND 1995

4. ACCRUED EXPENSES

   Accrued expenses consist of the following:

                                                    December 31,
                                        --------------------------------------
                                          1994                        1995
                                        ----------                  ----------
Programming  ...............            $ 33,038                    $200,300
Commissions  ...............               5,618                      84,676
Salaries and benefits ......              25,000                      16,019
Unearned revenue  ..........              47,339                     165,496
Other  .....................              10,090                      37,848
                                        ----------                  ----------
                                        $121,085                    $504,339
                                        ==========                  ==========

5. INCOME TAXES

   The Divisions account for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach for financial accounting and reporting of income taxes. Under this approach, deferred taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax law. Changes in enacted tax law will be reflected in the tax provision as they occur. Deferred income taxes reflect the net tax effects of (a) temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss carryforwards.

   For each year presented, there is no provision or benefit for income taxes due to net losses incurred and the effect of recording a 100% valuation allowance on net deferred tax assets.

   Significant items comprising the Divisions' deferred tax assets and liabilities at December 31, are as follows:

                                                  1994               1995
                                               -----------       -------------
Differences between book and tax basis:
   Intangible assets ...................       $  17,000         $    85,000
   Inventory ...........................                              52,000
   Other ...............................                              24,000
Net operating carryforwards  ...........         342,000             978,000
                                               -----------       -------------
          Net deferred tax asset  ......         359,000           1,139,000
Valuation allowance  ...................        (359,000)         (1,139,000)
                                               -----------       -------------
Net deferred tax balance  ..............       $       0         $         0
                                               ===========       =============

   The Divisions have recorded a valuation allowance of $359,000 and $1,139,000 at December 31, 1994 and 1995, respectively, against deferred tax assets, reducing these assets to amounts which are more likely than not to be realized. The increase in the valuation allowance of $780,000 from December 31, 1994 is primarily attributable to the increase in the tax benefits associated with the Divisions' net operating loss carryforwards. The benefits of these net operating loss carryforwards are not transferable pursuant to the transaction described in Note 9.

                DBS OPERATIONS OF HARRON COMMUNICATIONS CORP.

                    YEARS ENDED DECEMBER 31, 1994 AND 1995

6. DIVISION DEFICIENCY

   Changes in division deficiency for the years ended December 31, 1994 and 1995 are as follows:

         Balance, January 1, 1994  ........         $         0
            1994 Net Loss .................            (935,044)
                                                   -------------
         Balance, December 31, 1994  ......            (935,044)
            1995 Net loss .................          (1,899,284)
                                                   -------------
         Balance, December 31, 1995........         $(2,834,328)
                                                   =============

7. EMPLOYEE SAVINGS PLAN

   Employees of the Divisions who have completed one year of service, as defined, may contribute from 1% to 15% of their earnings to a 401(k) plan administered by Harron for its employees. The Divisions will match 50% of the employee contributions up to 6% of earnings. The Divisions' expense related to the savings plan was $0 and $1,280 in 1994 and 1995, respectively.

8. RELATED PARTY TRANSACTIONS

   Amounts due to affiliate represent cash advances for franchise acquisitions, capital expenditures and working capital deficiencies. Interest expense of approximately $488,000 and $631,000 was charged in 1994 and 1995, respectively, and was added to the outstanding balance. The rate of interest is determined by Harron based on its cost of borrowed funds. At December 31, 1995, this rate was approximately 8.3%. Although these advances have no stated repayment terms, Harron has agreed not to seek repayment through March 1997.

   Approximately $103,200 and $139,700 of Harron's corporate expenses has been charged to the Divisions in 1994 and 1995, respectively. In addition, approximately $26,000 and $143,000 has been charged to the Divisions for Harron's regional support of the Divisions' operations in 1994 and 1995, respectively, and are included in general and administrative expenses. These costs include legal, treasury, accounting, tax, risk management, advertising and building rent and are charged to the Divisions based on management's estimate of the Divisions' allocable share of such costs. Management believes that its allocation method is reasonable.

   The Divisions' assets have been pledged as collateral for certain loans of Harron that have outstanding balances of approximately $188,000,000 at December 31, 1995.

9. SUBSEQUENT EVENT

   On October 8, 1996, Harron contributed its DBS operations and related assets to Pegasus Communications Corporation ("Pegasus") in exchange for (a) cash in the amount of $17.9 million and (b) 852,110 shares of Class A Common Stock of Pegasus. On that date, Pegasus consummated an initial public offering of its Class A Common Stock at an initial public offering price of $14 per share.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Dom's Tele Cable, Inc.

We have audited the accompanying balance sheets of Dom's Tele Cable, Inc. as of May 31, 1995 and 1996 and the related statements of operations and deficit and cash flows for the years ended May 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dom's Tele Cable, Inc. as of May 31, 1995 and 1996, and the results of operations and deficit and its cash flows for the years ended May 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.

As discussed in Note 11, to the financial statements, the Company has restated the depreciation expense for the year ended May 31, 1994, to properly reflect the calculation of depreciation expense.



COOPERS & LYBRAND L.L.P.


San Juan, Puerto Rico
August 9, 1996 except as to Note 10
for which the date is
August 29, 1996

                            DOM'S TELE CABLE, INC.
                                BALANCE SHEETS

                                                        May 31,         May 31,        August 29,
                                                         1995            1996             1996
                                                     -------------   -------------    -------------
                                                                                      (unaudited)
                      ASSETS
Property, plant, and equipment net of accumulated
  depreciation and amortization ..................    $ 5,077,102     $ 4,839,293     $ 4,832,871
Cash  ............................................         60,648         146,368          86,277
Accounts receivable, trade -- net of allowance
  for doubtful accounts of $26,900 and $30,390 for
  May 31, 1995 and 1996, respectively ............        107,876          26,314               0
Prepaid expenses  ................................         85,536          62,856         120,203
Other assets  ....................................         11,086          11,086          11,636
Due from related parties  ........................            212             212               0
Deferred tax asset  ..............................        330,200               0               0
                                                     -------------   -------------    -------------
     Total assets  ...............................    $ 5,672,660     $ 5,086,129     $ 5,050,987
                                                     =============   =============    =============
           LIABILITIES AND STOCKHOLDERS'
                     DEFICIENCY
Liabilities:
   Notes and loans payable .......................    $ 6,079,357     $ 5,086,232     $ 4,896,800
   Accounts payable, trade .......................        695,519         194,856         192,736
   Accrued expenses ..............................        942,227       1,055,337       1,107,822
   Unearned revenues .............................         53,852          41,369          38,248
   Income tax payable ............................         16,840          15,410          35,954
                                                     -------------   -------------    -------------
                                                        7,787,795       6,393,204       6,271,560
                                                     -------------   -------------    -------------
Commitments and contingencies  ...................        477,083         495,352         515,223
Stockholders' Deficiency:
   Common stock -- $10 par value; authorized,
     100,000 shares, issued and outstanding 9,575
     shares  .....................................         95,750          95,750          95,750
   Accumulated deficit ...........................     (2,687,968)     (1,898,177)     (1,831,546)
                                                     -------------   -------------    -------------
                                                       (2,592,218)     (1,802,427)     (1,735,796)
                                                     -------------   -------------    -------------
     Total liabilities and stockholders'
        deficiency ...............................    $ 5,672,660     $ 5,086,129     $ 5,050,987
                                                     =============   =============    =============

   The accompanying notes are an integral part of these financial statements.

                            DOM'S TELE CABLE, INC.
                     STATEMENTS OF OPERATIONS AND DEFICIT
               FOR THE YEARS ENDED MAY 31, 1994, 1995 AND 1996,
 THE THREE MONTHS ENDED AUGUST 31, 1995 AND THE PERIOD JUNE 1 TO AUGUST 29, 1996

                                        May 31,           May 31,           May 31,         August 31,       August 29,
                                         1994              1995               1996             1995             1996
                                    ---------------   ---------------    ---------------   --------------   -------------
                                      As Restated                                           (unaudited)      (unaudited)
Revenues  .......................     $ 5,356,652       $ 5,447,228       $ 6,015,072       $ 1,424,132      $ 1,505,942
Operating costs and expenses  ...       1,521,390         1,950,762         1,909,206           478,285          513,646
                                    ---------------   ---------------    ---------------   --------------   -------------
     Gross profit  ..............       3,835,262         3,496,466         4,105,866           945,847          992,296
                                    ---------------   ---------------    ---------------   --------------   -------------
     Marketing, general, and
        administrative expenses .       1,346,487         1,412,951         1,636,322           379,646          671,914
     Depreciation and
        amortization ............         634,750           491,295           505,042           151,639          102,866
                                    ---------------   ---------------    ---------------   --------------   -------------
                                        1,981,237         1,904,246         2,141,364           531,285          774,780
                                    ---------------   ---------------    ---------------   --------------   -------------
Operating income  ...............       1,854,025         1,592,220         1,964,502           414,562          217,516
Non-operating (income) expenses:
   Other ........................              --           (50,000)               --                --               --
   Interest expense .............         753,047           777,461           827,800           203,271          130,341
                                    ---------------   ---------------    ---------------   --------------   -------------
   Income before benefit
     (provision) for income
     taxes  .....................       1,100,978           864,759         1,136,702           211,291           87,175
   Benefit (provision) for income
     taxes  .....................         184,000           129,356          (346,911)                0          (20,544)
                                    ---------------   ---------------    ---------------   --------------   -------------
     Net income  ................       1,284,978           994,115           789,791           211,291           66,631
Deficit at beginning of period  .      (4,967,061)       (3,682,083)       (2,687,968)       (2,687,968)      (1,898,177)
                                    ---------------   ---------------    ---------------   --------------   -------------
Deficit at end of period  .......     $ (3,682,083)     $ (2,687,968)     $ (1,898,177)     $(2,476,677)     $(1,831,546)
                                    ===============   ===============    ===============   ==============   =============

  The accompanying notes are an integral part of these financial statements.

                            DOM'S TELE CABLE, INC.
                           STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED MAY 31, 1994, 1995 AND 1996,
 THE THREE MONTHS ENDED AUGUST 31, 1995 AND THE PERIOD JUNE 1 TO AUGUST 29, 1996

                                                      May 31,         May 31,         May 31,       August 31,      August 29,
                                                       1994            1995             1996           1995            1996
                                                   -------------   -------------    -------------   ------------   ------------
                                                    As Restated                                     (unaudited)    (unaudited)
Cash flows from operating activities:
   Net income ..................................    $ 1,284,978     $   994,115     $   789,791      $ 211,291      $  66,631
                                                   -------------   -------------    -------------   ------------   ------------
Adjustments to reconcile net income to net cash
   provided by operating activities: ...........
     Depreciation and amortization  ............        634,750         491,295         505,042        151,639        102,866
     Provision for doubtful accounts  ..........         50,595           9,241         110,408         28,270         29,901
     Changes in assets and liabilities:
        (Increase) decrease in accounts
         receivables, trade ...................         (24,781)        (51,864)        (28,846)         1,434         (3,587)
        (Increase) decrease in accounts
          receivable, other  ...................        (14,743)         35,866              --             --             --
        (Increase) decrease in prepaid expenses         (35,218)         (4,845)         22,679       (211,647)       (57,347)
        (Increase) in other assets .............         (3,916)             --              --             --           (550)
        (Increase) decrease in due from related
          parties  .............................         (2,887)          3,414              --            988         12,587
        (Increase) decrease in deferred tax
          asset  ...............................       (184,000)       (146,200)        330,200        330,200             --
        Increase (decrease) in accounts payable         238,870         266,705        (500,663)      (277,178)        (2,120)
        Increase (decrease) in accrued expenses        (186,870)       (120,322)        113,110       (271,309)        40,111
        Increase (decrease) in income tax
          payable  .............................             --          16,840          (1,430)       (16,840)        20,543
        Increase (decrease) in unearned revenues        (12,483)        (22,908)        (12,483)         7,305         (3,121)
        Increase in contingencies ..............             --         191,083          18,269        245,199         19,871
                                                   -------------   -------------    -------------   ------------   ------------
        Other ..................................             --              --              --       (195,982)            --
          Total adjustments  ...................        459,317         668,305         556,286       (207,921)       159,154
                                                   -------------   -------------    -------------   ------------   ------------
          Net cash provided by operating
             activities ........................      1,744,295       1,662,420       1,346,077          3,370        225,785
                                                   -------------   -------------    -------------   ------------   ------------
Cash flows from investing activities:
   Capital expenditures ........................       (390,172)       (249,727)       (267,232)       (58,715)       (96,444)
                                                   -------------   -------------    -------------   ------------   ------------
          Net cash used in investing activities        (390,172)       (249,727)       (267,232)       (58,715)       (96,444)
                                                   -------------   -------------    -------------   ------------   ------------
Cash flows from financing activities:
   Bank overdraft ..............................             --              --              --        102,586             --
   Payments of notes payable ...................     (1,469,104)     (1,443,650)     (1,011,925)      (107,889)      (189,432)
   Proceeds from issuance of loan payable ......         40,000              --          18,800             --             --
                                                   -------------   -------------    -------------   ------------   ------------
          Net cash used in financing activities      (1,429,104)     (1,443,650)       (993,125)        (5,303)      (189,432)
                                                   -------------   -------------    -------------   ------------   ------------
Net increase (decrease) in cash  ...............        (74,981)        (30,957)         85,720        (60,648)       (60,091)
Cash, beginning of period  .....................        166,586          91,605          60,648         60,648        146,368
                                                   -------------   -------------    -------------   ------------   ------------
Cash, end of period  ...........................    $    91,605     $    60,648     $   146,368      $      --      $  86,277
                                                   =============   =============    =============   ============   ============
Supplemental disclosure of cash flows
   information:
 Cash paid during the period for interest  .....    $   713,821     $   805,421     $   833,209      $ 203,271      $ 130,341
                                                   =============   =============    =============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                            DOM'S TELE CABLE, INC.
                        NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

   Dom's Tele Cable, Inc. (the "Company") was incorporated pursuant to the provisions of the General Corporations Law of the Commonwealth of Puerto Rico on February 23, 1983. The Company operates a cable television system under a franchise authorization by the Public Service Commission of Puerto Rico and the Federal Communications Commission which includes the towns of San German, Lajas, Cabo Rojo, Sabana Grande, Hormigueros, Guanica, Rincon, Anasco, Las Marias, and Maricao in Puerto Rico.

CLASSIFICATION OF ACCOUNTS

   There is no distinction between current assets and liabilities and non-current assets and liabilities inasmuch such distinction is not practical in the cable industry.

REVENUE RECOGNITION

   Revenues as well as costs and expenses are recognized under the accrual method of accounting; as such revenues are earned as the related costs and expenses are incurred.

UNEARNED REVENUES

   Unearned revenues are recorded when a customer pays for the services before they are delivered or rendered, and are included in income over the contract or service period.

INITIAL SUBSCRIBER INSTALLATION COSTS

   Initial subscriber installation costs, including material, labor and overhead costs of the drop, are capitalized and depreciated over a period no longer than 7 years.

HOOKUP REVENUES

   The excess of revenues over selling costs for initial cable television hookups are deferred and amortized over the estimated average period that subscribers are expected to remain connected to the system, which is estimated at 10 years.

PROPERTY, PLANT, AND EQUIPMENT

   Property, plant, and equipment are stated at cost. Expenditures for additions and improvements that increase the productive capacity or extend the useful life of the assets are capitalized and expenditures for maintenance and repairs are charged to operations. When properties are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the books, and any gain or loss from disposal is included in operations. Fully depreciated assets are written off against accumulated depreciation.

   Depreciation of property, and equipment is computed on the straight-line method based upon the following estimated useful lives:

       Tower and distribution system                           18 years
       Machinery and equipment                                  5 years
       Furniture and fixtures                                   5 years
       Motor vehicles                                           5 years
       Building                                                30 years
       Leasehold improvements                                   5 years

                            DOM'S TELE CABLE, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

INCOME TAXES

   Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

   Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   For cash and accounts receivable, the estimated fair value is the same or approximately the same as the recorded value.

RISKS AND UNCERTAINTIES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION:

   The financial statements as of August 29, 1996 and for the three months ended August 31, 1995 and the period June 1 to August 29, 1996 are unaudited. In the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair presentation of the results of operations have been included.

RECLASSIFICATIONS

   Certain reclassifications have been made to the 1995 financial statements to be consistent with the current year presentation.

2. FRANCHISE FEES AND COMMITMENTS

   The Company was granted a cable television franchise for certain municipalities on December 28, 1984 by the Puerto Rico Service Commission for twenty years. The franchise agreement requires a payment of 3% of the Company's gross revenues. In addition, the Company has to pay its subscribers 5% interest on its customer deposits.

   The Company's pole rental agreements with the Puerto Rico Telephone Company and the Puerto Rico Electric Power Authority are renewed on a yearly basis. These contracts specify that the Company will pay $3.00 and $7.33, respectively, for the use of each pole. The rental expense for the years ended May 31, 1994, 1995, and 1996, amounted to $58,334, $73,063 and $73,065, respectively.

3. RELATED PARTY TRANSACTION

   The Company was partially owned by Three-Sixty Corporation. Transactions with Three-Sixty Corporation not disclosed elsewhere are management fees amounting to $55,367, $54,952 and $55,367 in May 31, 1994, 1995, and 1996,
respectively.

   In October 1994, all of the Company's stock was acquired by the majority stockholder.

                            DOM'S TELE CABLE, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

4. PROPERTY, PLANT, AND EQUIPMENT

   Property, plant, and equipment consists of:

                                                     May 31,        May 31,
                                                      1995            1996
                                                  -------------   ------------
Building  .....................................    $   122,713    $   122,713
Tower and distribution  .......................     11,006,704     11,223,338
Furniture and fixtures  .......................        137,498        142,128
Equipment  ....................................        394,703        433,743
Leasehold improvements  .......................         32,350         39,279
                                                  -------------   ------------
                                                    11,693,968     11,961,201
Less accumulated depreciation and amortization       6,781,354      7,286,396
Land  .........................................        164,488        164,488
                                                  -------------   ------------
Property, plant and equipment, net  ...........    $ 5,077,102    $ 4,839,293
                                                  =============   ============

5. NOTES AND LOANS PAYABLE

                                                                                                  May 31,        May 31
                                                                                                   1995           1996
                                                                                               -------------   -----------
Loan payable in 84 monthly  installments  which  fluctuates  from  $13,543 up to
  $67,711  during  the term of the loan in  accordance  with a payment  schedule known as the Term Loan,  plus interest at .75% over the prevailing  prime rate as published  from time to time by Citibank N.A. in New York or at 2% over the
  U.S.  Internal  Revenue Code Section 936 interest  rate for the portion of the
  loan funded with 936 funds. The loan matures on July 1, 1996..................              $  974,315     $  188,874

Loan payable in 83 monthly  installments  which  fluctuates  from  $15,000 up to
  $100,000 during the term of the loan in accordance  with the payment  schedule and one final  balloon  payment of  $3,305,000,  known as the Credit  Facility
  Loan,  plus interest at .75% over the prevailing  prime rate as published from time to time by  Citibank  N.A.  in New York or at 2% over  the U.S.  Internal
  Revenue Code Section 936 interest rate for the portion of the loan funded with
  936 funds. The loan matures on July 1, 1996...................................               5,080,020      4,880,021

Loan payable to Western Bank of Puerto Rico in 60 equal monthly  installments of
  $1,112, plus interest at 2% over the prevailing prime rate, and collateralized
  with a motor vehicle. This loan was paid in full on January 19, 1996..........                  25,022             --



Capital  lease  equipment  bearing  interest  at 7.56% with a residual  value of
  $3,900. This lease  agreement is due in 2001..................................                     --         17,337
                                                                                           -------------   -----------
                                                                                             $6,079,357     $5,086,232
                                                                                           =============   ===========

                            DOM'S TELE CABLE, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

5. NOTES AND LOANS PAYABLE  - (Continued)

Aggregate maturities of notes and loans payable are as follows:

       Years Ending May 31,
       --------------------
              1997 ............................      $5,072,483
              Thereafter ......................          13,749
                                                     ----------
                                                     $5,086,232
                                                     ==========

   On October 26, 1995, Philip Credit Corporation sold, assigned and transferred all of its rights, title, and interest, in and to the credit agreement dated June 28, 1988, as amended to Lazard Freres & Co., L.L.C. The credit agreement between the Company is comprised of a Term Loan and a Credit Facility Loan which are collateralized by substantially all of the assets owned by the Company along with a personal guarantee of the Company's stockholder.

   The credit agreement contains certain restrictive covenants such as: (i) subscriber debt ratio; (ii) subscriber payment; (iii) number of homes in cable system; (iv) number of subscribers; (v) combined plant mileage; and
(vi) subscribers' mileage ratio. As of May 31, 1995, and 1996, the Company was not in compliance with certain of the restrictive covenants and is in default on principal payments amounting to approximately $1,500,000 on the Credit Facility Loan. See Note 10.

6. INCOME TAXES

   The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of June 1, 1993. The application of the statement did not affect the Company's financial position and result of operations because the components of the deferred tax primarily relate to net operating loss carryforwards of $1,611,300 for which a valuation allowance of 100% was provided. During 1994, the Company changed its conclusion about the realization of operating loss carryforwards and decided to record $184,000 for the realization of losses during 1995. The Company did not recognize a deferred tax asset for net operating losses to be realized after May 31, 1995 because management expects to have completed the assets sale and liquidation of the Company shortly after May 31, 1996.

   The components of deferred tax asset were as follows:

                                              May 31,               May 31,
                                                1995                  1996
                                             -----------           -----------
Net operating loss carryforwards             $ 712,758             $ 500,677
Valuation allowance  .............            (382,558)             (500,677)
                                             -----------           -----------
                                             $ 330,200             $      --
                                             ===========           ===========

   The comparison of income tax expense at the Puerto Rico statutory rate to the Company's income tax benefit (provision) is as follows:

                                                  May 31,         May 31,         May 31,
                                                   1994            1995            1996
                                               -------------   -------------    -----------
                                                As Restated
Tax at statutory rate  .....................     $ 462,411       $ 363,199      $ 443,314
Adjustment due to:
     Benefit of net operating loss
        carryforwards ......................      (456,149)       (354,255)      (439,187)
     Alternative minimum tax  ..............             0          16,844         16,711
     Change in valuation allowances  .......      (184,000)       (146,200)       330,200
     Others, net  ..........................        (6,262)         (8,944)        (4,127)
                                               -------------   -------------    -----------
                                                 $ (184,000)     $ (129,356)    $ 346,911
                                               =============   =============    ===========

                            DOM'S TELE CABLE, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

7. CONCENTRATION OF CREDIT RISK

   Substantially all of the Company's business activity is with customers located in eight municipalities located in the southwestern area of Puerto Rico and as such the Company is subject to the risks of Puerto Rico and more specifically the economy of such geographic area.

8. CONTINGENCIES

   The Company is involved in various litigations arising in the normal course of business. Management believes that the outcome of these uncertainties will not have a material adverse effect on its financial statements.

   The Company has not filed the Copyright Statement of Accounts with the Copyright Office nor has paid royalty fees and interest amounting to approximately $477,083 and $495,352 for May 31, 1995, and 1996, respectively. The Company can be subject to various remedies for copyright infringement and additional penalties for not filing the Copyright Statement of Accounts. Management has accrued $477,083 and $495,352 for May 31, 1995 and 1996, respectively, for royalty fees and interest for the unexpired filing periods, which is three years in accordance with the statute of limitations. Management plans to make the filing and payment concurrently with the proposed sale of the Company.

9. SIGNIFICANT TRANSACTIONS

   On January 11, 1996, the Company's sole stockholder signed a letter of intent with respect to the liquidation of the Company's operations and the eventual sale of its net assets, in an transaction that should be consummated on or before August 31, 1996. Long-term obligations payable to Lazard Freres & Co., L.L.C., at present, CIBC Wood Gundy Securities Corporation, will be paid from the proceeds of this sale. In the event the planned sale is not made the Company may need to seek additional financing from other sources or restructure its debt.

10. SUBSEQUENT EVENTS

   Effective on June 1, 1996, the Company was liquidated and a new legal entity was incorporated under the laws of the Commonwealth of Puerto Rico known as DOMAR Inc., to be in accordance with the sale contract agreement entered with the buyer, Pegasus Media & Communications, Inc.

   On July 1, 1996, Lazard Freres & Co., L.L.C., sold, assigned and transferred all of its rights, title, interest and obligation to CIBC Wood Gundy Securities Corporation.

   On August 29, 1996, all of the Company's assets were acquired by Pegasus Communications Corporation for approximately $25.0 million in cash and $1.4 million in assumed liabilities.

11. PRIOR PERIOD ADJUSTMENT

   The Company restated its depreciation expense by $520,329 to correct the depreciation expense for the year ended May 31, 1994. The effect was to increase net income for the year ended May 31, 1994 by $520,329.

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  No dealer, salesperson or other person has been authorized to give any information or to make any representation other than those con- tained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Warrant Shares by anyone in any jurisdiction in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall create any implication that there has been no change in the affairs of the Company since the date hereof or that infor- mation contained herein is correct as of any time subsequent to the date hereof.

                                    ------
                              TABLE OF CONTENTS

                                                                       Page
                                                                      --------
Prospectus Summary  ............................                          1
Risk Factors  ..................................                         14
Use of Proceeds  ...............................                         20
Dividend Policy  ...............................                         20
Class A Common Stock Information  ..............                         20
Capitalization  ................................                         21
Pro Forma Consolidated Financial Information  ..                         22
Selected Historical and Pro Forma Consolidated
  Financial Data ...............................                         28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations ...................................                         31

Business  ......................................                         39
Management and Certain Transactions  ...........                         69
Principal and Selling Stockholders  ............                         75
Description of Indebtedness  ...................                         76
Description of Unit Offering Securities  .......                         77
Description of Capital Stock  ..................                         83
Plan of Distribution  ..........................                         87
Legal Matters  .................................                         88
Experts  .......................................                         88
Additional Information  ........................                         89

Index to Financial Statements  .................                        F-1

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
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                                     LOGO


                            PEGASUS COMMUNICATIONS
                                 CORPORATION





                              366,464 SHARES OF
                             CLASS A COMMON STOCK



                                    ------
                             P R O S P E C T U S
                                    ------




                                 March 26, 1997



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